UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary proxy statement
[_]  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive proxy statement
[_]  Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CASCADE BANCORP
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(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[_] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      1)   Title of each class of securities to which transaction applies: Common Stock
      ____________________________________________________________________________________
      2)   Aggregate number of securities to which transaction applies: 5,325,000
      3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
            (Set forth the amount on which the filing fee is calculated and state how it was determined): 5,325,000 shares of registrant common valued at $____ per share plus up to $22.5 million (including approximately $3.9 million in contingent cash consideration)
      4)   Proposed maximum aggregate value of transaction: [$_______ ]
      ____________________________________________________________________________________
      5)   Total fee paid: [ ___ ]

[x] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
      Schedule and the date of its filing.
      1) Amount Previously Paid:
      ____________________________________________________________________________________
      2) Form, Schedule or Registration No.:
      ____________________________________________________________________________________
      3) Filing Party:
      ____________________________________________________________________________________
      4) Date Filed:
      ____________________________________________________________________________________

March 17, 2006

Dear Shareholder:

As you may know, on December 27, 2005, Cascade Bancorp (“Cascade”) signed an agreement with F&M Holding Company, the parent company of Farmers & Merchants State Bank based in Boise, Idaho, to merge F&M Holding Company with and into Cascade and Farmers & Merchants State Bank with and into Bank of the Cascades. If the merger closes, Mr. David Bolger, F&M’s sole shareholder, will hold approximately 24% of the outstanding shares of Cascade’s common stock. Much work has been done since then and we expect to complete the merger in April of this year. Regulatory applications have been filed and we anticipate final approval soon. Regardless of the shareholder vote, we cannot and will not close the merger without receipt of all necessary regulatory approvals.

One of the remaining steps is to secure approval by our shareholders of the issuance of the shares of Cascade common stock in connection with the merger. Such approval is required under applicable rules of the NASDAQ Stock Market. No further approval is necessary from the F&M shareholders. You will find enclosed a Notice of an Annual Meeting of Shareholders and a proxy statement, which gives you information concerning the proposed issuance of such shares. Your vote is being solicited by the Cascade Board of Directors.

You are cordially invited to attend the 2006 Annual Meeting of Shareholders (the Meeting), to be held at The Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 17, 2006 at 5:30 p.m. PST. I hope you will be able to attend.

The Cascade Board of Directors has unanimously approved the merger agreement and the merger, including the issuance of shares of Cascade common stock to the shareholders of F&M Holding Company and recommends that you vote FOR the approval of the issuance of the shares of Cascade common stock in connection with the merger and FOR approval of any motion to adjourn the Meeting if needed in order to permit further solicitation of proxies if there are insufficient votes at the time of the Meeting to approve the issuance of the shares of Cascade common stock in connection with the merger. Shareholders are not being asked to approve the merger agreement or merger as such approval is not necessary under applicable laws.

In addition, the Cascade Board of Directors has unanimously approved an increase in the number of shares of Cascade common stock subject to the Cascade Bancorp 2002 Equity Incentive Plan (the “Equity Plan”) from 787,500 shares to 1,587,500 shares (an increase of 800,000 shares) and recommends that you vote FOR the increase in the number of such shares.

Finally, the Cascade Board of Directors has unanimously approved the director nominees (three new and two continuing) and recommends that you vote FOR the director nominees.

Regardless of the number of shares that you own, or whether you plan to attend the Meeting, it is very important that your shares be represented and voted at the Meeting. A majority of the outstanding shares of Cascade common stock must be present in person or by proxy in order to establish a quorum. Assuming the existence of a quorum, the issuance of the shares of Cascade common stock in connection with the merger and the increase in the number of shares of Cascade common stock reserved for issuance under the Equity Plan each will be approved if a majority of the shares of Cascade common voted at the Meeting are cast in favor of such proposal. The five nominees receiving the most votes, even if less than a majority of the votes cast or the votes present in person or by proxy, will be elected by the Board of Directors.

Failure to return your proxy or to attend the Meeting may cause the lack of a quorum, thereby preventing the approval of the issuance of the Cascade common stock in connection with the merger and preventing the merger and preventing the approval of the increase in the number of shares of Cascade common stock reserved for issuance under the Equity Plan. In addition, failure to submit your proxy or attend and vote at the Meeting or submitting your proxy or attending the Meeting and abstaining from voting in favor of any adjournment proposal may prevent its approval. Please read the enclosed materials carefully and complete, sign and return the enclosed proxy in the postage paid reply envelope provided or visit www.proxy.com and follow the instruction on that website. Assuming a quorum is otherwise established, abstaining from voting will have no impact on the election of the directors.

On behalf of the Cascade Board of Directors, I thank you for your support and urge you to vote FOR approval of the issuance of the shares of Cascade common stock in connection with the merger, FOR increasing the number of shares of Cascade common stock reserved for issuance under the Equity Plan, FOR the director nominees and FOR any adjournment proposal.

Best regards,

PATRICIA MOSS
President & CEO

Please give careful attention to all of the information enclosed with this letter, including the information contained or incorporated by reference in the proxy statement.

None of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Securities and Exchange Commission or any state banking or securities commission or agency has approved the merger agreement or the merger or determined if the proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

The enclosed proxy statement is dated March 17, 2006 and is first being mailed to shareholders of Cascade on or about March 20, 2006.

CASCADE BANCORP

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held at 5:30 P.M. Pst on Monday, April 17, 2006
____________________

       NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Shareholders of Cascade Bancorp (“Cascade”) (the “Meeting”) will be held at The Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 17, 2006 at 5:30 p.m. PST for the following purposes:

  To consider and vote on the issuance of 5,325,000 shares of common stock of Cascade (the “Merger Shares”) in connection with an Agreement of Merger, dated as of December 27, 2005, providing for the merger of F&M Acquisition Corporation, a wholly-owned subsidiary of Cascade, with and into F&M Holding Company, with F&M Holding Company as the surviving corporation, the merger of F&M Holding Company with and into Cascade, and the merger of Farmers & Merchants State Bank with and into Bank of the Cascades (the “Merger Agreement”), and the transactions described in or contemplated by the Merger Agreement (collectively, such transactions are referred to as the “Merger”);
  To consider and vote on the proposal to increase the number of shares of Cascade common stock reserved for issuance under the Cascade Bancorp 2002 Equity Incentive Plan (the “Equity Plan”) from 787,500 to 1,587,500 shares (an increase of 800,000 shares) (the “Equity Plan Proposal”);

  The election of three continuing directors and two new directors of the Company;

  To consider and vote upon any proposal to adjourn the Meeting if necessary in order to permit further solicitation of proxies if there are insufficient votes at the time of the Meeting to approve the issuance of the Merger Shares; and

  To transact other business as may properly come before the Meeting.

       If you were a shareholder of record of Cascade as of February 17, 2006, you are entitled to receive this notice and to vote at the Meeting.

       The Cascade Board of Directors is soliciting your proxy to vote your shares at the Meeting. We are sending you this proxy statement to give you important information about the business that will take place at the Meeting.

       You do not need to attend the Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed Revocable Proxy or may visit www.proxy.com, and follow the instructions on that website.

       YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY VOTED IN FAVOR OF THE ISSUANCE OF THE MERGER SHARES, IN FAVOR OF THE EQUITY PLAN PROPOSAL, IN FAVOR OF THE DIRECTOR NOMINEES AND IN FAVOR OF ANY ADJOURNMENT PROPOSAL AND RECOMMENDS YOUR APPROVAL FOR EACH PROPOSAL.

       You should rely only on the information in the proxy statement or in other documents to which we refer concerning Cascade, F&M Holding Company, their respective bank subsidiaries, the Merger Agreement, the proposed Merger and the issuance of the Merger Shares, the Equity Plan and the director nominees. We have not authorized anyone to provide you with information that is different. Attached to this proxy statement is a copy of the Agreement of Merger (Appendix A), Shareholders Agreement (Appendix B) and the opinion of RBC Capital Markets Corporation, financial advisor to Cascade, delivered in connection with the Merger (Appendix C).

March 17, 2006

EQUITY PLAN PROPOSAL	37
Purpose	38
Administration of the 2002 Plan	38
Eligible Persons	38
Shares Subject to the 2002 Plan	38
Stock Options	39
Restricted Stock Grants	39
Adjustments Of Awards	39
Nontransferability of Awards	40
Amendment and Termination of the 2002 Plan	40
Federal Income Tax Consequences	40
EXECUTIVE COMPENSATION	58
INFORMATION ABOUT CASCADE	43
Cascade Bancorp	43
Bank of the Cascades	43
Employees	43
Business Strategy	44
Risk Management	44
Information Regarding Cascade Directors and Executive Officers	50
SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS	52
INFORMATION CONCERNING F&M HOLDING COMPANY	44
CERTAIN REGULATORY CONSIDERATIONS	45
Federal Bank Holding Company Regulation	45
The Sarbanes-Oxley Act of 2002	45
USA Patriot Act	46
Financial Modernization Act	46
Federal and State Bank Regulation	46
Interstate Banking Legislation	47
Deposit Insurance	47
Regulatory Capital	47
State Regulations Concerning Cash Dividends	49
Check 21	49
DESCRIPTION OF CAPITAL STOCK	65
CERTAIN LEGAL MATTERS	65
EXPERTS	65
INCORPORATION OF INFORMATION BY REFERENCE; AVAILABLE INFORMATION	66
APPENDIX A – Agreement of Merger
APPENDIX B – Shareholders Agreement
APPENDIX C – Opinion of RBC Capital Markets Corporation

SUMMARY

       This Summary highlights information discussed in greater detail elsewhere in this proxy statement. This Summary does not contain all the information that may be important to you. You should read the entire proxy statement before deciding how to vote your shares.

ANNUAL MEETING

       The Meeting will be held at The Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 17, 2006 at 5:30 p.m. PST. If you are a Cascade shareholder as of the close of business on February 17, 2006 (the “Record Date”), you may vote at the Meeting. The purpose of this proxy statement is to solicit the votes of the Cascade shareholders with respect to the following matters:

  To consider and vote on the issuance of Merger Shares in connection with the Merger Agreement and Merger;
  To consider and vote on the Equity Plan Proposal;
  The election of three continuing directors and two new directors of the Company;

  To consider and vote upon any proposal to adjourn the Meeting if necessary in order to permit further solicitation of proxies if there are insufficient votes at the time of the Meeting to approve the issuance of the Merger Shares; and

  To transact other business as may properly come before the Meeting.

VOTING AT THE MEETING

       You do not need to attend the Meeting, although we invite you to do so. You may vote your shares by proxy if you wish, and we encourage you to complete and return your proxy even if you plan to attend the Meeting. You should mark the enclosed revocable proxy or visit www.proxy.com and follow the instructions on that website to indicate your vote on the matters presented at the Meeting and your shares will be voted as you instruct. You may still attend the Meeting even if you submit a proxy.

       If you submit a proxy with no instructions, your shares will be voted FOR the issuance of the Merger Shares, FOR the Equity Plan proposal, FOR the election of the director nominees listed in this proxy statement and FOR any adjournment proposal. In addition, the named proxy holders will vote your shares in their discretion on any other business properly brought before the Meeting.

       You may change your vote at any time before your proxy is voted at the Meeting, as follows:

  You may send a written notice stating that you would like to revoke your proxy and provide new instructions on how to vote;

  You may complete and submit a later-dated proxy card;

  You may re-visit www.proxy.com and re-cast your votes in accordance with the instructions set forth on that website; or

  You may attend the Meeting and vote in person.

       If you choose either the first, second or third method above, you must submit your notice of revocation or your new proxy card to Cascade’s secretary or visit www.proxy.com and re-cast your vote no later than 5:00 p.m. local time, on Friday, April 14, 2006, the last business day prior to the Meeting. Note that merely attending the Meeting will not, in and of itself, revoke a previously submitted proxy.

THE PARTIES TO THE MERGER

       Operating in some of the fastest growing markets in the nation, Cascade (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, have a strategy that focuses on delivering the best in community banking for the financial well being of customers and shareholders. Bank of the Cascades implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 21 branches, including 11 in Central Oregon, four in the Salem/Keizer area, five in Southern Oregon and one office in Portland. Cascade has announced plans for two new branches in 2006 concentrated in its fast growing Southern and Central Oregon markets. Bank of the Cascades was rated #5 in the US Banker January 2006 list of All-Star Banks. For eight consecutive years, the Independent Community Bankers of America has ranked Bank of the Cascades among the top performing banks in the nation. In addition, The Seattle Times named Cascade in the top tier of its annual “Northwest 100” ranking of all publicly traded companies in the Pacific Northwest, and it was among the top 20 ”Best Companies to Work For” in Oregon Business magazine.

       F&M is the holding company for Farmers & Merchants State Bank, which is headquartered in Boise, Idaho. With a 38 year history and 11 branches serving the greater Boise area, Farmers & Merchants State Bank is the top deposit market share community bank in Ada (Boise) County as of June 30, 2005 with a 5.9% market share. F&M had total assets of $612.0 million, gross loans of $452.6 million, deposits of $497.0 million and net income of $6.6 million for the fiscal year ended December 31, 2005. F&M is a privately-held company.

THE MERGER

       The Merger will be accomplished pursuant to the Merger Agreement among Cascade, its newly formed, wholly-owned subsidiary, F&M Acquisition Corporation, an Oregon corporation, F&M, an Idaho corporation and David F. Bolger, the sole shareholder of F&M. A copy of the Merger Agreement is attached as Appendix A.

       The key provisions of the Merger are as follows:

  F&M Acquisition Corporation, a wholly owned subsidiary of Cascade, formed for the sole purpose of effecting the Merger, will merge with and into F&M, with F&M being the surviving corporation.

  Cascade will pay the equivalent of approximately $143.1 million for F&M, based on the closing price of Cascade’s common stock on December 23, 2005. Based on the closing price of our stock on March 10, 2006, the total value of the merger is approximately $157.5 million, increasing to approximately $161.4 million, if the contingent consideration is paid. Shareholders of F&M will receive a total of $18,597,787, plus 5,325,000 Merger Shares and will have the right to receive an additional $3,902,213 after closing if certain conditions are met. Following the merger, David F. Bolger will own approximately 24% of the outstanding shares of Cascade’s common stock.

  Subsequent to the merger between F&M and the Cascade acquisition subsidiary, F&M will merge with and into Cascade, with Cascade being the surviving corporation, and Farmers & Merchants State Bank will merge with Bank of the Cascades, with Bank of the Cascades being the surviving entity. After these transactions are effected, Farmers and Merchant State Bank’s 11 branches in Boise, Idaho, and surrounding markets will continue to operate as Farmers & Merchants Bank in the markets in which it currently operates for the foreseeable future.

  Following the Merger, the existing Board of Directors of Farmers & Merchants Bank will be constituted as an advisory board of the Bank of the Cascades and will continue to receive directors’ fees in accordance with Farmers & Merchants State Bank’s director compensation policies as in effect on December 27, 2005 through the date that they serve as members of the advisory board, which the parties have agreed will be at least December 31, 2006. On a going forward basis, that policy generally provides that each director is paid $1,000 per board meeting. In addition, at the closing of the Merger, Cascade will pay $25,000 to each former non-management director of Farmers & Merchants State Bank.

  Cascade and certain of F&M’s shareholders, including David F. Bolger, F&M’s principal shareholder, have entered into a Shareholders Agreement (a copy of which is attached to this proxy statement as Appendix B), under which Cascade increased the size of the Cascade Board of Directors and the Board of Directors of Bank of the Cascades by two directors and agreed to nominate two individuals selected by Mr. Bolger to the Cascade Board of Directors and to elect these two individuals to the Board of Directors of Bank of the Cascades as of the time the Merger is effective. Mr. Bolger has the following rights with respect to the election and replacement of these two directors: (a) if the F&M shareholders collectively own at least 15% of the outstanding shares of Cascade common stock, Mr. Bolger has the right to nominate two candidates to replace or succeed such directors. The Cascade Board of Directors is obligated to nominate or appoint such nominees to the Cascade Board of Directors and to elect the nominees to the Board of Directors of the Bank of the Cascades; (b) if the F&M shareholders own at least 5% but less than 15% of the outstanding shares of Cascade common stock, Mr. Bolger has the right to nominate one candidate to replace or succeed one such director (with the other director serving until such director resigns or the director’s term ends). The Cascade Board of Directors is obligated to elect the nominee to the Board of Directors of the Bank of the Cascades; and (c) if any of such directors resigns or is unable to serve, Mr. Bolger may designate a replacement and the appropriate Board of Directors must elect such replacement to the unexpired term of the replaced director so long as Mr.
  Bolger is entitled to nominate a director as set forth above so long as such replacement is reasonably acceptable to the remaining members of the Cascade Board of Directors (or nominating committee thereof) and, without the consent of the Cascade Board of Directors (or a nominating committee thereof) is not an individual who is an affiliate of a competitor of Cascade.

  Certain shareholders of F&M, including Mr. Bolger, have agreed to vote their shares of Cascade common stock (a) in favor of all persons nominated by the Board of Directors to become directors of Cascade and (b) in favor of any matters submitted to the Cascade shareholders by the Cascade Board of Directors other than with respect to a change in control of Cascade. Until the occurrence of a “performance event,” as such term is defined in the Shareholders Agreement, they have also has agreed, except under certain circumstances, not to solicit proxies from other shareholders of Cascade, not to initiate any tender offer for shares of Cascade common stock and not to take any steps to initiate a change in control of Cascade. Additionally, until the occurrence of a “performance event” and subject to certain exceptions, such F&M shareholders have agreed to communicate only with the Board of Directors any concerns they may have regarding Cascade or Bank of the Cascades. Further, Cascade agreed to register the Merger Shares on behalf of the recipients thereof under certain circumstances.

  Cascade entered into an Independent Contractors Agreement, dated as of December 27, 2005, with Clarence Jones, current Chairman of the Board of Directors and former Chief Executive Officer of Farmers & Merchants State Bank, pursuant to which Mr. Jones will be paid $600,000 upon the closing of the Merger in consideration of his termination as Chairman of the Board of Directors. In addition, Mr. Jones agreed to provide certain services to Cascade on an as-requested basis, for which he will be paid $6,000 per month until December 31, 2006, unless the Independent Contractor Agreement is earlier terminated.

BOARD OF DIRECTORS AND CERTAIN OFFICERS

       Following the Merger, the Board of Directors of Cascade will consist of ten directors, eight of whom the Company anticipates will be existing Cascade directors and, assuming their election by the Cascade shareholders and assuming the Merger closes, two of whom will be selected by Mr. Bolger.

       Patricia Moss, President and CEO of Cascade will continue in that position with the holding company. Michael Delvin will continue to serve as President of Bank of the Cascades and Michael Mooney will continue to serve as the President of Farmers & Merchants bank operations in Idaho.

REASON FOR THE MERGER; BOARD RECOMMENDATION

       The Merger provides Cascade an opportunity to acquire a branch network and solid banking team in the fast-growing greater Boise market. We believe that, from this platform, Farmers & Merchants State Bank can grow at an above average rate in terms of loans, deposits, and profitability, thereby providing advantages in terms of financial returns, diversification and operating efficiencies to Cascade. The Merger will strengthen the organization, permitting Cascade to provide additional services and products to its depositors and larger loans to its borrowing customers.

       The Board of Directors of Cascade unanimously recommends that Cascade shareholders approve the issuance of the Merger Shares and any adjournment proposal.

OPINION OF INVESTMENT BANKER

       RBC Capital Markets Corporation has delivered its written opinion, to the effect that the Merger is fair, from a financial point of view, to Cascade. RBC’s opinion is based on the facts, assumptions and analysis stated therein and is not intended to be and does not constitute a recommendation to any Cascade shareholder how the shareholders should vote with respect to the Merger. RBC has given its consent to inclusion of its opinion and references to RBC in this proxy statement.

NO DISSENTERS’ RIGHTS

       Under Oregon law, Cascade shareholders do not have the right to dissent from the Merger and obtain payment of the appraised value of their shares.

THE EQUITY PLAN PROPOSAL

       The Cascade Board of Directors has unanimously approved an increase in the number of shares of Cascade common stock reserved for issuance under the Cascade Bancorp 2002 Equity Incentive Plan (the “Equity Plan”) from 787,500 shares to 1,587,500 shares (an increase of 800,000 shares). The purpose of the Equity Plan is to provide equity-based compensation to officers, directors, employees and contractors. Under the Equity Plan, shares of Cascade common stock as well as options to acquire such shares may be issued on terms and conditions established under the Equity Plan and in the discretion of the Board of Directors. The Cascade Board of Directors believes that additional shares are needed under the Equity Plan in order for the Board of Directors to be able to continue to provide adequate equity incentives to officers, employees, directors and contractors to perform their services on behalf of Cascade in a manner that helps to increase the value of the shares of Cascade common stock. The Board of Directors believes that equity compensation is an essential part of the compensation package for many recipients and that by increasing the number of shares of Cascade common stock reserved for issuance under the Equity Plan the Board of Directors will be able to continue to provide such incentives in a manner and at levels that help increase the value of the shares of Cascade common stock.

ELECTION OF DIRECTORS

       The Cascade Board of Directors has nominated Jerol E. Andres, Henry H. Hewitt, Judi Johansen, Clarence Jones and Thomas M. Wells to be elected as directors and recommends that the shareholders vote in favor of these nominees. Two of the nominees, Messrs. Jones and Wells, are nominees of Mr. Bolger as discussed above. Ms. Johansen was appointed to the Board of Directors by the existing directors in January 2006 to serve until the Meeting. Two of the nominees, Messrs. Andres and Hewitt, are existing directors whose terms end at the Meeting. The Cascade Board of Directors believe each of the Bolger nominees will be beneficial additions to the Board of Directors and the election of Messrs. Andres and Hewitt and Ms. Johansen to another term is in the best interest of the Company and its shareholders and recommends that the shareholders vote for all of these nominees.

HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

       The following unaudited pro forma condensed combined financial information as of December 31, 2005 is based on the historical financial statements of Cascade Bancorp (Cascade) and F&M Holding Company (F&M) and has been prepared to illustrate the effects of the Cascade acquisition of F&M announced on December 27, 2005. The following data is presented as if the merger of Cascade and F&M was effective as of December 31, 2005 for the unaudited pro forma condensed combined balance sheet and as of January 1, 2005 for the unaudited pro forma condensed combined statement of income. This unaudited condensed combined pro forma financial information reflects the purchase method of accounting for business combinations and represents a current estimate of the financial information based on available information of Cascade and F&M.

       The unaudited pro forma condensed combined financial statements should be considered together with the historical financial statements of Cascade and F&M, including the respective notes to those statements. The pro forma information includes adjustments to record the assets and liabilities of F&M at their estimated fair market values and is subject to adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial information is presented for illustrative purposes only under one set of assumptions and does not reflect the financial results of the combined companies had consideration been given to other assumptions or to the impact of possible revenue enhancements, expense efficiencies, asset dispositions, and other factors. Further, the pro forma financial information does not necessarily reflect the historical results of the combined company that actually would have occurred had the merger been in effect during the periods indicated or that may be obtained in the future.

       The unaudited pro forma condensed combined financial information is based on agreement terms that provide for the exchange of 5,325,000 shares of Cascade common stock for 20,766 shares of F&M common stock and a cash payment of $22,500,000. The shareholders of F&M have agreed to a holdback of approximately $3,900,000 for loans of questionable collectibility. These holdback funds will be disbursed to the shareholders of F&M depending on whether certain F&M loans are collected or upgraded during a certain period after the merger.

CASCADE AND F&M PRO FORMA CONDENSED COMBINED BALANCE SHEET
At December 31, 2005

		F&M	Pro Forma		Pro Forma
	Cascade		Adjustments		Combined
ASSETS
Cash and due from banks	$107,710	$30,277	$(6,427)	A	$139,460
			4,000	C
			3,900	A
Investment securities	59,286	111,770			171,056
Loans, net	1,035,016	445,993	(680)	D	1,480,329
Premises and equipment, net	22,688	12,879	6,000	D	41,567
Goodwill	6352	—	100,225	B	106,577
Core deposit Intangible	365	—	10,508	B	10,873
Other assets	37,485	11,458			48,943
Total Assets	$1,268,902	$612,377	$117,526		$1,998,805
LIABILITIES AND
SHAREHOLDERS’ EQUITY
Total deposits	$1,066,306	$496,935	$(422)	D	$1,562,819
Short-term borrowings and securities sold under
agreement to repurchase	2,913	66,963			69,876
FHLB advances	61,109	190			61,299
Junior subordinated debentures	20,619	—	26,500	C	47,119
Other liabilities	13,579	5,785	3,900	A	28,764
			4,203	B
			1,297	D
Total Liabilities	1,164,526	569,873	35,478		1,769,877
Shareholders’ Equity:
Common stock and additional paid in capital	33,706	11,643	(11,643)	A	158,603
			124,552	A
			345	E
Retained earnings	70,571	31,924	(31,924)	A	70,571
Accumulated other comprehensive income (loss)	541	(1,063)	1,063	A	541
Unearned compensation on restricted stock	(442)		(345)	E	(787)
Total Shareholders’ Equity	104,376	42,504	82,048		228,928
Total Liabilities & Shareholders’ Equity	$1,268,902	$612,377	$117,526		$1,998,805

CASCADE AND F&M PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Year Ending December 31, 2005

			Pro Forma		Pro Forma
	Cascade	F&M	Adjustments		Combined
Interest Income
Interest & fees on loans	$69,689	$31,440	$389	F	$101,518
Interest on investments	3,148	3,592			6,740

Total Interest Income	72,837	35,032	389		108,258

Interest Expense
Interest on deposits	10,131	7,334	230	G	17,695
Interest on borrowed funds	3,154	1,812	1,577	H	6,543

Total Interest Expense	13,285	9,146	1,807		24,238

Net Interest Income	59,552	25,886	(1,418)		84,020
Provision for Loan Losses	3,050	1,500			4,550

Net Interest Income After Loan Loss Provision	56,502	24,386	(1,418)		79,470

Non-Interest Income	13,069	5,614			18,683
Non-Interest Expense	34,201	19,384	69	E	55,108
			1,314	I
			140	J
Income before income taxes	35,370	10,616	(2,941)		43,045
Income tax provision	12,934	3,983	(913)	K	16,004
Net Income	$22,436	$6,633	$(2,028)		$27,041

Net Income per Common Share:
Basic	$1.33	$327.31			$1.22
Diluted	$1.29	$327.31			$1.19
Weighted average shares outstanding during the period:
Basic shares (000’s)	16,856	21	(21)	L	22,181
			5,325	L
Diluted shares (000’s)	17,421	21	(21)	L	22,761
			5,340	L

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 – BASIS OF PRESENTATION AND ACQUISITION

       As announced on December 27, 2005, Cascade Bancorp and F&M Holding Company have entered into a definitive merger agreement with terms that provide for 5,325,000 shares of Cascade common stock to be exchanged for 20,766 shares of F&M common stock. Based on an average Cascade share price of $23.39 on the announcement date, the estimated value of the total stock consideration is $124,551,750. The total cash consideration is $22,500,000, payable at the date of closing. From the total cash consideration, $3,902,000 is being held back by Cascade to cover losses that may be realized on certain loans. The rights of the sellers to receive this contingent consideration will depend on whether certain loans made by F&M are collected or upgraded after the merger becomes effective.

       The unaudited pro forma condensed combined financial information gives effect to the acquisition under the purchase method of accounting, and the unaudited pro forma condensed combined balance sheet assumes the transaction occurred on December 31, 2005, reflecting the purchase consideration noted above.

       Described below is the pro forma estimate of the total purchase price of the transaction as well as adjustments to allocate the purchase price based on preliminary estimates of the fair values of the assets and liabilities of F&M (in thousands).

Estimated fair value of shares to be issued	$124,552
Cash to be paid to F&M shareholder (before loan related holdback)	22,500
Estimated transaction costs	6,427

Total purchase price	153,479

Carrying amount of F&M net assets at December 31, 2005	42,504
Increase (decrease) in net assets to reflect estimated fair value adjustments under the purchase method of accounting:
Fixed and adjustable rate term loans	(680)
Fixed rate certificates of deposit	422
Premises and equipment	6,000
Less deferred taxes on fair market value adjustments	(1,297)

Fair value of net assets acquired	46,949

Total purchase price in excess of fair value of net assets acquired	107,175
Core deposit intangible, net of deferred taxes	(6,305)

Goodwill	$100,225

       Except as discussed in Note 2, there are no adjustments to other asset or liability groups and the book values approximate fair values.

       The effects of the transaction, as reflected in the unaudited pro forma condensed combined financial data, will be accounted for by Cascade under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” and Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” In accordance with SFAS No. 142, separately identifiable intangible assets other than goodwill must be amortized over their estimated useful lives. Goodwill will not be amortized to expense, but instead will be reviewed for impairment at least annually and, to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge to earnings will be made.

NOTE 2 – PURCHASE ACCOUNTING AND PRO FORMA ADJUSTMENTS

A.	Represents the adjustment to record the issuance of 5,325,000 shares of Cascade common stock at $23.39 per share, the elimination of the existing equity accounts of F&M, plus other items associated with the transaction, including cash consideration of $22,500,000, the holdback of $3,900,000, and estimated transaction costs of $6,427,000.

B.	Represents adjustment to record the estimated goodwill and core deposit intangible and associated deferred taxes related to the transaction.

C.	Represents the adjustment to record the planned issuance of $26,500,000 in Trust Preferred debentures: $22,500,000 to fund the acquisition and $4,000,000 to provide additional capital.

D.	Represents the fair market value adjustments to loans, certificates of deposit and premises and equipment of F&M.

E.	Represents the adjustment to record the issuance of 14,728 shares of Cascade restricted stock to F&M employees as retention incentives. Valued at $23.39 per share and amortized straight line over the five year vesting period.

F.	Represents an adjustment to record the amortization of the estimated fair value adjustment on acquired loans on a straight-line basis over the estimated life of 21 months.

G.	Represents an adjustment to record the amortization of the estimated fair value adjustment on acquired time deposits on a straight-line basis over the estimated life of 22 months.

H.	Represents the adjustment to record the interest expense on the $26,500,000 of Trust Preferred debentures to be issued at an estimated fixed interest rate of 5.951% (3-mo LIBOR plus 1.35%).

I.	Represents the adjustment to record the amortization of the estimated fair value of the core deposit intangible on a straight-line basis over an estimated life of eight years.

J.	Represents the adjustment to record depreciation of the fair market value adjustment on buildings on a straight-line basis over a period of twenty five years.

K.	Represents an adjustment to record the estimated income tax benefit of the above adjustments at 40%. F&M’s federal statutory tax rate increases from 34% to 35% as a result of combined taxable income in excess of $15 million. Including applicable state income taxes, the applied pro forma tax rate is approximately 40%.

L.	Represents the exchange of 5,325,000 shares of Cascade common stock for 20,766 shares of F&M common stock and the dilutive impact of issuing of 14,728 shares of Cascade restricted stock to F&M employees as retention bonuses.

Stock Price and Dividend Information

       Cascade’s common stock is registered under the Securities Exchange Act of 1934, as amended and is traded on the NASDAQ Capital Market under the symbol “CACB”. The following lists the high and low closing prices beginning with January 1, 2004, for each period, as reported by the NASDAQ Capital Market, and as adjusted for subsequent stock dividends. Prices do not include retail mark-ups, mark-downs or commissions. On February 17, 2006, the common stock was held of record by approximately 5,800 shareholders. As of March 10, 2006, the most recent date prior to the date of this proxy statement, the last sale price of the common stock was $26.09 per share. The common stock of F&M is not traded or exchanged on any public market or exchange system.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2006 (through March 10, 2006)
High	$26.36	N/A	N/A	N/A
Low	$23.11	N/A	N/A	N/A
2005
High	$20.17	$21.33	$23.34	$24.71
Low	$18.35	$18.58	$20.18	$19.95
2004
High	$18.78	$20.00	$19.65	$22.44
Low	$15.42	$15.48	$16.96	$18.53

       Cascade declared a 25% (5:4) stock split in March 2004. Cascade announced a policy of declaring regular quarterly cash dividends in 1997. The dividends declared and paid listed below have been retroactively adjusted for past stock dividends and stock splits.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	Per	Per	Per	Per
	Share	Share	Share	Share

2006	$0.09	N/A	N/A	N/A
2005	$0.08	$0.08	$0.08	$0.09
2004	$0.06	$0.06	$0.07	$0.07

QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER SHARES, EQUITY
PLAN AND DIRECTOR PROPOSALS

What are the consequences of the Merger to me?

       The material consequences for you are as follows. First, there will be more shares outstanding if the Merger Shares are issued pursuant to the Merger. This means that the shares of Cascade common stock that you currently own will represent a smaller percentage of the total outstanding shares of Cascade common stock after the Merger than before the Merger. While we believe the Merger is beneficial to Cascade and its shareholders from a financial perspective, it is possible that the value we anticipate receiving from or occurring as a result of the Merger may not occur at all or may be delayed. If that happens, then the issuance of the Merger Shares will be dilutive to you both in terms of the percentage of the voting shares that you own and their value in the market place.

       Second, following the Merger, David F. Bolger, who is currently the principal shareholder of F&M, will own or control approximately 5.3 million shares of our common stock. This represents approximately 24% of the voting shares outstanding. As a result, Mr. Bolger will be our largest shareholder and may be able to influence future decisions of Cascade, subject to certain limitations agreed to in the Shareholders Agreement, dated as of December 27, 2005.

Will F&M shareholders be able to trade the Merger Shares that they receive in the Merger?

       Not immediately. The Merger Shares are being issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, and applicable state securities laws. Accordingly, the Merger Shares will be restricted in terms of transfer unless and until the Merger Shares are subsequently registered or there exists an exemption from registration with respect to the transfer of the Merger Shares. In addition, transfer of the Merger Shares is further restricted under the terms of the Shareholders Agreement.

       However, we have agreed to register the Merger Shares on behalf of the F&M shareholders. We expect to file the registration statement covering the Merger Shares soon after the Merger is completed. Once the registration statement is declared effective, the Merger Shares will be freely tradable (subject to applicable federal securities laws relating to filing and disclosure obligations and restrictions relating to insider trading) and will be listed on the NASDAQ Capital Market (formerly known as the Small Cap Market System of the NASDAQ Stock Market) under the symbol “CACB.”

What are the consequences to me of an increase in the number of shares reserved for issuance under the Equity Plan?

       The purpose of the Equity Plan is to provide economic incentives, in the form of equity in Cascade, for employees, directors and contractors to perform their services to Cascade so as to increase the value of the shares of Cascade common stock. Under the Equity Plan, the Board of Directors may issues shares of Cascade common stock directly or may issue options to acquire such shares. The issuance of the shares directly or in the form of options is subject to numerous conditions and restrictions. The Board of Directors believes that the current number of shares reserved for issuance under the Equity Plan is insufficient to be able to provide such incentives for the foreseeable future. Approval of the proposal to increase the number of shares so reserved will allow the Board of Directors to issue such shares (or options to acquire such shares) in the future without further shareholder approval.

What are the consequences to me of voting in favor or withholding my vote in favor of the nominees to the Board of Directors?

       Directors are elected by a plurality of voters. This means that the five nominees receiving the most votes, even if less than a majority of the votes cast or present, will be elected to the Board of Directors. Withholding your vote will not have any effect on the election of directors.

Why is my vote important?

       Under applicable NASDAQ rules, we must obtain the approval of our shareholders before we can issue the Merger Shares and increase the number of shares of Cascade common stock reserved for issuance under the Equity Plan and elect directors. We will be obligated to pay F&M $5 million if we do not obtain the necessary shareholder approval for issuance of the Merger Shares.

       We must first establish a quorum at the Meeting. A quorum will be established if a majority of the outstanding shares of Cascade common stock is present in person or by proxy at the Meeting. Thus, your failure to submit a proxy or to attend the Meeting could have the effect of preventing a quorum and, thus, the approval of the issuance of the Merger Shares and the increase in the number of shares of Cascade common stock reserved for issuance under the Equity Plan and the election of directors. If you do not submit a proxy or attend the Meeting, if we nonetheless have sufficient shares to constitute a quorum then your failure to vote will not have any effect on the outcome of any of these proposals.

       Any proposal to adjourn the meeting will be approved if a majority of the shares of Cascade stock present at the Meeting votes in favor of the proposal.

       The directors and executive officers of Cascade beneficially own and have the right to vote 611,282 shares, or approximately 3.6% of the shares entitled to be voted at the Meeting. We expect these individuals will vote in favor of approval of the issuance of the Merger Shares in connection with the Merger Agreement and Merger, in favor of the proposal to increase the number of shares reserved for issuance under the Equity Plan, in favor of the director nominees, and in favor of any adjournment proposal.

What happens if I return my proxy but do not indicate how to vote my shares?

       If you sign and return your proxy card, but do not provide instructions on how to vote your shares, your shares will be voted FOR approval of the issuance of the Merger Shares, FOR approval of an increase in the number of shares reserved for issuance under the Equity Plan, FOR the director nominees and FOR any adjournment proposal. If you return an unsigned proxy card, your proxy will be invalid, and your shares will not be deemed present or voted at the Meeting.

Can I change my vote after I have mailed my signed proxy card?

      Yes. You may change your vote at any time before your proxy is voted at the Meeting, as follows:

  You may send a written notice stating that you would like to revoke your proxy and provide new instructions on how to vote;
  You may complete and submit a later-dated proxy card;
  If you voted electronically, you may return to the website and recast your votes; or
  You may attend the Meeting and vote in person.

       If you choose either the first, second or third method above, you must submit your notice of revocation or your new proxy card to us or cast you votes on the website prior to the Meeting.

When will the Merger occur?

       We currently expect to complete the Merger in April. The Merger will occur after the issuance of the Merger Shares is approved by our shareholders and the other conditions to the Merger are satisfied or waived. In particular, the Merger cannot and will not occur without receipt of all necessary regulatory approvals. Cascade and F&M are working toward completing the Merger as quickly as possible.

What do I need to do now?

       We encourage you to read this proxy statement in its entirety. Important information is presented in greater detail elsewhere in this proxy statement and the documents attached as appendices to this proxy statement.

       Following review of this proxy statement, please complete, sign, and date the enclosed proxy card and return it in the enclosed envelope as soon as possible so that your shares can be voted at the Meeting.

What if I choose not to read the incorporated documents?

       Information contained in a document that is incorporated by reference is part of this proxy statement, unless it is superseded by information contained directly in this proxy statement or in documents filed with the Securities and Exchange Commission after the date of this proxy statement is considered to have been disclosed to you whether or not you choose to read the document.

What risks should I consider?

       You should review carefully the discussion of “Risk Factors” and the factors considered by the Cascade Board of Directors in approving the Merger Agreement and Merger. See “The Merger -- Background of the Merger” and “---Reasons for the Merger.”

Who can help answer my questions?

       If you have questions about the Merger, the Meeting, your proxy, or if you need additional copies of this document or a proxy card, you should contact:

Debbie Bleile, Executive Assistant
Cascade Bancorp
1100 NW Wall Street
Bend, Oregon 97701
Phone: (541) 385-6205
Fax: (541) 382-8780
e-mail: debbieb@botc.com

FORWARD LOOKING STATEMENTS

       This proxy statement contains forward-looking statements that are not facts and that are subject to risks and uncertainties. These include but are not limited to: the benefits of the proposed merger, including projected future financial and operating results and accretion to Cascade’s projected earnings that may be realized from the merger; the plans, objectives and expectations of Cascade; and projected growth in particular markets. The ability of Cascade to predict results or the actual effect of future plans and strategies is uncertain, and actual results may differ.

       Factors that could cause actual results to differ include but are not necessarily limited to difficulties or delays in completing the acquisition, difficulties in integrating the assets, liabilities, systems, customers and personnel of the two operations, higher than expected costs related to the acquisition, a materially adverse change in the financial condition of either Cascade or Farmers & Merchants State Bank, fluctuations in interest rates, changes in deposit flows and in the demand for loans, changes in real estate values which could affect the quality of the assets securing the loans of either bank, inflation, changes in government regulations, deterioration in economic conditions generally or within the markets in which Cascade and Farmers & Merchants State Bank conduct their operations , and changes or increases in competition within those markets. For a discussion of additional factors, which could cause results to differ, please see Cascade’s reports filed with the Securities and Exchange Commission.

       These risks and uncertainties should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade and PSLRA’s safe harbor provisions.

RISK FACTORS

       Completion of the Merger represents an investment by Cascade in F&M’s business, which will subject Cascade’s shareholders to certain risks. You should carefully consider the following risk factors as well as other information contained in this proxy statement, before deciding how to vote with respect to the issuance of the Merger Shares.

Farmers & Merchants State Bank has had Bank Regulatory Compliance Difficulties

       Farmers & Merchants State Bank has deficiencies in its bank regulatory compliance management system, including weak oversight of its compliance function, insufficient internal monitoring procedures and an inadequate internal audit function. Although Cascade has a strong bank regulatory compliance management system, and believes it will be able to remedy Farmers & Merchants State Bank’s deficiencies following the Merger, implementation of remedial measures may take significant time and expense.

We May Not Be Able To Raise The Necessary Funds To Pay The Cash Component Of The Merger Consideration

       Of the total consideration to be paid to the F&M shareholders, approximately $18.6 million (approximately $22.5 million if the Contingent Consideration is paid) will be in the form of cash. We expect to raise these funds by issuance of trust preferred securities prior to the closing of the Merger (assuming we receive the shareholder approval of the issuance of the Merger Shares). There is no guaranty that we will be able to raise such funds. If we are unable to do so, we may not be able to close the Merger and may have to pay F&M and Mr. Bolger up to $1 million as compensation for expenses incurred by them in connection with negotiating the terms of the Merger and performing their obligations under the Merger Agreement. In addition, we would have incurred costs and expenses in excess of $1.5 million without achieving the benefits from the Merger.

The Integration Of The Two Banking Operations May Not Be Completed Smoothly, Resulting In Loss of Customers

       Shortly after the Merger is effective, Farmers & Merchants State Bank will merge with and into Bank of the Cascades. There is a risk that some of the existing customers of Farmers & Merchants State Bank will not stay with the bank following the Merger. Additionally, the cost of integrating the operations of the banks and the holding companies could exceed estimates and not result in increased banking activity, revenues or profits. Further, there may be delays in effecting the conversion which could cause confusion and disruption in the business of those branches involved in the transaction.

Merger Related Costs Could Exceed Estimates; Expected Consolidation Savings May Not Materialize

       We estimate that we will incur approximately $6.4 million dollars in costs and expenses at the time the Merger is consummated. These costs include investment banking, accounting and legal fees in connection with the Merger as well as severance, retention and bonus payments. Additional costs include system integration and contract termination penalties. Our actual costs could exceed these estimates.

       Further, we anticipate that, as a result of the Merger, various cost savings will accrue to the combined organization by eliminating duplicate positions and reducing costs for outside services, including accounting, regulatory compliance, marketing and data processing. We may not be able to realize the cost savings anticipated in the amount or within the time anticipated.

The Market Value Of Cascade Common Stock To Be Received By F&M Shareholders Will Fluctuate Prior To Closing.

       Upon completion of the Merger, each share of F&M common stock will be exchanged for the right to receive shares of Cascade common stock. There will be no adjustment to the exchange ratio for changes in the market price of Cascade shares. The market value of the Cascade shares issued upon completion of the Merger will depend on the market value of Cascade shares at that time and could vary significantly from the market value on the date of this proxy statement or the date of the Meeting. Accordingly, at the time of the Meeting, you will not know the value of the Merger Shares we will issue in the Merger. An unexpected change in the performance or prospects of either Cascade or the stock market in general will likely influence the market value of the Merger Shares.

Future Results Of Cascade May Differ Materially From The Pro Forma Financial Information Presented In This Document.

       Future results of Cascade may be materially different from those shown in the unaudited pro forma combined financial information. That pro forma information is based on assumptions that may prove to be incorrect. In particular, assumptions regarding expenses and revenue may be higher or lower than we have estimated, depending on how costly or difficult it is to integrate Farmers & Merchants State Bank into Bank of the Cascades. Furthermore, those expenses may decrease the capital of Cascade that could be used for profitable, income-earning investments in the future.

The Integration Of F&M May Place Heavy Demands On Cascade’s Management Resources.

       Cascade’s management believes that a substantial amount of its attention and effort will need to be directed at deriving the benefits and efficiencies expected from the Merger. If factors beyond the control of Cascade management divert attention away from its integration and training plans, then Cascade might be unable to realize some or all of the anticipated benefits of the Merger.

The Issuance of Shares of Cascade Common Stock (or Options to Acquire Such Shares) May be Dilutive to You

       Under the terms of the Equity Plan, the Board of Directors has considerable discretion with respect to the issuance of shares of Cascade common stock (and options to acquire such shares) under the Equity Plan and the terms and conditions with respect thereto. The Board of Directors may elect to issue the shares or grant the options on terms that may be dilutive to existing Cascade shareholders. If the Equity Plan Proposal is approved, the number of shares of Cascade common stock reserved for issuance under the Equity Plan would increase from 787,500 shares to 1,587,500 shares (an increase of 800,000 shares).

Mr. Bolger Will Acquire a Significant Block of Cascade Common Stock

       Immediately following the Merger, Mr. Bolger and his designees will hold approximately 24 percent of the outstanding shares of Cascade common stock. It is expected that the shares of Cascade common stock will be registered for trading shortly following the Merger, and there will be no restrictions thereafter on the ability of Mr. Bolger and his designees to sell their shares of Cascade common stock, other than those restrictions set forth in the Shareholders Agreement and those found in applicable federal securities laws, including provisions regarding filing and disclosure requirements and insider trading restrictions. Any sale of a large block of that stock could have the effect of depressing the market price for shares of Cascade common stock.

MEETING OF CASCADE SHAREHOLDERS

WHEN AND WHERE THE MEETING WILL BE HELD

       The Meeting will be held at The Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 17, 2006 at 5:30 p.m. PST

PURPOSE OF THE MEETING

       The purposes of the Meeting are to consider and vote upon:

  Approval of the issuance of the Merger Shares;

  Approval of the increase in the number of shares of Cascade common stock reserved for issuance under the Equity Plan;

  The election of three continuing directors and two new directors of the Company;

  Approval of any proposal to adjourn the Meeting if necessary in order to permit further solicitation of proxies if there are insufficient votes at the time of the Meeting to approve the issuance of the Merger Shares; and

  Approval of any other matter that is properly brought before the Meeting.

WHO MAY VOTE

       If you were a shareholder of Cascade as of the close of business on February 17, 2006 (the “Record Date”), you are entitled to vote at the Meeting. As of the Record Date, there were 17,082,567 shares outstanding held by approximately 5,800 holders of record.

VOTING BY PROXY

       You do not have to attend the Meeting to vote your shares. You may vote your shares by proxy if you wish. You may mark the enclosed proxy card to indicate your vote on the matters presented at the meeting, and the individuals whose names appear on the proxy card will vote your shares as you instruct. We urge you to submit your proxy as your earliest convenience through the Internet at www.proxy.com, or by mail using the enclosed postage paid reply envelope.

       If you submit a properly executed proxy with no instructions, the named proxy holders will vote your shares in favor of the issuance of the Merger Shares, in favor of the Equity Plan Proposal, in favor of the director nominees listed in this proxy statement, and in favor of any adjournment proposal. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the Meeting. The Board of

Directors has named Patricia Moss and Gary Hoffman, M.D. as the proxy holders. Their names appear on the proxy form accompanying this proxy statement. You may name another person to act as your proxy if you wish, but that person would need to attend the Meeting in person or further vote your shares by proxy.

REVOKING A PROXY

       You may revoke your proxy at any time before the vote is taken at the Meeting. You may revoke your proxy by submitting a proxy bearing a later date or by notifying the Corporate Secretary of Cascade (in person or in writing by mail) of your wish to revoke your proxy by mail. If you wish to revoke your proxy my mail, your revocation must be received by the Cascade Corporate Secretary no later than 5:00 p.m., local time, on Friday, April 14, 2006, the last business day before the Meeting. You may also revoke your proxy by oral request if you are present at the Meeting.

       You may still attend the Meeting even if you have submitted a proxy. You should be aware that simply attending the Meeting will not, of itself, revoke a proxy.

       Please complete, date, and sign the accompanying proxy and return it promptly to us in the enclosed, postage-paid envelope, even if you plan to attend the Meeting.

HOW WE DETERMINE A QUORUM

       We must have a quorum to conduct any business at the Meeting. Shareholders holding at least a majority of the outstanding shares of common stock must either attend the Meeting or submit proxies to have a quorum. If you come to the Meeting or submit a proxy but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum.

HOW WE COUNT VOTES

       The named proxies will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against a matter submitted to a vote of shareholders. Each share is entitled to one vote.

       A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

APPROVAL OF THE ISSUANCE OF THE MERGER SHARES

       Assuming the existence of a quorum, the issuance of the Merger Shares will be approved if a majority of the votes cast are voted in favor of the proposal. An abstention or a broker non-vote will not affect the vote in favor or against the issuance of the Merger Shares.

APPROVAL OF THE EQUITY PLAN PROPOSAL

       Assuming the existence of a quorum, the increase in the number of shares of Cascade common stock reserved for issuance under the Equity Plan will be approved if a majority of the votes cast are voted in favor of the proposal. An abstention or a broker non-vote will not affect the vote in favor or against the Equity Plan Proposal.

APPROVAL OF DIRECTOR NOMINEES

       Assuming the existence of a quorum, five director nominees receiving the most votes will be elected, even if they receive less than a majority of the votes cast or present.

APPROVAL OF ANY ADJOURNMENT PROPOSAL

       The affirmative vote of those shares of Cascade common stock present in person or by proxy is required to adjourn the Meeting. An abstention or a broker non-vote will not affect the approval of an adjournment proposal, assuming the existence of a quorum.

SHARES HELD BY DIRECTORS AND OFFICERS

       As of the Record Date, directors and executive officers of Cascade beneficially owned 611,282 shares, all of which are entitled to vote, including 37,650 shares of Cascade common stock that are held in Cascade’s 401(k) plan and are voted by the trustees of the plan, all of whom are Cascade executive officers of Cascade. These shares constitute approximately 3.6% of the total shares outstanding and entitled to be voted at the Meeting. We expect all directors and executive officers to vote in favor of all proposals.

COSTS OF SOLICITATION

       Cascade will bear the cost of soliciting proxies from its shareholders. Cascade has retained Morrow & Co., Inc., to assist Cascade in soliciting proxies. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of Cascade and its bank subsidiary, Bank of the Cascades, acting on Cascade’s behalf, may solicit proxies personally. Cascade may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

       THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ISSUANCE OF THE MERGER SHARES, “FOR” THE EQUITY PLAN PROPOSAL, AND “FOR” THE DIRECTOR NOMINEES LISTED IN THIS PROXY STATEMENT.

BACKGROUND OF AND REASONS FOR MERGER

HOW DID THE MERGER COME ABOUT?

       Starting in late 2004 and early 2005, the Cascade Board of Directors began considering specific strategic initiatives to foster the growth of Cascade and Bank of the Cascades. Included in these initiatives was the possibility of acquiring other entities in strategic markets in which Bank of the Cascade operated or desired to operate.

       In February of 2005, Cascade’s investment banker, RBC Capital Markets Corporation (“RBC”) presented information to the Cascade Board of Directors as to the mergers and acquisition environment in the banking industry and strategic strengths and weaknesses as well as the financial viability of various potential targets. Broad issues affecting the mergers and acquisition environment were discussed. The Cascade Board of Directors also discussed the impact from any such transactions on Cascade and its shareholders.

       In March of 2005, Cascade’s President and Chief Executive Officer, Patricia Moss, began informal discussions with Clarence Jones, the Chairman and former Chief Executive Officer of Farmers & Merchants State Bank regarding a potential merger between Cascade and F&M. Ms. Moss also contacted Mr. Bolger for similar reasons. Between March 7 and April 25, Ms. Moss spoke on several occasions with Messrs. Jones and Bolger with regard to a possible merger of F&M into Cascade.

       At the April 25, 2005 meeting of the Cascade Board of Directors, the directors discussed the potential merger with F&M. They reaffirmed the strategic value of the markets in which Farmers & Merchants State Bank operated, and discussed the impact on Cascade from Mr. Bolger becoming the largest Cascade shareholder, the proposed financial terms and the financial impact on Cascade. The directors also examined the strength of the management team for Farmers & Merchants State Bank and other operational issues associated with the merger. After a lengthy discussion, the directors authorized Cascade management to continue the discussions with the principals of F&M and to indicate to F&M the Cascade’s Board of Directors interest in moving forward assuming key human resource, credit and financial issues could be addressed and resolved favorably.

       On May 16, 2005, the Cascade Board of Directors met and again discussed the possible merger with F&M. Ms. Moss reported that a meeting was pending with the F&M principals. The Cascade Board of Directors discussed possible terms of a merger.

       On May 25, 2005, Ms. Moss met with Messrs. Jones and Bolger and Thomas M. Wells, counsel to Mr. Bolger and a member of the F&M Board of Directors. Ms. Moss presented information regarding Cascade and the Bank of the Cascades and the potential benefits from a merger. Mr. Bolger indicated that he remained interested but uncommitted.

       On June 20, 2005, the Cascade Board of Directors met and discussed the status of the negotiations. Ms. Moss briefed the directors on her meeting with Messrs. Jones, Bolger and Wells. The Cascade Board of Directors indicated that a possible merger with F&M remained attractive to Cascade and directed Ms. Moss to continue discussions with F&M.

       Between June 20, 2005 and July 27, 2005, Ms. Moss continued to discuss with Messrs. Jones and Bolger a possible merger with F&M. On July 27 and 28, 2005, Mr. Bolger visited Cascade’s corporate offices and branches in the Bend and surrounding areas. On July 28, 2005, Gary Capps, former Chairman of the Cascade Board of Directors, dined with Ms. Moss and Mr. Bolger and discussed a possible merger. On July 29, 2005, Gary Hoffman, the current Chairman of the Cascade Board of Directors, joined Ms. Moss and Mr. Bolger for breakfast, during which Mr. Bolger indicated that he was favorably impressed with Cascade and its operations and, while uncommitted, would consult with his advisors regarding a possible merger.

       On August 15, 2005, the Cascade Board of Directors met and Ms. Moss briefed the directors on the status of her discussions with Mr. Bolger regarding a possible merger with F&M. The directors felt that continued discussions were worthwhile and also directed Ms. Moss to negotiate with RBC regarding its role as financial advisor to Cascade with respect to the potential merger.

       Between August 5 and September 15, 2005, the parties continued to discuss the merger and the various associated terms, conditions and issues. On September 15, 2005, the parties signed a confidentiality agreement and, thereafter, the parties exchanged information regarding each company and its respective operations. The parties also began negotiating the terms under which the merger would occur.

       On September 29, 2005, the Cascade Board of Directors met to consider authorizing management to send a non-binding letter of interest to acquire F&M. At that meeting, the Board of Directors discussed certain issues relative to the potential transaction. These issues included evidence that F&M held certain loans classified as substandard and special mention. The Board of Directors agreed that any potential offer, must include credit related hold-back or escrow provisions if due diligence indicated a higher than expected credit quality risk. The Board of Directors also discussed the issue of Cascade having a large single shareholder as a result of the merger. Also, the Board of Directors considered the issue of F&M regulatory compliance deficiencies with respect to data integrity in Home Mortgage Disclosure Act reporting, flood insurance, and FDIC recommendations regarding a more formal audit and compliance program. The Board of Directors believed that Cascade’s compliance program would ameliorate these deficiencies after merger, and so these issues would not materially affect pricing considerations.

       On October 3, 2005, RBC, on behalf of Cascade, presented a letter of interest to Mr. Bolger’s financial advisors and set forth proposed terms under which the merger would occur. The proposal total consideration of $125 million included $16 million in cash and the remainder in shares of Cascade common stock. In view of his potentially large shareholder position, the letter also proposed that Mr. Bolger be empowered to appoint two directors to serve on the Board of Directors upon closing of the merger. The offer was subsequently rejected by Mr. Bolger but the parties continued their negotiations.

       On October 5, 2005, Ms. Moss and Mr. Newton from Cascade, representatives of RBC and Messrs. Bolger, Jones, and Robert Rogowski, a representative of McAdams Wright Ragen Inc., on behalf of F&M met and discussed earnings projections, revenue enhancements, cost savings and other factors that could affect the valuation of the merger.

       On October 7, 2005, the Cascade Board of Directors met and discussed the status of the discussions with F&M. Representatives from RBC attended at the request of the directors. Representatives from RBC discussed the status of the negotiations, including that Mr. Bolger had rejected the original acquisition price but that other terms and conditions had been favorably received. They indicated that both parties shared a vision of the value and potential of the combined company. Discussions ensued with respect to valuation and pricing. Representatives from RBC noted that the difference in the parties expectations had been narrowed. They also revisited the valuation model RBC had presented earlier, focusing on cost savings and projected F&M earnings, retention of key employees and customers. Following further discussions, the Board of Directors approved increasing the price range up to $140 million in total consideration.

       Following the meeting, Ms. Moss and representatives of RBC met with representatives of F&M and, on October 18, Cascade presented a revised letter of interest, including a proposed price for Farmers & Merchants of $139 million. The offer included $22.5 million in cash and $116.5 million in shares of Cascade common stock.

       Following further discussions between the parties, on October 22 Ms. Moss and Mr. Bolger came to agreement on the nominal price of the merger at $140 million, with remaining issues relating to the exchange ratio, allocation of the purchase price between stock and cash and other essential terms unresolved.

       Between October 18 and October 27, the parties continued to discuss the various terms and conditions and on October 27, 2005, Ms. Moss and Mr. Bolger reached agreement on all material economic terms, including total consideration of $140 million based upon $22.5 million in cash and 5,325,000 shares of Cascade common stock, subject in the case of Ms. Moss to approval by the Cascade Board of Directors.

       On October 28, 2005, the Cascade Board of Directors met by telephone to discuss the potential merger. Representatives from RBC participated telephonically at the request of the Cascade Board of Directors and gave a general update regarding structure and pricing. The directors considered scenarios where the fixed exchange of shares could cause total consideration to increase or decrease because of possible fluctuations in the price of Cascade stock. The Board indicated its general willingness to proceed on the terms outlined by Ms. Moss, subject to final documentation and further due diligence by Cascade.

       Between November 1 and December 23, 2005, the parties conducted due diligence and continued their discussions and negotiations regarding the specific terms and conditions in the Merger Agreement and Shareholders Agreement. With respect to the Shareholder Agreement, Cascade directors believed that, taken as a whole; the agreement provided reasonable balance between maintaining Mr.Bolger’s rights as a shareholder, and supporting an independent board and management.

       On December 23, 2005, the Cascade Board of Directors convened a meeting to review the Merger Agreement and the terms of the Merger. The meeting was recessed and re-convened on December 27, 2005. At that date and because of appreciation in Cascade stock price since the fixed share exchange had been agreed in late October, total consideration for F&M had risen to approximately $147.1 million (including $3.9 million contingent consideration related to credit quality of specified loans). RBC provided a verbal indication (subsequently affirmed in writing) that the value of the merger consideration at that date was fair, from a financial point of view, to Cascade. The Cascade Board of Directors approved the final drafts of the Merger Agreement and Shareholders Agreement and on that day the agreements were executed by the various parties.

REASONS FOR THE MERGER - GENERAL

       The Merger combines two banking companies that both operate in historically fast growing markets. We believe that this will enable Cascade to grow at an above average rate in terms of loans, deposits, and profitability, resulting in above average financial returns. In addition, the Merger provides advantages in terms of market and economic diversification and is expected to improve operating efficiencies. We believe that Cascade will be able to provide additional products and services to its depositors, while enabling Bank of the Cascades to make larger loans to its borrowing customers. Cascade and F&M share a commitment to community banking that emphasizes responsiveness to local markets and the delivery of personalized services to customers. At the same time, the expansion into the Boise area markets is expected to provide Cascade with additional loan opportunities, which should further diversify the loan portfolios of the banks. Further, the increased capital of the combined banks will permit larger loans to existing and new customers.

       The Merger is expected to provide increased efficiencies and other cost savings, particularly in the area of data processing and the consolidation of other administrative operations. Due to its increased size, we believe we will be able to acquire and utilize technology and human resources more efficiently than we or F&M alone could do as independent entities. The Merger is also expected to increase the management depth of the combined company and its banking subsidiary, enhancing their competitive ability.

       Further, the Merger ultimately is expected to result in a broader public market for the common stock, which may increase the combined company’s shareholder base and market capitalization and provide greater market interest in and liquidity for shareholder investments.

       The Cascade Board of Directors believes for the above reasons as well as the reasons set forth below, that the Merger would be in the best interest of its company’s shareholders.

REASON FOR MERGER – CASCADE

       The Cascade Board of Directors believes that the Merger would allow Cascade to expand into fast growing market areas currently served by Farmers & Merchants State Bank and enhance the growth in Cascade’s profitability on financially attractive terms and through complementary operating models while posing manageable execution risks, all of which should lead to increased shareholder value. The Cascade Board of Directors believes that the greater Boise (Ada County) market represents an opportunity to expand market share. Farmers & Merchants State Bank holds approximately 5.9% of the deposits in the Ada Country market as of June 30, 2005.

       The Cascade Board of Directors believes that the Merger will best advance its strategic plan because of its belief that the combination of two financially strong institutions with complementary business strategies will create a stronger combined institution with greater size, flexibility, breadth of services, efficiency and profitability than Cascade would possess on a stand-alone basis. The Cascade Board of Directors believes that each institution is well managed and possesses management philosophies and a strategic focus that are compatible to those of the other.

       At its meeting convened on December 23, 2005 and concluded on December 27, 2005, the Cascade Board of Directors determined that the Merger was fair to and in the best interest of Cascade based on several factors, including the opinion of its financial advisor.

       In reaching this determination, the Cascade Board of Directors consulted with Cascade’s management as well as its financial, accounting and legal advisors and considered a number of factors including the following:

  The effectiveness of the Merger in implementing and accelerating Cascade’s growth strategy;

  A presentation by management of (i) its due diligence review of F&M, including the business, operations, earnings, asset quality, financial conditions, and corporate culture of F&M on a historical, prospective, and pro forma basis, (ii) product compatibility, the compatibility of corporate goals and the respective contributions the parties would bring to Cascade, (iii) the enhanced opportunities for growth that the Merger makes possible as a result of wider market breadth and size of its community banking markets, (iv) the opportunity to expand its legal lending limits owing to greater capitalization of Cascade and (v) the expanded opportunities for revenue enhancement and synergies that are expected to result from the Merger;

  The terms of the Merger Agreement and other documents executed in connection with the Merger, which are generally reciprocal in nature;

  The opinion of RBC Capital Markets Corporation, discussed elsewhere in this proxy statement, that as of December 27, 2005, that the Merger was fair, from a financial point of view, to Cascade;

  The opportunity to strengthen and deepen the management team by integrating the existing management teams of Cascade and F&M; and

  The financial, tax and accounting effects of the Merger.

       The Cascade Board of Directors did not assign any specific or relative weight to the foregoing factors in the course of its consideration.

REASONS FOR THE MERGER – F&M

       The Board of Directors and Mr. Bolger, the principal shareholder of F&M, each believes that the merger of two financially strong institutions with complementary business strategies will create a combined institution with greater size, flexibility, breadth of services, efficiency and profitability than F&M could achieve on a stand-alone basis. Mr. Bolger believes that the Merger strengthens and deepens the management team. He also anticipates expanded opportunities for revenue enhancement and synergies will result from the Merger.

       Mr. Bolger has concluded that the Merger will enhance the banking career path opportunities for most employees of F&M, and that the Merger will enable continued commitment to customer service and community banking in the greater Boise market.

RECOMMENDATIONS OF THE CASCADE BOARD OF DIRECTORS

       The Board of Directors of Cascade unanimously recommends that the Cascade shareholders vote FOR the approval of the issuance of the Merger Shares and FOR the approval of any adjournment proposal.

OPINION OF CASCADE’S FINANCIAL ADVISOR

       By agreement dated October 6, 2005, Cascade retained RBC to provide a fairness opinion in connection with the Merger. As part of its investment banking business, RBC is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

       On December 23, 2005, the Cascade Board of Directors convened a meeting to evaluate the proposed Merger. At the resumption of this meeting on December 27, 2005, RBC rendered its oral opinion (subsequently confirmed in writing) that as of the date of its opinion, the per share merger consideration offered by Cascade was fair, from a financial point of view, to Cascade. Except as otherwise disclosed herein, there were no limitations imposed by Cascade on RBC in connection with its rendering of the fairness opinion.

  The full text of RBC’s written fairness opinion, which sets forth the assumptions made and matters considered, is attached as Appendix C to this proxy statement. You should read RBC’s opinion in its entirety. You should also consider the following when reading the discussion of RBC’s opinion in this document:

  RBC’s opinion is directed only to the consideration offered in the Merger and does not constitute a recommendation to any Cascade shareholder as to how such stockholder should vote on the proposed transaction;

  The RBC opinion does not address the relative merits of the Merger and the other business strategies considered by the Cascade Board of Directors, nor does it address the Board’s decision to proceed with the Merger;

  RBC expressed no opinion as to the prices at which Cascade common stock will actually trade at any time;

  The summary information regarding RBC’s opinion and the procedures followed in rendering such opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

  In arriving at the opinion, RBC, among other things:

  reviewed financial and other information that was publicly available, including SEC and regulatory filings and related disclosures, for both Cascade and F&M;

  analyzed certain internal financial projections and other financial and operating data prepared by the management of F&M;

  discussed with senior management of each of Cascade and F&M their views on each company’s respective past and current business operations, results thereof, financial condition and future prospects;

  compared the historical stock prices and trading volumes for Cascade common stock, as well as certain financial and market information for Cascade and F&M, with similar information for certain other banking companies whose securities are publicly traded;

  reviewed the Merger Agreement;

  analyzed certain bank mergers and acquisitions on a national basis for institutions deemed to be reasonably similar to F&M, and compared the proposed financial consideration in the Merger with the consideration paid in other relevant mergers and acquisitions;

  assessed the pro forma impact of the Merger on Cascade and F&M; and

  conducted such other financial studies, analyses and investigations as RBC deemed appropriate for purposes of its opinion.

       RBC’s opinion is not intented to be and does not constitute a recommendation to any Cascade shareholder regarding how any shareholder should vote with respect to the Merger. RBC has given its written approval to the inclusion of its opinion and the reference to RBC as Cascade’s financial advisor in this proxy statement.

       In performing its review and arriving at its opinion, RBC assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with RBC. RBC did not make any independent evaluation or appraisal of specific assets or liabilities, the collateral securing the assets or the liabilities of Cascade or F&M or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of Cascade and F&M). RBC assumed, without independent verification, that the aggregate allowances for loan losses for Cascade and F&M are adequate to cover those losses. RBC also assumed the following with regard to its review:

  The financial projections reviewed with management have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the future financial performance of F&M;

  The Merger would be consummated in accordance with the terms of the Merger Agreement, without material waiver or modification;

  The representations and warranties of each party in the Merger Agreement and in all related documents referred to in the Merger Agreement are true and correct;

  Each party to the Merger Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party in such documents;

  The transaction will qualify as a tax-free reorganization for United States federal income tax purposes and all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Cascade and F&M, or on the anticipated benefits of the Merger; and

  There has been no material change in Cascade or F&M assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to RBC.

       In connection with rendering its fairness opinion to the Cascade Board of Directors, RBC performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of the RBC analyses. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. RBC believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying RBC’s opinion. You should also understand that the order of analyses (and results thereof) described does not represent relative importance or weight given to these analyses by RBC.

       In performing its analyses, RBC made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Cascade, F&M or RBC. Any estimates contained in RBC’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. No company or transaction utilized in RBC’s analyses was identical to Cascade and F&M or the Merger. Because such estimates are inherently subject to uncertainty, RBC assumes no responsibility for their accuracy.

       The financial forecast information furnished to RBC by F&M was prepared by F&M management. As a matter of policy, F&M does not publicly disclose internal management forecasts, projections or estimates of the type furnished to RBC in connection with its analysis of the Merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of F&M management, including, without limitation, general economic, regulatory and competitive conditions. Therefore, actual results may vary significantly from the projections.

Summary of Proposal

       The F&M common stock issued and outstanding immediately before the Merger shall be converted into the right to receive from Cascade the following (the “Merger Consideration”): (i) 5,325,000 shares of Cascade common stock, no par value (the “Merger Shares”), (ii) approximately $18,598,000 by wire transfer of immediately available funds (the “Cash Consideration”), and (iii) a contingent additional cash payment in an amount not to exceed approximately $3,902,000 plus interest thereon, as more particularly described in the Merger Agreement and in this proxy statement (the “Contingent Consideration”).

Stock Trading History

       RBC reviewed the history of reported trading prices and trading volumes for Cascade common stock and the relationship between the movements in Cascade common stock relative to movements in certain stock indices, including the Standard & Poor’s 500 Index and the median performance of a peer group of selected publicly traded West Coast based banking companies. For the one-year period ended December 23, 2005, the relative performance of Cascade to the indices mentioned is as follows:

1 Year
Cascade	+ 16.5%
S&P 500 Index	+ 4.8%
Cascade Peer Index	+ 7.0%

Discounted Cash Flow Valuation

       RBC performed a discounted cash flow valuation to estimate a range of present aggregate values for F&M assuming F&M continued to operate as a stand-alone entity. RBC calculated the theoretical aggregate value of F&M based on the present value of (i) an initial distribution to shareholders to reduce the tangible equity to tangible assets ratio of F&M to 6.50%, (ii) implied dividends per share over a five-year period, assuming F&M could dividend out all current earnings as long as its ratio of tangible equity to tangible assets remained at 6.50%, and (iii) the terminal value, or the theoretical value of F&M at the end of the five-year period. RBC based the projected aggregate value for F&M on internal management estimates. The terminal values are based upon a range of earnings multiples at which similarly sized banking institutions could be expected to trade over the long term of 12 to 14 times earnings. RBC used a range of discount rates of 12% to 14%, which it deemed appropriate for a company with F&M’s risk characteristics. RBC determined that the implied aggregate value of F&M ranged from $113.7 million to $138.8 million based on the earnings multiple assumptions for the terminal value as summarized below:

Aggregate Value ($MM)
			Discount Rates
			12%	13%	14%
	12	x	$121.8	$117.7	$113.7
Terminal Value	13	x	$130.3	$125.8	$121.6
	14	x	$138.8	$134.0	$129.4

       The results of the discounted cash flow analysis using implied dividends does not purport to reflect the absolute aggregate value range for F&M. Discounted cash flow analysis is a widely used valuation method, but the results of this method are highly dependent upon numerous assumptions, including earnings growth rates, dividend payout rates, multiples to terminal earnings and discount rates.

Comparable Public Company Analysis

       RBC reviewed certain financial, operating and stock market performance data of 20 publicly traded banks headquartered in California, Oregon and Washington each with total assets between $0.4 billion and $0.8 billion and a return on average assets exceeding 1.0% using data as of September 30, 2005. The peer companies were as follows:

•	American River Bankshares	AMRB
•	Bank of Commerce Holdings	BOCH
•	Bank of Marin	BMRC
•	BWC Financial Corp	BWCF
•	City Bank	CTBK
•	Columbia Bancorp	CBBO
•	Community Bancorp, Inc.	CMBC
•	Community Valley Bancorp	CVLL
•	Desert Community Bank	DCBK
•	First Northern Community Bancorp	FNRN
•	FNB Bancorp	FNBG
•	Heritage Financial Corporation	HFWA
•	Heritage Oaks Bancorp	HEOP
•	Pacific Continental Corporation	PCBK
•	PremierWest Bancorp	PRWT
•	San Joaquin Bank	SJQN
•	Southwest Community Bancorp	SWCB
•	Temecula Valley Bancorp, Inc.	TMCV
•	United Security Bancshares	UBFO
•	Washington Banking Company	WBCO

       RBC analyzed the relative performance and value of F&M by comparing certain publicly available financial data of F&M with that of its peer companies, including tangible equity to tangible assets, loans to deposits, return on assets, return on equity, market price to last twelve months earnings per share and market price to book value. All stock prices were closing prices as of December 23, 2005. The analyses yielded the following comparison of the medians for the peer companies with F&M, respectively:

	F&M Peers		F&M
Tangible equity to tangible assets	8.13%		7.14%
Loans to deposits	90.6%		88.9%
Return on average assets (MRQ)	1.57%		1.19%
Return on average equity (MRQ)	17.92%		17.11%
Market price to LTM earnings per share	15.9	x	NA
Market price to 2005 estimated EPS	15.3	x	NA
Market price to book value	244%		NA
Market price to tangible book value	269%		NA

Analysis of Selected Merger Transactions

       RBC reviewed the proposed consideration paid, or proposed to be paid, in other merger transactions and compared the consideration to be received in the Merger to solely bank transactions announced since January 1, 2005. Specifically, RBC reviewed 38 acquisitions involving national banks. Total assets for the national banks were between $0.25 billion and $1.0 billion. These transactions were as follows:

National Bank Acquisitions Since January 1, 2005
Acquirer	Target
First Community Bancorp	Foothill Independent Bancorp
Wintrust Financial Corporation	Hinsbrook Bancshares, Incorporated
Seacoast Banking Corporation of Florida	Big Lake Financial Corporation
Primetrust Bank	Bank of the South
Susquehanna Bancshares, Inc.	Minotola National Bank
Cullen/Frost Bankers, Inc.	Alamo Corporation of Texas
Synovus Financial Corp.	Banking Corporation of Florida
Alabama National BanCorporation	Florida Choice Bankshares Inc.
UCBH Holdings, Inc.	Great Eastern Bank
Pinnacle Financial Partners, Inc.	Cavalry Bancorp, Inc.
Fidelity Holding Company	Fidelity Bancshares, Inc.
Investor group	LDF Incorporated
FNB Corp.	Integrity Financial Corporation
First Community Bancorp	Cedars Bank
Synovus Financial Corp.	Riverside Bancshares, Inc.
Liberty Bancshares, Inc.	Russellville Bancshares, Inc.
BancorpSouth, Inc.	American State Bank Corporation
North American Bancshares, Inc.	State Bank & Trust of Seguin, Texas
First Republic Bank	First Signature Bank & Trust Company
New York Community Bancorp, Inc.	Long Island Financial Corp.
Whitney Holding Corporation	First National Bancshares, Inc.
Commerce Bancorp, Inc.	Palm Beach County Bank
BMO Financial Group	Edville Bankcorp, Incorporated
ABC Bancorp	First National Banc, Inc.
Capital Bank Corporation	1st State Bancorp, Inc.
East West Bancorp, Inc.	United National Bank
NBT Bancorp Inc.	CNB Bancorp, Inc.
Western Illinois Bancshares Inc.	Midwest Bank of Western Illinois

FLAG Financial Corporation	First Capital Bancorp, Inc.
Cullen/Frost Bankers, Inc.	Horizon Capital Bank
First Arkansas Bancshares, Inc.	Lake Hamilton Enterprises, Inc.
PrivateBancorp, Inc.	Bloomfield Hills Bancorp, Inc.
First Citizens Bancorporation, Inc.	Summit Financial Corporation
First National Security Company	First Community Banking Corporation
Pacific Capital Bancorp	First Bancshares, Inc.
Mercantile Bankshares Corporation	Community Bank of Northern Virginia
Willow Grove Bancorp, Inc.	Chester Valley Bancorp Inc.
Fulton Financial Corporation	SVB Financial Services, Inc.

       In reviewing the comparable transactions, RBC examined the multiples at announcement of price to tangible book value, price to LTM earnings, price to 2005 estimated earnings and premium to core deposits. These analyses yielded the following comparisons of the medians for the bank transactions, respectively:

	National
	Bank Deals		The Merger*
Price to LTM earnings	23.2	x	22.0	x
Price to 2005 estimated earnings	23.0	x	21.0	x
Premium to core deposits	24.4%		26.8%
Price to tangible book value	271%		349%

____________________

* LTM data for F&M as per 11/30/05

Affordability Valuation Analysis

       RBC analyzed and calculated a range of values which a buyer would assign to F&M assuming such buyer had a required internal rate of return of 12%, 14% and 16%. This valuation methodology is similar to the discounted cash flow approach used earlier, and uses the financial projections of F&M, the same terminal value earnings multiples of 12 to 14 times earnings, and the same target ratio of tangible equity to tangible assets of 6.50% . The analysis uses anticipated synergies and cost savings equal to 10% of F&M’s non-interest expense, to be phased in 75% in 2006. The analysis also includes a one time restructuring charge of 2.9% as a percent of the aggregate transaction value.

       Based on these variables and inputs, RBC determined that a buyer could afford to pay the following aggregate price for F&M, assuming different required internal rates of return and different terminal price to earnings multiples:

		Terminal Value Aggregate Value ($MM)
		10% Cost Savings
		12 x	13 x	14 x
Required	12%	$142.0	$151.5	$161.0
Internal Rate	14%	$130.5	$139.1	$147.8
of Return	16%	$120.1	$128.0	$135.9

Pro Forma Merger Analysis

       RBC analyzed the changes in the earnings per share, book value and tangible book value represented by the issuance of Cascade common shares at the exchange ratio and the payment of the cash component of the Merger Consideration, as well as the impact of the Merger on the combined company’s market capitalization, total assets, loan portfolio, deposit base and net income. This analysis uses the Merger Consideration as provided in the Merger Agreement, whereby F&M shareholders will receive approximately $147.1 million based on 5,325,000 Cascade shares and Cascade’s closing price of $23.39 on December 23, 2005 and $22.5 million in cash. The analysis is also based upon: (i) September 30, 2005 balance sheet information for F&M and Cascade, (ii) projected 2005 and 2006 earnings based on management estimates for F&M and based on First Call consensus earnings estimates for Cascade, as well as projected synergies from the Merger, (iii) projected one-time costs and restructuring charges associated with the Merger, and (iv) an estimated financing cost of trust preferred securities to account for the cash component of the Merger Consideration.

       RBC reviewed the analysis of Cascade on a pro forma basis: Based on a Cascade closing stock price as of December 23, 2005 of $23.39, with projected synergies, the transaction would be expected to be approximately $0.04 or 2.83% accretive to the 2006 pro forma GAAP earnings per share of Cascade with the issuance of approximately 5.325 million Cascade shares in the Merger. At a $23.39 stock price the transaction is projected to be accretive to Cascade’s book value per share approximately 75.39% and dilutive to Cascade’s tangible book value per share by 15.3% .

Contribution Analysis

       Based upon the fixed exchange ratio as provided in the Merger Agreement, shareholders of F&M would receive 5,325,000 new Cascade shares at a Cascade stock price of $23.39, which was the closing price of Cascade common stock on December 23, 2005. F&M shareholders would own approximately 24.0% of the pro forma shares outstanding at such stock price. F&M would contribute approximately 30.1% of the assets, 29.9% of the loans, 29.8% of the deposits and 29.8% of the equity to the combined pro forma entity. Based upon First Call analyst consensus estimates for Cascade and internal management projections for F&M, F&M is projected to contribute approximately 28.0% of the pro forma combined net income in 2006, excluding the impact of cost savings.

Consideration to RBC

       Cascade agreed to pay RBC a retainer fee of $25,000, a fairness opinion fee of $100,000 upon delivery of the fairness opinion to the Board of Directors of Cascade, and a transaction fee of $350,000 (net of the $25,000 retainer), payable upon successful completion of the Merger. Cascade has also agreed to reimburse RBC for all reasonable travel, legal and other out-of-pocket expenses incurred in performing the services described herein. Cascade has agreed to indemnify RBC and related persons against certain liabilities, including certain liabilities under the federal securities laws, from and arising out of or based upon RBC’s engagement on Cascade’s behalf with regard to the Merger.

       In the ordinary course of business, RBC may effect transactions, for its own account or for the accounts of customers, and hold at any time a long or short position in securities of Cascade. In the past five years, RBC has provided to Cascade financial advisory, investment banking, capital raising and other services unrelated to the proposed Merger, and has received fees for the rendering of these services. Apart from the consideration above, RBC has received no fees from Cascade in the two years prior to its engagement as advisor for the F&M Merger. RBC is a market maker in the common stock of Cascade.

THE MERGER AGREEMENT AND MERGER

       The following description of the Merger Agreement and Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, attached as Appendix A. Shareholders are urged to read the Merger Agreement in its entirety.

GENERAL

       The Merger Agreement provides that a wholly-owned subsidiary of Cascade will be merged with and into F&M. F&M will continue as the surviving corporation and, as a result of that merger, F&M will be a wholly-owned subsidiary of Cascade and the shareholders of F&M will become shareholders of Cascade. As soon as possible following the effective time of the Merger, (i) F&M will be merged with and into Cascade, with Cascade being the surviving corporation, and (ii) Farmers & Merchants State Bank, a wholly-owned subsidiary of F&M, will merge with and into Bank of the Cascades, a wholly-owned subsidiary of Cascade, with Bank of the Cascades being the surviving entity. Cascade intends to continue to do business as Farmers & Merchants in the markets currently served by Farmers & Merchants State Bank for the foreseeable future.

CONVERSION OF F&M COMMON STOCK

       At the time the Merger is effective (the “Effective Time”), the outstanding shares of F&M, will be converted into the right to receive a total of approximately $18,598,000, plus 5,325,000 Merger Shares and the right to receive approximately $3,902,000 in additional consideration after the closing of the Merger if the following conditions are met: Cascade either collects certain identified loans previously extended by Farmers & Merchants State Bank or its evaluation of the loans indicates that collectibility has sufficiently improved.. The number of Merger Shares issued may be adjusted in the event Cascade changes the number of shares of common stock outstanding prior to the Effective Time through such corporate transactions as stock splits, reverse stock splits, stock dividends, recapitalizations and similar events.

CONTINGENT CONSIDERATION

       During the two year period commencing on the closing date of the Merger, if any identified loan is either graded “acceptable” by Cascade, or is paid in any amount exceeding applicable reserves, a portion of the Contingent Consideration plus interest will be paid to the shareholders of F&M. If an identified loan is subject to a charge-off during that period in excess of applicable reserves, Cascade will retain that portion of the Contingent Consideration. This period extends indefinitely for one loan.

EXPENSES OF THE MERGER

       Mr. Bolger will pay all the costs and expenses incurred by F&M for legal and financial advisory services rendered in connection with the negotiation and consummation of the Merger as described in the Merger Agreement and neither F&M nor Cascade will have any responsibility for any such costs and expenses. F&M will pay all other costs and expenses incurred by it in connection with the negotiation and consummation of the Merger. Cascade will be responsible for all of its costs and expenses associated with the Merger.

SHARE OWNERSHIP AT EFFECTIVE DATE

       As a result of the Merger, current Cascade shareholders will hold approximately 76% of the outstanding shares of common stock of Cascade and Mr. Bolger (or parties to whom he may transfer the shares of Cascade common stock he receives in the Merger) will hold or control approximately 24% of the outstanding shares of common stock of Cascade.

FRACTIONAL SHARES

       No fractional shares will be issued by Cascade in exchange for the F&M shares. Instead, Cascade will pay cash for any fractional share that a holder of F&M shares has the right to receive under the Merger Agreement.

EXCHANGE OF STOCK CERTIFICATES

       On the date all of the conditions to the Merger have been satisfied and the Merger is closed (the “Closing Date”) and simultaneously with the Effective Time, Cascade will deliver to each holder of F&M stock a certificate representing the number of Merger Shares that the recipient is entitled and a certificate representing the amount of the Contingent Consideration that the recipient is entitled, and will pay to the shareholders of F&M the portion of the Cash Consideration and any payment for fractional shares to which such holders are entitled. Upon delivery of the certificate and funds as described above, the outstanding shares of F&M will be deemed to be cancelled.

CERTIFICATES FOR CASCADE COMMON STOCK

       All shares of Cascade common stock issued and outstanding at the Effective Time will remain issued and outstanding as shares of Cascade and no action is required of any Cascade shareholder to conclude the Merger.

MERGER OF F&M AND SUBSIDIARY BANKS

       As soon as possible after the Effective Time, F&M will merge with and into Cascade, with Cascade being the surviving corporation, and Farmers & Merchants State Bank will merge with and into Bank of the Cascades, with Bank of the Cascades being the surviving entity. Cascade anticipates that it will continue to do business as Farmers & Merchants in the markets in which Farmers & Merchants State Bank currently operates for the foreseeable future.

RESULTING BOARD OF DIRECTORS AND BOARD OF ADVISORS

       In connection with the Merger and under the terms of the Shareholders Agreement, the Cascade Board of Directors increased the size of its Board of Directors by two, from eight to ten and has agreed to nominate Clarence Jones, Farmers & Merchants State Bank Chairman and former CEO, and Thomas M. Wells, Esq., of F&M’s current board of directors, to the Cascade Board of Directors, as of the Effective Time, and to elect these individuals to the Board of Directors of Bank of the Cascades, as of the Effective Time. In addition, at the Effective Time, Mr. Bolger will be named as Director Emeritus of Cascade. Director Emeritus is an honorary position and, as such, Mr. Bolger has no voting authority, will not receive any form of compensation, will not attend board meetings nor have access to confidential information. Mr. Bolger will be recognized at Cascades’ Annual Shareholder’s Meeting and certain public events and will be invited to the annual board/management dinner and other events in the Board’s discretion.

       If the Merger does not close, Messrs. Jones, Wells and Bolger will not take office. If the Cascade shareholders do not elect Messrs. Jones and Wells to the Cascade Board of Directors, the Cascade Board of Directors will appoint these individuals to the Cascade Board of Directors as of the Effective Time.

       If, prior to the Effective Time, any of the foregoing persons becomes unavailable to serve or if a director resigns or otherwise ceases to serve as a director following the Effective Time, Mr. Bolger has the right to appoint a substitute nominee and the Cascade Board of Directors will appoint such nominee to the Cascade Board of Directors and the Board of Directors of Bank of the Cascades, effective as of the Effective Time or for election to the Cascade Board of Directors after the Effective Time if Mr. Bolger retains voting control over a sufficient number of shares of Cascade’s common stock so long as such nominees are reasonable acceptable to the Cascade Board of Directors and are not affiliated with a competitor of Cascade or the Bank of the Cascades.

       In addition, following the Merger, the existing Board of Directors of Farmers & Merchants State Bank will be constituted as an advisory board of the Bank of the Cascades and will continue to receive directors’ fees in accordance with Farmers & Merchants State Bank’s director compensation policies as in effect on December 27, 2005 through the date that they serve as members of the an advisory board, which the parties have agreed will be at least December 31, 2006. That policy as it will apply after the Effective Time generally provides that each director is paid $1,000 per board meeting. In addition, at the closing of the Merger, Cascade will pay $25,000 to each former non-management director of Farmers & Merchants State Bank.

SHAREHOLDERS AGREEMENT

       In connection with the Merger Agreement, Cascade and certain of F&M’s shareholders, including Mr. Bolger, entered into the Shareholders Agreement. The Shareholders Agreement restricts the transfer of the Merger Shares and sets forth the rights of Mr. Bolger to nominate certain persons to the Board of Directors of Cascade and the Bank of the Cascades. The agreement also requires certain of F&M’s shareholders, including Mr. Bolger, to vote their shares of Cascade common stock (a) in favor of all persons nominated by the Board of Directors to become directors of Cascade and (b) in favor of any matters submitted to the Cascade shareholders by the Cascade Board of Directors other than respect to a change in control of Cascade. Until the occurrence of a “performance event,” as such term is defined in the Shareholders Agreement, they have also agreed, except under certain circumstances, not to solicit proxies from other shareholders of Cascade, not to initiate any tender offer for shares of Cascade common stock and not take any steps to initiate a change in control of Cascade. Additionally, until the occurrence of a “performance event” and subject to certain exceptions, they have agreed to communicate only with the Board of Directors any concerns he may have regarding Cascade or Bank of the Cascades.

EXECUTIVE OFFICERS OF CASCADE AND BANK OF THE CASCADES

       Except as discussed above with respect to the additional members of the Board of Directors of Cascade and the board of advisors and Board of Directors of Bank of the Cascades and as noted below, it is anticipated that each of the current executive officers of Cascade and Bank of the Cascades will continue to serve in those roles following the Effective Time. Michael Delvin will continue as President of Bank of the Cascades and Michael Mooney will continue as President of the Farmers & Merchants operations in Idaho.

CONDUCT OF BUSINESS PENDING THE MERGER

       The Merger Agreement provides that prior to the Effective Time, Cascade and F&M will continue to conduct their respective businesses only in the ordinary course and in material compliance with all applicable laws and regulations, and use all reasonable efforts to preserve their respective present business organizations, retain the current management, and preserve the goodwill of all persons with whom they have significant business dealings. In addition, the Merger Agreement provides that:

  without the consent of the other party, neither party will engage in transactions affecting the capitalization, including amending its charter documents, declaring dividends (except in limited circumstances), issuing stock (except in limited circumstances), or redeeming stock (except in limited circumstances in the case of F&M);

  without the consent of the other party, neither party will take any action or omit to take any action that could reasonably be expected to result in any of the conditions to the consummation of the transactions contemplated by the Merger Agreement not being satisfied in an expeditious manner or could reasonably be expected to materially impair the ability of the party form performing its obligations under the Merger Agreement and the transactions contemplated thereunder;

  the parties will share information with the other regarding any event, condition that would result in a material breach of each party’s respective representations and warranties in the Merger Agreement and will provide each party with a reasonably detailed written description of the event or condition as then known to the disclosing party and such additional information thereafter regarding such event or condition as the receiving party reasonably requests;

  the parties will cooperate with each other, and furnish to each other all information necessary or desirable in connection with making any filing and will pursue to completion the approvals by governmental entities necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

  each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement;

  except as may be prohibited by law, each party will permit the other party, and its respective employees, agents and representatives, during normal business hours and in a manner which does not unreasonably interfere with their respective bank’s business operations, full access to its and its respective bank’s personnel, consultants, premises, books, files and records, including loan files and litigation files, and will furnish to the other party such financial and operating data and other information with respect to the business and assets of the parties and their respective banks as the other party may reasonably request. In addition, Cascade will provide to F&M such financial and operating data and other information with respect to the business and assets of Cascade and any of Cascade’s subsidiaries as F&M reasonably requests; and

  to the extent reasonably practicable, the parties will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements (including this proxy statement and any relevant portions of any reports filed pursuant to the Securities Exchange Act of 1934, as amended) with respect to the transactions contemplated by the Merger Agreement, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation. Nothing in the Merger Agreement, however, prohibits Cascade from making any required disclosure as a result of its status as a public company and, in such event, Cascade agrees, to the extent practicable, to consult with F&M prior to the filing of any such report or communication and to provide F&M with a copy of such reports or communications promptly upon release.

In addition, F&M agrees:

  not to adopt any change, other than required under accounting principles generally accepted in the United States, in its accounting policies, procedures or practices;
  not to increase the rate or terms of compensation except as specifically provided in the Merger Agreement;
  not to enter into, amend or renew any material contracts except in the ordinary course of business;
  not to borrow funds (or become liable for the repayment of borrowed funds) except in the ordinary course of business;
  not to sell, lease or transfer or agree to sell, lease or transfer any if its assets other than in the ordinary course of business;
  not to grant or agree to grant any lien or other encumbrance on its assets other than in the ordinary course of business;
  not to acquire control or any other ownership interest in any other corporation, association, joint venture, partnership, business trust or other business entity, except in the ordinary course of business through foreclosure or transfer in lieu thereof in the collection of loan to customers;
  not to renew, modify or amend the terms of any existing loan with a principal amount in excess of $500,000 or forgive any amount owing under the terms of any existing loan with a principal amount in excess of $100,000, except in limited circumstances;
  not to make or commit to make any capital expenditures which individually exceed $50,000 or in the aggregate exceed $250,000 except as provided in the Merger Agreement;
  not to (a) knowingly permit Mr. Bolger or any of F&M’s officers, directors or other representatives to enter into, approve or directly or indirectly initiate contact with any person or group in an effort to solicit, any transaction in which a person or group will merge or consolidate with F&M, acquire substantially all of the assets or liabilities of F&M, or acquire securities representing 20% or more of the stock of F&M (a “Change in Control Transaction”) or (b) authorize or knowingly permit any officer, director or any other person representing or retained by F&M to directly furnish or cause to be furnished any non-public information concerning its business, properties or assets to any person in connection with any possible Change in Control Transaction;
  not fewer than five (5) days prior to the Closing Date, to prepare and deliver to Cascade an updated, unaudited consolidated balance sheet of Farmers & Merchants State Bank dated as of fifteen (15) days prior to the Closing Date (the “Closing Balance Sheet”), which must include the consolidated shareholders’ equity without giving effect to any negative mark to market bond portfolio adjustment in excess of $800,000 (the “Closing Consolidated Shareholders’ Equity”);
  implement, following consultation with Cascade, a bonus plan for the 2006 calendar year applicable to employees of F&M and Farmers & Merchants State Bank in accordance with the guidelines set forth in the Merger Agreement;
  use its commercially reasonable efforts to have certain of its obligations described in the Merger Agreement be fully satisfied or to have F&M be released from any liability therefor; and
  to use its reasonable best efforts to obtain written agreements from all holders of units under F&M Year 2000 Stock Appreciation Right Plan (the “SAR plan”) providing for the acceleration of vesting, payment by Cascade and cancellation, immediately following the Effective Time, of all units issued thereunder.

  In addition, F&M and Mr. Bolger agree to promptly notify Cascade of receipt by F&M or any of its officers or directors or by Mr. Bolger, as applicable, of any proposal, solicitation, indication of interest or other communication by any person or group relating to any potential Change in Control Transaction, whether oral or written, communicated by any person or group to F&M or Mr. Bolger.

     In addition to the covenants set forth above with respect to Cascade and F&M, Cascade agrees to the following additional covenants:

  not to enter into any agreement or letter of intent regarding any acquisition proposal or accept or endorse any acquisition proposal that in either case does not contemplate the consummation of the Merger; and

  to call the Meeting and to prepare and distribute this proxy statement.

INDEMNITY

       Subject to the provisions of Oregon law, from and after the Effective Time, Cascade has agreed to indemnify and advance expenses to F&M and Farmers & Merchants State Bank’s current officers and directors to the same extent that F&M is obligated to indemnify and advance expenses to such officers and directors under its articles of incorporation or charter and bylaws or under any indemnification agreement between F&M or Farmers & Merchants State Bank and any current officer or director. Cascade has no obligation to indemnify F&M and Farmers & Merchants State Bank’s officers or directors, however, against any claim, action, suit or proceeding (including any shareholder derivative or similar proceeding) initiated or brought by Mr. Bolger or any affiliate of Mr. Bolger, or in which Mr. Bolger or his affiliate is the real party in interest.

EMPLOYMENT RELATED MATTERS

       Under the Merger Agreement, Cascade agrees to continue to pay each person who was an employee of F&M or Farmers & Merchants State Bank immediately prior to the Effective Time the base salary such former employee was paid as of immediately prior to the Effective Time, until the first anniversary of the Effective Time or the termination of such person’s employment with Cascade or its subsidiaries, whichever occurs first. Nothing in the Merger Agreement, however, requires Cascade or any of its subsidiaries to retain any such employee for any particular period following the Effective Time. All such employees shall continue to be at-will employees. Moreover, Cascade may change the base salary of any such employee following a transfer of such employee to a new position at Cascade that requires the performance of materially different duties.

       Following the merger of the banks, the existing Board of Directors of Farmers & Merchants State Bank, other than Messrs. Jones and Wells, will be constituted as an advisory board of Bank of the Cascades, and will continue to receive directors’ fees in accordance with Farmers & Merchants State Bank’s director compensation policies as in effect on the date of the Merger Agreement through the date that they serve as members of an advisory board of Bank of the Cascades (which the parties have agreed shall be at least through December 31, 2006). That policy as it will be applied after the Effective Time generally provides that each director is paid $1,000 per board meeting. In addition, simultaneously with the closing of the Merger, Cascade has agreed to pay $25,000 by wire transfer of immediately available funds to each former non-management director of Farmers & Merchants State Bank.

       Cascade also has agreed to allocate up to $1,000,000 (less certain deductions) as additional compensation and benefits payable to F&M employees (the “Retention Compensation”). The Retention Compensation may include salary adjustments, option or restricted stock grants and cash bonuses, severance payments or combinations thereof. The Retention Compensation will be allocated prior to the Closing Date as agreed by the Presidents of Cascade and Farmers & Merchants State Bank, and may be paid prior to or after the Effective Time, as agreed by the Presidents of Cascade and Farmers & Merchants State Bank prior to the Closing Date.

       After the Effective Date, Cascade and its subsidiaries will either continue the benefit plans maintained by F&M and Farmers & Merchants State Bank immediately prior to the Effective Time (the “F&M Benefit Plans”) or may terminate any such benefit plans and shift the former employees of F&M and Farmers & Merchants State Bank to the comparable benefit plan then made available to employees of Cascade and its subsidiaries (the “Cascade Benefit Plans”). Notwithstanding the foregoing, (i) Cascade and its subsidiaries may terminate certain F&M Benefit Plans described in the Merger Agreement without providing comparable coverage under Cascade

Benefit Plans and (ii) if requested by Cascade prior to the Effective Time, the Board of Directors of F&M have agreed to adopt a resolution terminating the F&M 401(k) plan effective immediately prior to the Effective Time. Each former F&M or Farmers & Merchants State Bank employee will be credited with the years of service he or she has been credited with under comparable F&M Benefit Plans. If Cascade elects to shift former employees of F&M and Farmers & Merchants State Bank to a Cascade vacation benefit plan, any vacation taken in 2006 prior to the Effective Time will be subtracted under the Cascade vacation plan from the employee’s vacation entitlement for 2006. With respect to any individuals who were covered participants under the welfare benefit plans of F&M or Farmers & Merchants State Bank immediately prior to the Effective Time, Cascade will (i) waive any preexisting conditions and waiting periods under the welfare benefit plans of Cascade or any of its subsidiaries that provide healthcare and disability benefits to the same extent that such conditions and waiting periods were satisfied under the comparable F&M Benefit Plans, and (ii) cause such plans to honor any expenses incurred by such individuals under similar healthcare and disability benefit plans of F&M or Farmers & Merchants State Bank during the portion of the calendar year in which the Merger occurs for purposes of satisfying applicable deductible, co-insurance, maximum out-of-pocket, and similar expenses.

CONDITIONS TO THE MERGER

       The Merger is subject to certain conditions set forth in the Merger Agreement. In the event that those conditions remain unsatisfied and the Merger has not been completed on or before September 29, 2006, the Merger Agreement may be terminated by either party (except that a party may not terminate the Merger Agreement if such party’s failure to perform its obligations under the Merger Agreement results in the failure of the Merger to be consummated).

       The Merger can only occur if:

  The issuance of the Merger Shares in connection with the Merger Agreement and the Merger have been approved by the Cascade shareholders;
  All consents, approvals or orders of authorization of, or actions by any governmental entities required for the consummation of the Merger and the other actions contemplated by the Merger Agreement have been obtained and all registrations, declarations or filings with any governmental entities have been made; and
  No judgment, order, decree or law entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition is in effect enjoining or otherwise prohibiting the consummation of the Merger or which otherwise is reasonably likely to have a material adverse effect on Cascade or F&M.

       Cascade is obligated to effect the Merger only if the following additional conditions are satisfied or waived by Cascade:

  Subject to exceptions set forth in the Merger Agreement, F&M’s representations and warranties set forth in the Merger Agreement are true and correct in all respects as of the Closing Date;
  F&M and Mr. Bolger have performed in all material respects all obligations required to be performed by each of them under the Merger Agreement at or prior to the Closing Date, and have executed and delivered all documents required to be delivered pursuant to the Merger Agreement;
  Since November 30, 2005, there shall not have been any material adverse change in F&M;
  Farmers & Merchants State Bank’s allowance for loan loss balance shall not have fallen below 1.45% of the total gross loans;
  Cascade receives from Davis Wright Tremaine LLP, special counsel to Cascade, on the Closing Date, an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);
  Cascade receives the audited financial statements of F&M for the fiscal years ended December 31, 2004 and 2005;

  The Closing Consolidated Shareholders’ Equity shall not be less than $45,000,000; provided, that if the Closing Consolidated Shareholders’ Equity is less than $45,000,000, Mr. Bolger has agreed to purchase shares of F&M common stock immediately prior to the Effective Time with an aggregate purchase price equal to the difference between $45,000,000 and the Closing Consolidated Shareholders’ Equity; and
  F&M executes and/or delivers, or is prepared to execute and/or deliver, all documents and instruments required to be executed and/or delivered by it on the Closing Date under the Merger Agreement.

       The obligation of F&M and Mr. Bolger to effect the Merger is further subject to satisfaction or waiver by them of the following conditions

  Subject to the exceptions set forth in the Merger Agreement, the representations and warranties of Cascade and its subsidiaries set forth in the Merger Agreement are true and correct in all respects as of the Closing Date;
  Cascade performs in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and executes and delivers all documents required to be delivered by it pursuant to the Merger Agreement;
  Mr. Bolger receives from Sullivan & Cromwell LLP, special counsel to Mr. Bolger, on the Closing Date, an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
  Mr. Bolger receives from Davis Wright Tremaine LLP on the Closing Date an opinion to the effect that, the Merger Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights; and
  Cascade executes and/or delivers, or is prepared to execute and/or deliver, all documents and instruments required to be executed and/or delivered by it on the Closing Date under the Merger Agreement.

WAIVER OF CONDITIONS; AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

       The Merger Agreement provides that Cascade or F&M may waive any condition precedent to its own obligations under the Merger Agreement, including any default in performance of any obligation of the other or the time for compliance or fulfillment of any obligation of the other, provided that such a waiver is permitted by law.

       The Merger Agreement may be amended at any time before or after the Cascade shareholder approval is obtained. No amendment that under applicable law requires Cascade shareholder approval, however, may be made without such approval.

TERMINATION

       The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time as follows:

  by mutual written consent of F&M and Cascade;
  by either F&M or Cascade:
(i)	if the Merger is not consummated on or before September 29, 2006; provided, however, that the right to terminate the Merger Agreement on that basis is not available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Merger to be consummated by such time;

(ii)	if (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or other governmental entity having competent jurisdiction enjoining F&M and Cascade from consummating the Merger is entered and such judgment, injunction or order shall have become final and non-appealable; or

(iii)	if certain judgments, orders or legal restraints or prohibitions are in effect and have become final and non-appealable.
  by F&M:
(i)	if the shareholders of Cascade do not approve the issuance of the Merger Shares in connection with the Merger Agreement prior to June 30, 2006;

(ii)	if the Board of Directors of Cascade or management of Cascade fails to recommend in good faith the approval of the issuance of the Merger Shares, or rescinds or adversely modifies any such recommendation, in each case for any reason;

(iii)	if Cascade misrepresents, breaches or fails to perform in any material respect any of its representations, covenants or other agreements contained in the Merger Agreement and, as a result, the conditions to F&M’s obligation to close the transactions contemplated by the Merger Agreement are not capable of being satisfied (a “Cascade Default”); provided that if such Cascade Default is curable by Cascade through the exercise of commercially reasonable efforts, then F&M may not terminate this Agreement under this provision unless F&M gives Cascade written notice of the Cascade Default and Cascade fails to cure such Cascade Default within twenty (20) days after delivery of such notice; and
  by Cascade, if F&M misrepresents, breaches or fails to perform in any material respect any of its representations, covenants or other agreements contained in the Merger Agreement and, as a result, the conditions to Cascade’s obligation to close the transactions contemplated by this Agreement are not capable of being satisfied (an “F&M Default”); provided that if such F&M Default is curable by F&M through the exercise of commercially reasonable efforts, then Cascade may not terminate this Agreement under this provision unless Cascade gives F&M written notice of the F&M Default and F&M fails to cure such F&M Default within twenty (20) days after delivery of such notice.

EFFECT OF TERMINATION

       Except as set forth below, if the Merger Agreement is terminated, no party will have any resulting liability or obligations to the other parties.

  if the Merger is not consummated as a result of a willful breach by Cascade, on the one hand, or F&M and Mr. Bolger, on the other hand, or a willful failure of performance by Cascade, on the one hand, or F&M and Mr. Bolger, on the other hand, in any material respect of any of the representations, warranties, covenants or other agreements contained in the Merger Agreement of Cascade, on the one hand, or F&M and Mr. Bolger, on the other hand, as applicable, then F&M is entitled to payment by Cascade, in case of a willful breach or failure on Cascade’s part, or Cascade is entitled to payment by F&M, in the case of a willful breach or failure on F&M’s or Mr. Bolger’s part, of a termination fee of $7 million, as liquidated damages;
  if the Merger is not consummated as a result a non-willful breach by Cascade, on the one hand, or F&M and Mr. Bolger, on the other hand, or a non-willful failure of performance by Cascade, on the one hand, or F&M and Mr. Bolger, on the other hand, in any material respect of any of the representations, warranties, covenants or other agreements contained in the Merger Agreement of Cascade, on the one hand, or F&M and Mr. Bolger, on the other hand, as applicable, then F&M and Mr. Bolger shall be entitled to payment by Cascade, in case of a non-willful breach or failure on Cascade’s part, or Cascade shall be entitled to payment by F&M, in the case of a non-willful breach or failure on F&M’s or Mr. Bolger’s part, in an amount equal to the non-breaching party’s or parties’ out-of-pocket expenses, not to exceed $1 million, in connection with the negotiation, execution and performance of such party’s or parties’ obligations under the Merger Agreement;
  (i) the failure of the shareholders of Cascade to approve the issuance of the Merger Shares in and of itself will not be considered a per se willful breach of the Merger Agreement; provided, however, that this does not preclude in any way a willful breach relating to any act or omission that gave rise to, affected or influenced in any way, such failure; and (ii) a failure by Cascade to have available the cash consideration immediately prior to the Effective Time will constitute a willful breach unless one or more third party financing sources hasrefused to provide financing to Cascade following the occurrence of certain conditions;

  if the shareholders of Cascade fail to approve the issuance of the Merger Shares at the Meeting andcertain other triggering conditions are satisfied, then F&M shall be entitled to receive a termination fee of $5 million from Cascade upon termination of the Merger Agreement for any event or by any party;
  in no event shall any party be entitled to more than one fee payment pursuant to the foregoing.

EFFECTIVE TIME AND CLOSING OF THE MERGER

       The Effective Time is defined as Noon Idaho time on the Closing Date and the Closing Date is defined as a date on or after April 1, 2006, which shall be no later than the fifth (5th) business day after satisfaction or waiver of the conditions to the Merger (unless the parties agree to another Closing Date).

       On the Closing Date, the parties will file articles of merger with the Secretary of State of the State of Oregon and the Secretary of State of the State of Idaho. Cascade currently anticipates that the Merger will be completed in April 2006.

NO DISSENTERS’ RIGHTS

       Under applicable Oregon law, shareholders do not have the right to dissent from the Merger and obtain payment for the appraised value of their shares.

RESALES OF STOCK BY AFFILIATES OF F&M

       The Merger Shares are being issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, and applicable state securities laws. The Merger Shares will be restricted in terms of transfer unless and until the Merger Shares are subsequently registered or there exists an exemption from registration. Moreover, the transfer of the Merger Shares is further restricted by the terms of the Shareholders Agreement.

       However, Cascade has agreed to register the shares of Cascade common stock on behalf of the F&M shareholders. Cascade expects to file the registration statement covering those shares soon after the Merger is completed. Once the registration statement is declared effective, the Merger Shares will be freely tradable (subject to applicable securities laws relating to filing and disclosure requirements and restrictions relating to insider trading) and will be listed on the NASDAQ Capital Market under the symbol “CACB.”

EXPENSES

       The Merger Agreement provides that Mr. Bolger will pay the costs and expenses incurred by F&M for legal and financial advisory services rendered in connection with the negotiation and consummation of the Merger as described in the Merger Agreement and neither F&M nor Cascade will have any responsibility for any such costs and expenses. F&M will pay all other costs and expenses incurred by it in connection with the negotiation and consummation of the Merger and Cascade will be responsible for all of its costs and expenses associated with the Merger. Upon completion of the Merger, other expenses, including severance payments, will be incurred and paid by Cascade.

EQUITY PLAN PROPOSAL

       In 2002, the Cascade shareholders approved the 2002 Equity Incentive Plan. A total of 787,500 shares are currently reserved for issuance under the 2002 Equity Incentive Plan. In 2003, the shareholders approved an amendment to allow the issuance of restricted shares of Cascade common stock as well as options to acquire shares of Cascade common stock under the 2002 Equity Incentive Plan (as amended, the “2002 Plan”).

       The 2002 Plan is in addition to the Cascade Incentive Stock Option Plan, adopted by the Cascade shareholders in 1994 (the “1994 Plan”). Since the adoption of the 2002 Plan, no additional options have been granted under the 1994 Plan.

       As of March 10, 2006, 119,076 shares have been issued, 444,775 shares are subject to outstanding stock options and 223,649 shares (increasing to 1,023,649 if the Equity Plan Proposal is approved) of Cascade common stock remain eligible for issuance under the 2002 Plan. As of March 10, 2006, an additional 1,074,432 shares have been issued and 405,051 shares are subject to outstanding stock options under the 1994 Plan. No further options will be granted under the 1994 Plan.

       The Cascade Board of Directors believes the shares remaining to be issued under the 2002 Plan is inadequate for the needs of Cascade for the foreseeable future. Accordingly, on January 30, 2006, the Cascade Board of Directors approved an amendment to the 2002 Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the 2002 Plan from 787,500 shares to 1,587,500 shares (an increase of 800,000 shares) and directed that the proposed amendment be submitted to the Cascade shareholders for consideration at the Meeting.

       THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE EQUITY PLAN PROPOSAL.

PURPOSE

       The purpose of the 2002 Plan is to promote the long-term best interest of Cascade, its subsidiaries and its shareholders by providing a means whereby key employees and directors of the Company who contribute materially to the success and profitability of the Company may be granted restricted stock and incentive and/or nonqualified stock options to purchase shares of Cascade common stock. Grants under the 2002 Plan have recognized and rewarded, and will continue to recognize and reward, outstanding individual performances and contributions and give, and will continue to give, such persons a proprietary interest in Cascade, enhancing their personal interest in Cascade’s continued success and performance. This program also assists, and will continue to assist Cascade and its subsidiaries, in attracting and retaining key employees and qualified corporate directors. Cascade believes that employees and directors who own shares of Cascade’s common stock will have a closer identification with Cascade and greater motivation to work for Cascade’s success by reason of their ability as shareholders to participate in Cascade’s growth and earnings. Options granted under the 2002 Plan may be incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified options or restricted stock.

ADMINISTRATION OF THE 2002 PLAN

       The 2002 Plan is administered by the Compensation Committee. Subject to the terms of the 2002 Plan, the Compensation Committee has the sole discretion and authority to select those persons to whom awards will be made (“participants”), to designate the number of shares to be covered by each award, to establish vesting schedules including accelerated and performance vesting based on Cascade’s performance, to specify all other terms of the awards (subject to certain restrictions), and to interpret the 2002 Plan.

ELIGIBLE PERSONS

       Under the 2002 Plan, Cascade may award restricted stock and qualified and non-qualified stock options to employees and directors of Cascade (as determined by the Compensation Committee), provided that under applicable provisions of the Code, only officers and other employees are eligible to receive incentive stock options under the 2002 Plan. Assuming the Merger is approved and closes, Cascade will have ten directors and more than 500 officers and employees of Cascade and the Bank of the Cascades (including the employees of the Farmers and Merchants operations) some of whom may be considered for stock awards under the 2002 Plan.

SHARES SUBJECT TO THE 2002 PLAN

       The total number of shares of common stock that may be issued under the 2002 Plan is 787,500 shares, subject to adjustment as provided in the 2002 Plan. The Equity Plan Proposal would increase that number by 800,000 to 1,587,500 shares of common stock. The number of shares covered by an award under the 2002 Plan reduces the number of shares available for future awards under the 2002 Plan. Any shares subject to an award that expires, terminates, or is surrendered for cancellation, however, may again become available for new awards under the 2002 Plan.

STOCK OPTIONS

       With respect to the stock options under the 2002 Plan that are intended to qualify as “incentive stock options” under Section 422 of the Code, the option price must be at least 100% (or, in the case of a holder of more than 10% of the shares of Cascade common stock, 110%) of the fair market value of a share of Cascade common stock on the date of the grant of the stock option. The Compensation Committee will establish, at the time the options are granted, the exercise price of options that do not qualify as incentive stock options (“non-qualified stock options”), which may not be less than 100% of the fair market value of a share of common stock on the date of grant. The aggregate fair market value (determined on the date of grant) of the shares with respect to which incentive stock options exercisable the first time by any participant during any calendar year (under all plans of Cascade and its subsidiaries) may not exceed $100,000.

       No incentive stock option granted under the 2002 Plan may be exercised more than 10 years (or, in the case of a holder of more than 10% of the common stock, five years), or such shorter period as the Compensation Committee may determine, from the date it is granted. Non-qualified stock options may be exercised during such period as the Compensation Committee determines at the time of grant, which period may not be more than 10 years from the date of grant.

       Stock options granted under the 2002 Plan will become exercisable in one or more installments in the manner and at the time or times specified by the Compensation Committee at the time of grant. Subject to the discretion of the Compensation Committee, no incentive stock option may be exercised beyond the period established by the Compensation Committee after the termination of a participant’s employment relationship with Cascade or its subsidiaries for any reason other than disability or death. Further, the Compensation Committee may condition the vesting of options based upon the satisfaction of certain performance goals established by the Compensation Committee. Performance goals may be established on one or more of the following business criteria: earnings per share; return on equity; return on assets; operating income; or market value per share. The applicable performance goals and all other terms and conditions of the award will be determined at the discretion of the Compensation Committee. If a participant is terminated for “cause” (as defined in the 2002 Plan), the participant’s incentive stock options will expire as of first discovery by Cascade of any reason for termination for cause, and such participant shall have no right to purchase any shares pursuant to such option. If a participant’s employment relationship with Cascade or its subsidiaries is terminated by reason of death or disability, the participant’s incentive options will expire the earlier of one year immediately following such termination or the end of the Option Period.

       The exercise price of each stock option together with an amount sufficient to satisfy any tax withholding requirement must be paid in full at the time of exercise. Payment of the exercise price must be made in cash, bank certified or cashier’s check, personal check or shares of Cascade common stock or any such combination as deemed appropriate by the Committee.

RESTRICTED STOCK GRANTS

       Under the 2002 Plan, Cascade may also grant restricted shares of Cascade common stock (“restricted stock”). Restricted stock differs from options in that upon grant, the recipient is the owner of the shares and has all rights as a shareholder, subject to certain restrictions.

       Under the 2002 Plan, restricted stock is subject to forfeiture under certain circumstances. The grant typically provides that 50% of the shares covered by the grant vest after four years and the remaining 50% of the shares covered by the grant vest at the end of the fifth year. Unless the employee remains employed for the vesting period, the non-vested shares of restricted stock terminate upon cessation of the employee’s employment.

ADJUSTMENTS OF AWARDS

       In the event of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of stock, merger, consolidation or any change in the corporate structure of Cascade affecting shares of common stock, the Compensation Committee may adjust the maximum aggregate number and class of shares as to which awards may be granted under the 2002 Plan, and the number and class of shares and exercise price of outstanding awards, in such manner as the Compensation Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such awards. No adjustment will be made with respect to existing awards as a result of the Merger.

NONTRANSFERABILITY OF AWARDS

       Awards of incentive stock options and restricted stock made under the 2002 Plan may not be assigned, encumbered, or transferred otherwise than by will or the laws of descent and distribution.

AMENDMENT AND TERMINATION OF THE 2002 PLAN

       The Cascade Board of Directors may at any time terminate or amend the 2002 Plan; however, shareholder approval must be obtained to the extent necessary and desirable to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, Code Section 422, or any other applicable law or regulation, including requirements of any stock exchange or quotation system on which Cascade’s common stock is listed or quoted.

FEDERAL INCOME TAX CONSEQUENCES

       The following is a brief summary of principal income tax consequences of awards under the 2002 Plan. The summary is based on current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended to be exhaustive.

Non-qualified Stock Options

       A participant who is granted a non-qualified stock option does not recognize taxable income upon a grant of the option, and Cascade is not entitled to a tax deduction. The participant will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the exercise price of such shares. Such income will be treated as compensation to the participant subject to applicable withholding requirements. Cascade is generally entitled to a tax deduction in an amount equal to the compensation taxable to participant as ordinary income in the year the income is taxable to the participant. Any appreciation in value after the time of exercise will be taxable to the participant as capital gain and will not result in a deduction by Cascade.

Incentive Stock Options

       A participant who receives an incentive stock option does not recognize taxable income upon the grant or exercise of the option, and Cascade is not entitled to a tax deduction. The difference between the exercise price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the participant in the year of exercise. Cascade will not be entitled to a deduction with respect to any item of tax preference.

       A participant will recognize gain or loss upon the disposition of shares of Cascade common stock acquired from the exercise of incentive stock options. The nature of the gain or loss depends upon how long the option shares were held. If the option shares were not disposed of pursuant to a “disqualifying disposition” (i.e., no disposition occurs within two years from the date the option was granted nor one year from the date of exercise), the participant will recognize long-term capital gain or long-term capital loss depending on the selling price of the shares. Such gain or loss will be based on the difference between the selling price and the exercise price. If option shares are sold or disposed of as part of a disqualifying disposition, the participant must recognize ordinary income, which is treated as wages subject to withholding. The amount that the participant must recognize as ordinary income as a result of a disqualifying disposition depends upon whether the disposition is (i) a sale to an unrelated party or (ii) any other type of disposition (such as a gift or sale to a family member or affiliated corporation). If the disposition is a sale to an unrelated party, then the amount recognized as ordinary income is equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the exercise price. If the disposition is not a sale to an unrelated party, then the amount recognized as ordinary income is equal to the difference between the fair market value of the shares on the date the option was exercised and the exercise price for the shares. If the shares appreciated in value subsequent to the exercise of the option, then the amount of the gain resulting from the disqualifying disposition in excess of the amount taxable as ordinary income is treated as capital gain (long-term or short-term, depending on whether the participant held the shares for more than one year). Cascade is generally entitled to a deduction in computing its federal income taxes for the year of disposition in an amount equal to any amount taxable to the participant as ordinary income pursuant to a “disqualifying disposition” by a participant.

Restricted Stock Awards

       Upon receipt of a grant of restricted stock, the recipient generally will be taxed on the fair market value of the shares as they become vested. The recipient, however, by making an election under Section 83(b) of the Code, may recognize the entire tax upon grant. In doing so, the recipient may lower the ultimate tax consequences associated with the grant.

       For example, assume that the fair market value of 100 shares of restricted stock on the grant date is $100 ($1 per share). The shares are subject to a vesting schedule such that 25 shares become fully vested to the recipient on the first, second, third and fourth anniversary of the grant. If the recipient does not make the election under Section 83(b) of the Code, the recipient will be taxed only if the shares vest and will pay tax on the fair market value on the date of vesting. Thus, if on the first anniversary of the grant date, the fair market value of vested shares has increased from $1 to $2, the recipient will pay tax on $50 ($2 x 25 vested shares) rather than $25 ($1 x 25 vested shares). If in year two, the vested shares now have a fair market value of $3 per share, the tax will be paid on $75 and if the shares continue to increase at the same pace, the total fair market value upon which compensation will be due over the four years will be $350, rather than the fair market value of $100 at the time of the grant. If the recipient makes the 83(b) election, the recipient can choose to pay the tax on the $100 and take the risk that the recipient will never become fully vested in all of the shares of restricted stock. If the recipient does become fully vested, however, the recipient will pay lower taxes if the 83(b) election is made. Cascade is entitled to recognize compensation expense equal to the fair market value of the shares at the same time the recipient recognizes the tax liability.

STOCK PERFORMANCE GRAPH

       The graph below compares the yearly percentage change in the cumulative shareholder return on the Company’s common stock during the five years ended December 31, 2005 with: (i) the Total Return Index for the NASDAQ Stock Market (U.S. Companies) as reported by the Center for Research in Securities Prices and (ii) the Total Return Index for NASDAQ Bank Stocks as reported by the Center for Research in Securities Prices. This comparison assumes $100.00 was invested on December 31, 2000, in the Company’s common stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all shares issued pursuant to stock dividends and splits.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Cascade Bancorp	100.00	146.86	192.23	273.01	363.58	420.42
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL NASDAQ Bank Index	100.00	108.85	111.95	144.51	165.62	160.57
NW Peer Banks *	100.00	115.27	129.29	191.39	225.56	259.39
____________________

**	NW Peer Banks consists of publicly traded commercial banks, excluding Cascade Bancorp, headquartered in Oregon and Washington. Included are West Coast Bancorp, PremiereWest Bancorp, Columbia Bancorp, Banner Corporation, Frontier Financial Corporation, Columbia Banking System, Inc., Cascade Financial Corporation, and AmericanWest Bancorporation.

INFORMATION ABOUT CASCADE

CASCADE BANCORP

       Cascade Bancorp (“Cascade”) is an Oregon chartered Financial Holding Company with headquarters in Bend, Oregon. Its principal subsidiary is Bank of the Cascades. Together these entities are referred to as the “Company”. At December 31, 2005, the Company had total consolidated assets of approximately $1.3 billion, net loans of approximately $1.04 billion and deposits of approximately $1.07 billion.

BANK OF THE CASCADES

       Bank of the Cascades was chartered as an Oregon State bank and opened for business in 1977, with headquarters in Bend, Oregon. Bank of the Cascades is a community bank offering a full range of financial services to its business and consumer clients, including residential mortgage, trust and investments. With the sustained increase in population and economy of its Central Oregon market, the Company has enjoyed rapid growth in assets and profitability over the past decade. More recently, the Company has diversified its geographic footprint by expanding into growth markets of Portland and Southern Oregon. By year-end 2005, loans and deposits in those markets had risen to 34% and 17%, respectively, of Company-wide totals. With each of its markets expanding at a healthy pace in 2005, total loans and total deposits were up 22.1% and 25.2%, respectively, for the year. At the end of 2005, Bank of the Cascades had a total of 21 branches serving the communities in Central Oregon, Salem/Keizer, Southern Oregon and Portland.

       During 2005, the Company opened an additional office in Medford, expanding its branches in the fast growing Southern Oregon market to five. In Central Oregon, the Company consolidated its East Bend-Safeway in-store facility into its neighboring East Bend Forum branch, which had opened in 2004.

       A significant portion of the assets of Bank of the Cascades continue to be in fast growing Deschutes County, Oregon, where the Company is the market share leader in deposits, holding a 33% market share. Bank of the Cascades also is among the top originators of construction, commercial real estate, and residential loans in the county. Over the past decade, the population of Deschutes County has grown at a rate among the fastest of all counties in the United States.

       With a personal-touch relationship banking strategy, Bank of the Cascades offers a broad range of commercial and retail banking services to its customers. Lending activities serve small to medium-sized businesses, municipalities and public organizations, professional and consumer relationships. Bank of the Cascades provides commercial real estate loans, real estate construction and development loans, commercial and industrial loans as well as consumer installment, line-of-credit, credit card, and home equity loans. Bank of the Cascades originates and services residential mortgage loans that are typically sold on the secondary market. Bank of the Cascades provides consumer and business deposit services including checking, money market, and time deposit accounts and related payment services, internet banking and electronic bill payment. In addition, Bank of the Cascades serves business customer deposit needs with cash management services.

EMPLOYEES

       The Company views its employees as an integral resource in achieving its strategies and long term goals, and considers its relationship with its employees to be very strong. Cascade has no employees other than its executive officers, who are also employees of Bank of the Cascades. The Company had 336 full-time equivalent employees as of December 31, 2005, up from 320 at the prior year-end. This increase is primarily to meet growing business volumes and to support new markets. None of the employees of the Company are subject to a collective bargaining agreement.

BUSINESS STRATEGY

       The Company targets strong growth markets and deploys a distinctive community banking strategy within such markets. The business strategy is focused on personal-touch relationship banking, featuring premier customer service and competitive financial products. The Company is strategically committed to utilizing advanced technology for the convenience of customers, including “customer choice” access through branches, ATMs, Internet, and telephone.

       The Company’s expansion into Southern Oregon is based upon a community banking strategy, similar to the Company’s strategy in its Central Oregon and Salem regions. The Medford branch was opened in mid-2003, after hiring a well-known banking executive from the area. The Company acquired the former Community Bank of Grants Pass on January 1, 2004, and during the year opened additional branches in Grants Pass and Ashland, Oregon. The Company added a second Medford location with the opening of its Crater Lake Highway branch in June 2005. A third Medford location is targeted for 2006.

       The Company’s Portland strategy is focused on attracting high value business and professional banking customers in greater metropolitan area. Key to the deployment of this strategy was the hiring of an experienced Portland banking team from another financial institution in September 2003. Since that time, additional in-market bankers have joined the Company, adding customer loan and deposit relationships, as well as strong new business development skills.

       While integrating Farmers & Merchants into Bank of the Cascades, the Company will continue to focus on organic growth and increased market share in its existing locations. It may also consider future expansion when it identifies market opportunities, as occurred in Southern Oregon and Portland in 2003. The Company may also consider strategic partnerships or business acquisitions to expand its market opportunities in the future.

RISK MANAGEMENT

       The Company has risk management policies with respect to identification, assessment, and management of important business risks. Such risks include, but are not limited to, credit quality and loan concentration risks, liquidity risk, interest rate risk, economic and market risk, as well as operating risks such as compliance, disclosure, internal control, legal and reputation risks.

       Credit risk management objectives include loan policies and underwriting practices designed to prudently manage credit risk, and monitoring processes to identify and manage loan portfolio concentrations. Funding policies are designed to maintain an appropriate volume and mix of core relationship deposits and time deposit balances to minimize liquidity risk while efficiently funding its loan and investment activities. In addition, the Company may utilize borrowings or other wholesale funding from reliable counterparties such as the Federal Home Loan Bank and the Federal Reserve Bank to augment its liquidity. The Company monitors and manages its sensitivity to changing interest rates by utilizing simulation analysis and scenario modeling and by adopting asset and liability strategies and tactics to control the volatility of its net interest income in the event of changes in interest rates. Operating related risks are managed through implementation of and adherence to a system of internal controls. Key control processes and procedures are subject to internal and external testing in the course of internal audit and regulatory compliance activities. While the Company believes its risk management strategies and processes are prudent and appropriate to manage the wide range of risks inherent in its business, there can be no assurance that such strategies and processes will detect, contain, eliminate or prevent risks that could result in adverse financial results in the future.

INFORMATION CONCERNING F&M HOLDING COMPANY

       F&M Holding Company, the parent company of Farmers & Merchants State bank, is the largest independent bank holding company headquartered in Boise, Idaho. Farmers & Merchants State Bank is a community banking organization that was established in 1967. Farmers & Merchants State Bank’s business mix is both retail and commercial, with a strategic focus on business banking. Farmer & Merchants State Bank also offers trust, investments and private banking services. Farmers & Merchants State Bank, with $612 million in assets as of December 31, 2005, has 11 full-service branches located throughout the Boise and Treasure Valley area in Idaho. At December 31, 2005, F&M had 206 full time equivalent employees.

CERTAIN REGULATORY CONSIDERATIONS

       Cascade, F&M, Bank of the Cascades and Farmers & Merchants State Bank are extensively regulated under Federal, Oregon and Idaho law. These laws and regulations are primarily intended to protect depositors and the deposit insurance fund, not shareholders of Cascade or F&M. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory or regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of Cascade following the Merger. The operations of Cascade may be affected by legislative changes and by the policies of various regulatory authorities. Management is unable to predict the nature or the extent of the effects on its business and earnings that fiscal or monetary policies, economic control or new Federal or State legislation may have in the future.

FEDERAL BANK HOLDING COMPANY REGULATION

       Cascade and F&M each are a one-bank financial holding company within the meaning of the Bank Holding Company Act (“Act”), and as such, they are subject to regulation, supervision and examination by the Federal Reserve Bank (“FRB”). Cascade has been designated a “Financial Holding Company” as defined in the 1999 Gramm-Leach-Bliley Act (see description below), and does not expect such designation to have a material effect on its financial condition or results of operations. Both Cascade and F&M are required to file annual reports with the FRB and to provide the FRB such additional information as the FRB may require.

       The Act requires every bank holding company to obtain the prior approval of the FRB before (1) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company. The FRB will not approve any acquisition, merger or consolidation that would have a substantial anticompetitive result, unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The FRB also considers capital adequacy and other financial and managerial factors in reviewing acquisitions or mergers.

       With certain exceptions, the Act also prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities, which by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks. In making this determination, the FRB considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency in resources, which can be expected to outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest or unsound banking practices.

THE SARBANES-OXLEY ACT OF 2002

       In July 2002, the Sarbanes-Oxley Act of 2002 (the “SOX”) was enacted with the intent of protecting investors by improving the accuracy and reliability of corporate disclosures. The SOX, among other things: sets standards for director independence; requires enhanced financial disclosures; requires certifications by chief executive officer and chief financial officer as to the accuracy of financial statements; requires completeness of disclosure and effectiveness of internal controls; provides for greater independence of audit functions; and provides for increased penalties for accounting and auditing improprieties at publicly traded companies. The SOX directs the Securities and Exchange Commission (“SEC”) and securities exchanges to adopt rules that implement these and other requirements. A number of rules have been adopted and continue to be proposed and implemented pursuant to the SOX. Beginning for the year 2004, under section 404 of the Act, Cascade was required to document, assess, test and certify as to the effectiveness of its system of internal controls. In addition, its independent auditor was required to audit and attest to such controls, and these reports are included in this filing.

USA PATRIOT ACT

       Under the USA Patriot Act of 2001, adopted by the U.S. Congress on October 26, 2001 to combat terrorism, FDIC insured banks and commercial banks were required to increase their due diligence efforts for correspondent accounts and private banking customers. The USA Patriot Act requires Bank of the Cascades and Farmers & Merchants State Bank to engage in additional record keeping or reporting, requiring identification of owners of accounts, or of the customers of foreign banks with accounts, and restricts or prohibits certain correspondent accounts.

FINANCIAL MODERNIZATION ACT

       On November 12, 1999 the Gramm-Leach-Bliley Act became law, repealing the 1933 Glass-Steagall Act’s separation of the commercial and investment banking industries. The Gramm-Leach-Bliley Act expands the range of nonbanking activities a bank holding company may engage in, while reserving existing authority for bank holding companies to engage in activities that are closely related to banking. This legislation creates a new category of holding company called a “Financial Holding Company,” a subset of bank holding companies that satisfy the following criteria:

  all of the depository institution subsidiaries must be well capitalized and well managed;
  the holding company must file a declaration with the Federal Reserve Board that it elects to be a financial holding company to engage in activities that would not have been permissible before the Gramm-Leach-Bliley Act; and
  all of the depository institution subsidiaries must have a Community Reinvestment Act rating of “satisfactory” or better.

       Financial holding companies may engage in any activity that: (1) is financial in nature or incidental to such financial activity; (2) is complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. The Gramm-Leach-Bliley Act specifies certain activities that are financial in nature. These activities include:

  acting as a principal, agent or broker for insurance;
  underwriting, dealing in or making a market in securities; and
  providing financial and investment advice.

       The Federal Reserve Board and the Secretary of the Treasury have authority to decide whether other activities are also financial in nature or incidental to financial activity, taking into account changes in technology, changes in the banking marketplace and competition for banking services.

       Cascade is a designated “Financial Holding Company” but does not expect such designation to have a material effect on its financial condition or results of operations.

FEDERAL AND STATE BANK REGULATION

       Bank of the Cascades and Farmers & Merchants State Bank, each as a Federal Deposit Insurance Corporation (“FDIC”) insured bank which is not a member of the Federal Reserve System, is subject to the supervision and regulation of the State of Oregon Department of Consumer and Business Services, Division of Finance and Corporate Securities, and the Idaho Department of Finance, respectively, and to the supervision and regulation of the FDIC. These agencies may prohibit Bank of the Cascades and Farmers & Merchants from engaging in what they believe constitute unsafe or unsound banking practices.

       The Community Reinvestment Act (“CRA”) requires that, in connection with examinations of financial institutions within their jurisdiction, the FRB or the FDIC evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. The current CRA rating of Bank of the Cascades is “Satisfactory” and for Farmers & Merchants State Bank is “Satisfactory”.

       Bank of the Cascades and Farmers & Merchants State Bank each also are subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders or any related interest of such persons. Extensions of credit: (1) must be made on substantially the same terms, collateral and following credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with persons not described above; and (2) must not involve more than the normal risk of repayment or present other unfavorable features. Each of Bank of the Cascades and Farmers & Merchants State Bank is also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of the bank, the imposition of a cease and desist order, and other regulatory sanctions.

       Under the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), each Federal banking agency is required to prescribe by regulation, non-capital safety and soundness standards for institutions under its authority. These standards are to cover internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation. An institution, which fails to meet these standards, must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. The Company believes that the Bank of Cascade meets substantially all the standards that have been adopted. To date, Farmers & Merchants State Bank has not been required to comply with FDICIA reporting.

INTERSTATE BANKING LEGISLATION

       Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (“Riegle-Neal Act”), as amended, a bank holding company may acquire banks in states other than its home state, subject to certain limitations. The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. Banks are also permitted to acquire and to establish de novo branches in other states where authorized under the laws of those states.

DEPOSIT INSURANCE

       As a member institution of the FDIC, the deposits of each of Bank of the Cascades and Farmers & Merchants State Bank are currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund (“BIF”), and each bank is required to pay semiannual deposit insurance premium assessments to the FDIC.

       The Deposit Insurance Funds Act of 1996 (“Funds Act”) eliminated the statutorily imposed minimum assessment amount, effective January 1, 1997. The Funds Act also authorizes assessments on Bank Insurance Fund-assessable deposits and stipulates that the rate of assessment must equal one-fifth the Financing Corporation assessment rate that is applied to deposits assessable by the Savings Association Insurance Fund. The Financing Corporation assessment rate for Bank Insurance Fund-assessable deposits is 1.296 cents per $100 of deposits per year. The FDIC insurance expense for 2005 was approximately $238,000 for Bank of the Cascades and $56,000 for Farmers & Merchants State Bank.

REGULATORY CAPITAL

       The Federal bank regulatory agencies use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If the capital falls below the minimum levels established by these guidelines, the bank holding company or bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open facilities. At December 31, 2005, Cascade is considered “well capitalized” and F&M is considered “well capitalized” according to these regulatory capital guidelines.

       The FRB and FDIC promulgate risk-based capital guidelines for banks and bank holding companies. Risk-based capital guidelines are designed to make capital requirements sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the FRB has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies and banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital.

       Tier 1 capital for bank holding companies includes common stockholders’ equity, qualifying perpetual preferred stock (up to 25% of total Tier 1 capital, if cumulative; under a FRB rule, redeemable perpetual preferred stock may not be counted as Tier 1 capital unless the redemption is subject to the prior approval of the FRB) and minority interests in equity accounts of consolidated subsidiaries, less intangibles. Tier 2 capital includes: (1) the allowance for loan losses of up to 1.25% of risk-weighted assets; (2) any qualifying perpetual preferred stock which exceeds the amount which may be included in Tier 1 capital; (3) hybrid capital instrument; (4) perpetual debt; (5) mandatory convertible securities, and; (6) subordinated debt and intermediate term preferred stock of up to 50% of Tier 1 capital. Total capital is the sum of Tier 1 and Tier 2 capital less reciprocal holdings of other banking organizations, capital instruments and investments in unconsolidated subsidiaries.

       Banks’ and bank holding companies’ assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets.

       Loans are generally assigned to the 100% risk category, except for first mortgage loans fully secured by residential property, which carry a 50% rating. Cascade’s investment securities, mainly U.S. Government sponsored agency obligations, are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations fully guaranteed by the United States Treasury or United States Government, which have 0% risk-weight. F&M’s investment securities, mainly U.S. Government sponsored agency obligations, are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations fully guaranteed by the United States Treasury or United States Government, which have 0% risk-weight. Off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given a 100% conversion factor. Transaction related contingencies such as bid bonds, other standby letters of credit and undrawn commitments, including commercial credit lines with an initial maturity of more than one year, have a 50% conversion factor. Short-term, self-liquidating trade contingencies are converted at 20%, and short-term commitments have a 0% factor.

       The FRB also has implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The FRB requires a minimum leverage ratio of 3%. However, for all but the most highly rated bank holding companies and for bank holding companies seeking to expand, the FRB expects an additional cushion of at least 1% to 2%.

       At December 31, 2004, Cascade’s leverage, Tier 1 capital and Total risked-based capital ratios were 10.11%, 10.11% and 11.40%, respectively and F&M’s leverage, Tier 1 capital and Total risked-based capital ratios were 7.48%, 7.59% and 10.66%, respectively.

       The FDICIA also created a new statutory framework of supervisory actions indexed to the capital level of the individual institution. Under regulations adopted by the FDIC, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions that are deemed “undercapitalized”, depending on the category to which they are assigned, are subject to certain mandatory supervisory corrective actions. At December 31, 2005, Cascade and F&M each are considered “well-capitalized”.

STATE REGULATIONS CONCERNING CASH DIVIDENDS

Cascade

       The principal source of Cascade’s cash revenues have been provided from dividends received from Bank of the Cascades. The Oregon banking laws impose the following limitations on the payment of dividends by Oregon state chartered banks. The amount of the dividend shall not be greater than its unreserved retained earnings, deducting from that, to the extent not already charged against earnings or reflected in a reserve, the following: (1) all bad debts, which are debts on which interest is past due and unpaid for at least six months, unless the debt is fully secured and in the process of collection; (2) all other assets charged off as required by the Director of the Department of Consumer and Business Services or a state or federal examiner; (3) all accrued expenses, interest and taxes of the institution.

       In addition, the appropriate regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends, which would constitute an unsafe or unsound banking practice. Bank of the Cascades and Cascade are not currently subject to any regulatory restrictions on their dividends other than those noted above.

CHECK 21

       The Check Clearing for the 21st Century Act, or “Check 21” as it is commonly known, became effective October 28, 2004. Check 21 facilitates check collection by creating a new negotiable instrument called a “substitute check,” which permits, but does not require, banks to replace original checks with substitute checks and process check information electronically. Banks that do use substitute checks must comply with certain notice and recredit rights. Check 21 is expected to cut the time and cost involved in physically transporting paper items and reduce float, i.e. the time between the deposit of a check in a bank and the bank’s receipt of payment for that check. Bank of the Cascades utilizes the Check 21 authority and currently possesses technology necessary to process and exchange check information electronically. Farmers & Merchants State Bank uses a remote service provider for its check clearing operations; accordingly, Check 21 has not had a material effect on its operations.

ELECTION OF DIRECTORS

       The Company’s Board of Directors currently consists of eight directors, whose terms are divided into three classes. Through its nominating committee, the Board of Directors has nominated each of the following persons for election as directors to serve through the date of the annual meeting of shareholders in the year indicated.

Jerol E. Andres, continuing director, term to expire 2009
Henry H. Hewitt, continuing director, term to expire 2009
Judi Johansen, continuing director, term to expire 2009
Clarence Jones, new director, term to expire 2009
Thomas M. Wells, new director, term to expire 2007

       It is intended that the proxies solicited by the Board will be voted for the election of the above named nominees for the term specified. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as selected by the names proxies may recommend. At this time the Board knows of no reason why the nominee might be unavailable to serve.

       The by-laws of the Company do not allow nominations from the floor at the annual meeting. Any shareholder wishing to nominate a person for election as a director must submit that nomination to the Nominating Committee of the Board of Directors as outlined under “Shareholder Communications with the Board of Directors”.

       THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ABOVE DIRECTOR NOMINEES.

INFORMATION REGARDING CASCADE DIRECTORS AND EXECUTIVE OFFICERS

       The current members of the Cascade Board of Directors as well as those who will become members of the Cascade Board of Directors upon the Effective Time of the Merger is set forth below:

Director’s Name	Age	Year First Elected Director		Term to Expire
Jerol E. Andres	62	1993		2009	(3)
Henry H. Hewitt	64	2004		2009	(3)
Gary L. Hoffman	65	1984		2007
Patricia L. Moss	52	1993		2007
Gary L. Capps	70	1978		2008
James E. Petersen	66	1986		2008
Ryan R. Patrick	50	1998		2008
Clarence Jones	66		(1)	2009
Thomas M. Wells	54		(1)	2007
Judi Johansen	54	2006	(2)	2009	(3)
____________________

(1)	Under the Shareholders Agreement, the Cascade Board of Directors agreed to nominate Messrs. Jones and Wells to the shareholders for election to the Cascade Board of Directors, for a three and one year term, respectively, and to elect these individuals to the Board of Directors of Bank of the Cascades, in both cases effective upon the closing of the Merger.

(2)	Appointed January 23, 2006 to an unexpired term expiring on the date of the Meeting.

(3)	Current term expires on the date of the Meeting. Assuming they are elected, these individuals will be Class A Directors, whose term will end in 2009

The principal occupation of each director of the Company for the last five years is set forth below.

       Jerol E. Andres. Mr. Andres was elected as a director in 1993. Since 1988 Mr. Andres has served as CEO and President of Eagle Crest, Inc., a Central Oregon real estate development and resort. He is also a Director of Central Oregon Independent Health Services Corporation.

       Gary L. Capps. Mr. Capps was elected director in 1978. Mr. Capps served as Chairman of the Cascade Board from 1984 until 1985. He has been on the Bank of the Cascades board since 1978 and was Chairman of the Bank Board from 1980 to 2006. From 1965 through 1985, Mr. Capps was CEO and owner of Capps Broadcast group with 10 radio stations throughout the Northwest. He was Executive Director of the Bend Chamber of Commerce from 1992 to 1998 and is currently an owner of Century 21 Gold Country Realty, with five offices in Central Oregon.

       Henry H. Hewitt. Mr. Hewitt was elected as a director in 2004. Mr. Hewitt has been a partner of the Portland, Oregon based law firm of Stoel Rives LLP since 1974 and currently serves as its Chairman. His practice emphasizes general business advice, acquisitions, financings, and strategic planning. During a leave of absence from Stoel Rives in 1999, Mr. Hewitt served as Executive Vice President of finance and administration for PacifiCorp. He is a current member of the boards of directors of Hampton Affiliates, Columbia Forest Products, and PPM Energy, Inc. He currently serves as a trustee for Oregon Health and Science University (OHSU) and Willamette University (chairman, 1995–2003).

       Gary L. Hoffman, M.D. Dr. Hoffman was elected as a director in 1984. Dr. Hoffman served as Vice Chairman of the Board from 2000 until 2005, when he was appointed Chairman of the Cascade Board of Directors, and is chairman of the Audit Committee. Dr. Hoffman is a partner in the Bend Surgery Center, principal of Deschutes Medical Products, Inc. He practiced surgery at Bend Memorial Clinic from 1975 to 2000.

       Judi Johansen. Ms. Johansen was appointed to the Cascade Board of Directors in 2006. Ms. Johansen has served as president and CEO of PacifiCorp since 2001 after being executive vice president of Regulation and External Affairs from 2000 to 2001. She currently serves on the board of Schnitzer Steel Industries, Inc.. She is a director of the Oregon Business Council, and trustee of Lewis & Clark College. Ms. Johansen is a former member of the board of directors of the Portland branch of the Federal Reserve Bank of San Francisco.

       Clarence Jones. Mr. Jones is being nominated to the Cascade Board of Directors and assuming he is elected by the Cascade shareholders and the Merger closing, he will take office upon the Effective Time of the Merger. If the Cascade shareholders do not elect him to the Board of Directors, the Cascade Board of Directors will appoint him as a director as of the Effective Time. Mr. Jones is a long-time banker in the Idaho market, and served as President and CEO of Farmers & Merchants State Bank from 1989 to July 2005. He is the Chairman of Farmers & Merchants State Bank and is a director of F&M, and serves on multiple economic, civic, and charitable endeavors in the Boise and Treasure Valley areas.

       Patricia L. Moss. Ms. Moss was elected as a director in 1993. Ms. Moss currently serves as CEO of the Bank and President & CEO of Bancorp. From 1998 to 2003, Ms. Moss served as President & CEO of the Bank and the Company. From 1987 to 1998 Mrs. Moss previously served as Chief Operating Officer, Chief Financial Officer, and Secretary to the Board of Directors. She joined the Bank at its inception and has over 28 years of banking experience. She is also a director of MDU Resources Group, Inc. (MDU), North Pacific Group Inc., and Central Oregon Independent Health Services Corporation. In addition, Ms. Moss serves on the advisory council of Oregon Investment Fund and the Oregon Independent College Foundation.

       Ryan R. Patrick, CPA. Mr. Patrick was elected as a director in 1998 and is the Chairman of the Audit Committee of the Cascade Board of Directors. Mr. Patrick, a certified public accountant with 27 years of experience, is a partner in the firm of Patrick Casey & Co. LLP. His experience includes financial reporting and business and tax consulting for a wide range of clients, including individuals, corporations, partnerships, estates and trusts. Mr. Patrick also is a director of Cascade Health Care Community, which operates St. Charles Medical Centers in both Bend and Redmond.

       James E. Petersen. Mr. Petersen was elected as a director in 1986. Mr. Petersen also serves as Assistant Secretary. Since 1980 Mr. Petersen has been a partner in the Bend law firm of Karnopp Petersen LLP where he specializes in the areas of business, real estate and estate planning. He currently serves as general counsel for the Company. He also serves on the board of and is general counsel to Advanced Power Technology Inc., a public company located in Bend.

       Thomas Wells. Mr. Wells is being nominated to the Cascade Board of Directors and, assuming he is elected by the Cascade shareholders at the Meeting and the Merger closes, he will take office upon the Effective Time of the Merger. If the Cascade shareholders do not elect him to the Board of Directors, the Cascade Board of Directors will appoint him as a director as of the Effective Time. Mr. Wells currently is partner in the law firm Wells, Jaworski, Liebman & Paton, LLP, which handles a wide variety of legal matters. He is counsel to David F. Bolger, the principal shareholder of F&M. His personal areas of specialty include zoning and land use law, commercial real estate, business, commercial and corporate matters. In addition to his legal practice, Mr. Wells is a director of F&M. He is also the owner of Wells Mountain LLC, a real estate development company and Deerleap Books in Bristol, Vermont. Mr. Wells is a managing partner of Bristol Downtown Development Associates LLC, which is involved in the restoration and operation of downtown Bristol, Vermont historic properties.

       The current executive officers of Cascade and Bank of the Cascade as well as those who will become executive officers upon the date the Merger is effective are described below.

Officer’s Name	Age	Position
Patricia Moss	52	President and CEO of Cascade
		CEO of Bank of the Cascades
Michael Delvin	57	Executive Vice President and Chief Operating
		Officer of Cascade and President and Chief
		Operating Officer of Bank of the Cascades
Michael Mooney	55	President of Farmers & Merchants State Bank
Gregory Newton	54	Executive Vice President, Chief Financial
		Officer and Secretary of Cascade and Bank of
		the Cascades
Frank R. Weis	55	Executive Vice President, Credit Administration
		of Bank of the Cascades

Officer’s Name	Age	Position
Peggy L. Biss	47	Executive Vice President, Human Resources of
		Cascade and Bank of the Cascades
Kay Smith	57	Senior Vice President of Operations, Bank of the
		Cascades
Frank I. Wheeler	58	Executive vice President, Bank of the Cascades
William Haden	57	Executive Vice President/Southern Oregon
		Region, Bank of the Cascades

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

       The following table sets forth the shares of common stock beneficially owned as of February 17, 2006, by each director and each named executive officer, the directors and executive officers as a group and those persons known to beneficially own more than 5% of our common stock:

					Before	After
				Total Shares
	Shares of	Stock	Shares held	of Common
	Common	Options	in 401(k)	Stock	Percent of	Percent of
Beneficial Owners Officer’s Name	Stock	Exercisable	Plan	Owned	Class	Class(3)
5% Owners:
T. Rowe Price Associates, Inc. (1)	1,039,300	—	—	1,039,300	6.10%	4.65%
Officers and Directors:
Jerol E. Andres, Director	12,104	4,687	—	16,791	0.10%	0.08%
Gary L. Capps , Director	73,215	4,687	—	77,902	0.46%	0.35%
Gary L. Hoffman, Director	89,629	4,687	—	94,316	0.55%	0.42%
Ryan R. Patrick, Director	19,453	4,687	—	24,140	0.14%	0.11%
James E. Petersen , Director	82,065	4,687	—	86,752	0.51%	0.39%
Judi Johanson	—	—	—	—	0.00%	0.00%
Henry Hewitt, Director	3,029	—	—	3,029	0.02%	0.01%
Patricia L. Moss, Director	114,397	112,196	12,951	239,544	1.41%	1.07%
Clarence Jones Director (2)	—	—	—	—	0.00%	0.00%
Thomas M. Wells, Director (2)	—	—	—	—	0.00%	0.00%
Michael J. Delvin, Officer	5,831	41,532	406	47,769	0.28%	0.21%
Gregory D. Newton, Officer	27,560	66,688	826	95,074	0.56%	0.43%
Frank R. Weis, Officer	40,137	55,937	4,489	100,563	0.59%	0.45%
Peggy L. Biss, Officer	26,750	55,849	8,534	91,133	0.54%	0.41%
Kay Smith , Officer	58,883	10,169	9,415	78,467	0.46%	0.35%
Frank Wheeler, Officer	79	27,515	421	28,015	0.16%	0.13%
William A. Haden, Officer	20,500	—	608	21,108	0.12%	0.09%
Michael Mooney, Officer	—	—	—	—	0.00%	0.00%
All Directors and Executive
Officers as a Group (17)	603,632	393,321	37,650	1,034,603	6.02%	4.63%
____________________

(1)	These securities are owned by various individual and institutional investors including shares owned by T. Rowe Price International and the T. Rowe Price Mutual Funds (which owns 1,039,300 shares, representing 6.10% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	Messrs. Jones and Wells will become directors at the effective date of the Merger. It is anticipated that Mr. Jones will recur 10,000 shares of common stock from Mr. Bolger upon the closing of the Merger and Mr. Wells will receive 20,000 shares of common stock form Mr. Bolger upon closing of the Merger.

(3)	Reflects the issuance of 5,325,000 shares of common stock upon the closing of the Merger.

THE BOARD OF DIRECTORS COMPOSITION AND RESPONSIBILITES

BOARD OF DIRECTORS COMPOSITION AND LEADERSHIP

       The Cascade Board of Directors currently consists of eight directors. A substantial majority of the Board are independent directors. A director is independent when he or she has no material relationship with the Company, other than as a director. With the exception of the Chief Executive Officer, all directors are independent. The Board currently plans twelve full Board meetings each year and meets in sessions exclusive of management directors a minimum of twice each year and met in executive session 11 times in 2005. New Directors are expected to acquire a minimum of 1,000 shares in the Company early in their tenure as a director.

RESPONSIBILITIES OF THE BOARD OF DIRECTORS

       Each director has a responsibility to discharge his or her duties in good faith in the best interests of the Company, and with the care a prudent person would reasonably exercise under the circumstances. The Board has a duty to effectively monitor management’s capabilities, compensation, leadership and performance, without undermining management’s ability to successfully operate the business. The Board has the authority to retain outside legal, accounting or other advisors, as necessary, to carry out its responsibilities.

       Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. Directors are expected to disclose all business relationships with the Company and recuse themselves from discussions and decisions affecting those relationships. The Company annually solicits information from directors in order to monitor potential conflicts of interest and to make its determination of director independence.

MEETING RESPONSIBILITIES

       Directors are expected to attend the annual meeting of shareholders and scheduled board meetings in person and are expected to review pre-meeting materials and to take an active and effective part in all meetings and deliberations.

       During the year, the Company’s Board met eleven times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of all meetings held by committees on which he or she served. All directors attended the Annual Meeting of Shareholders.

DIRECTOR COMPENSATION

       In 2005, the structure of Board compensation (excluding management directors) changed to several methods of payment: 1) an annual retainer paid in Restricted Stock – issued in January of each year, and in 2005 directors were awarded 529 shares at a price of $18.90 (which was the market value at date of grant); 2) an annual retainer (1/12) paid monthly in cash, and for 2005 was $1,000 monthly; and 3) a fee of $1,000 for each regular monthly Board meeting attended. The Chairman of the Board receives $1,500 for each regular monthly Board meeting. In addition, directors receive $150 for attendance at each Director Loan Committee meeting, $500 for Audit Committee and $250 for other committee meetings. Directors may defer all or a portion of their fees into a deferred compensation arrangement, whereby the deferred fees earn interest until retirement at a competitive long-term interest rate (6.5% as of 2005). In addition, and upon retirement, certain tenured directors may receive director fee continuation payments that approximate their current fee for a period of 10 years. This program has been discontinued for future directors.

COMMITTEES OF THE BOARD OF DIRECTORS

       The Board has designated the following committees: Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee, Director Loan Committee, and Trust and Private Financial Services Committee.

       The Compensation Committee consists of three or more directors who are determined to be independent as defined by the Nasdaq listing standards. All directors except Ms. Moss currently serve on the Compensation Committee. The Committee provides assistance to the board by discharging its responsibilities relating to the compensation of the Company’s executives and directors, and by approving the annual report on executive compensation for inclusion in the Company’s proxy statement. The Committee meets at least annually on an as-needed basis and met three times during 2005.

       The Audit Committee consists of three directors who are determined to be independent for audit committee purposes as defined by the Nasdaq listing standards. The Committee currently consists of Messrs. Patrick, Andres and Capps. The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibilities relating to corporate accounting and reporting practices of the Company toward assurance of the quality and integrity of its financial statements. The purpose of the Committee is to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system; oversee review and appraise the performance audit of the Company’s independent auditors and internal auditing function, maintain complete, objective and open communication between the Board of Directors, the independent accountants, financial management, and the internal audit function. The Audit Committee met five times during 2005.

       The Nominating and Corporate Governance Committee consists of seven directors who are determined to be independent as defined by the Nasdaq Listing Standards. All Directors except Ms. Moss currently serve on the Nominating and Corporate Governance Committee. The Committee provides assistance to the Board by identifying qualified individuals as prospective Board members. The Committee recommends to the Board of Directors the director nominees for election at the annual meeting of shareholders. The Committee oversees the annual review and evaluation of the performance of the Board and its committees, and develops and recommends corporate governance guidelines to the Board of Directors. In addition, the Committee examines, evaluates, and monitors the independence of directors for general Board positions as well as for specific committee duties; and evaluates specific qualifications for members serving as audit committee financial experts.

       The Director Loan Committee consists of any two non-management members of the Board. The Chief Executive Officer may be a Committee member when only one non-management member of the Board is available. The Senior Officers, and other qualified officers as designated, are part of the loan Committee, which must approve all loans prior to Directors Loan Committee. Directors and loan committee members must reach a unanimous decision for approval of any specific loan. Directors Loan Committee meetings are scheduled on an as-needed basis. There were 35 Director Loan Committee meetings during 2005.

       The Trust & Private Financial Services Committee consists of Messrs. Petersen and Patrick and Ms. Moss. The Committee provides general oversight of the Trust Department of the Bank and its non-bank investment product activities. The Committee approves Trust Department policies, including the acceptance of trust assignments and the types of investments to be made with trust funds. The Trust Committee met four times during the 2005 fiscal year.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     This report describes, in general terms, the Company’s compensation philosophy and the process the Committee undertakes and the matters it considers in determining the appropriate compensation strategy for the Company, including for the executive officers who are named in the enclosed Summary Compensation Table (the “Named Executives”).

     The Committee believes that attracting and retaining highly qualified executive officers and other personnel through competitive compensation arrangements is a strategic advantage that enhances long-term shareholder value. Compensation programs emphasize rewards for outstanding contributions to the Company’s growth and success, and align incentives with the best interests of the Company’s shareholders.

EXECUTIVE COMPENSATION PROCESS

     The Compensation Committee periodically engages a qualified independent compensation consultant to assist in its analysis and deliberations with respect to executive compensation programs. The Committee oversees executive compensation programs, including salary, incentive, equity grants, salary continuation agreements, health insurance, and 401k savings plans as further described in this proxy statement. The consultant facilitates the collection and analysis of data as to competitive executive compensation programs in the financial and banking industry in general, and within a logical peer group specifically. The Committee gives due consideration to the input, data and reports from the compensation consultant. In this context, the Committee determines an appropriate range for base salary, variable pay, equity grants and other competitive executive compensation programs.

COMPENSATION PHILOSOPHY

     In keeping with our dedication to deliver the best in banking for the financial well-being of our customers and shareholders, it is critical that we attract and retain highly qualified employees, and motivate them to achieve and sustain high levels of performance that contribute to long-term shareholder value. To this end, the Company provides compensation and benefit programs that are competitive within relevant markets and promote teamwork, outstanding performance, and corporate pride.

Base Salary

     Base salary opportunities are intended to be competitive with relevant high-performing organizations and internally consistent based upon each position’s assigned responsibilities. Individual salary determinations are made considering incumbent qualifications, experience and performance.

Short-Term Incentives

     Consistent with competitive practices, executive officers and other key management and officer positions have a portion of targeted total compensation at risk, contingent upon meeting predefined corporate, business unit and individual goals. The Company believes it is important that those who are directly involved in contributing to the achievement of our high levels of performance should have a meaningful portion of their total compensation opportunity tied to their individual performance as well as the Company’s results. Special recognition programs which provide for cash and non-cash awards are offered as valuable incentives in motivating and rewarding employee contribution to our success.

Long-Term Incentives

     The Company believe that executive officers and other key management and officer positions should have a meaningful portion of their competitive total compensation opportunity linked to our ongoing high levels of performance and increasing shareholder value. Certain individuals may also receive stock-based awards, contingent upon their performance and the Company’s results.

Employee Benefits

     The Company assists employees in meeting their retirement income, health care, survivor income, disability income, time-off and other benefits through competitive, cost-effective, Company-sponsored programs. Employee benefit programs are designed to encourage healthy lifestyles and an environment that provides balance between work and family life.

Communications and Training

     The Company is committed to sharing information with employees to enable them to fully understand their total compensation package and to providing managers with the tools and training needed to enable them to make sound compensation decisions. Decisions regarding total compensation program design, as well as individual pay decisions, are made in the context of this Compensation Philosophy and our ability to pay, as defined by our financial success.

COMPENSATION COMMITTEE

GARY L. CAPPS, CHAIR
JEROL E. ANDRES
HENRY HEWITT
GARY L. HOFFMAN, M.D.
RYAN R. PATRICK, CPA
JAMES E. PETERSEN

DESCRIPTION OF COMPENSATION AND BENEFIT PLANS

BONUS PLAN

     The Company believes that an incentive bonus based on earnings motivates management/officers to perform at the highest levels. Management performance has a direct impact on the short-range and long-range profitability and viability of the institution and an incentive bonus promotes the retention of qualified management. The management incentive bonus program is at the discretion of the Board. Specific programs are developed by management, periodically reviewed by professional compensation consulting firm(s) engaged by the compensation committee, and are approved annually by the Board of Directors.

EQUITY INCENTIVE PLAN

     Please refer to page 37 of this proxy statement for information related to the Company’s 2002 Equity Incentive Plan.

401(K) PROFIT SHARING PLAN

     The purpose of the Employees’ 401(k) Profit Sharing Plan (the Plan) is to reward eligible employees for long and loyal service, and to provide incentives to employees that encourage employment retention and participation in the growth and increased profitability of the Company. Employees who are 18 years of age become eligible to participate upon completion of (6) months or 1,000 hours of service. In accordance with IRS guidelines, employees may contribute up to 100% of their salary to the Plan on a pre-tax basis. Annually, a profit sharing amount is established at the discretion of the Board. A portion of this amount is set aside to match employee contributions to the Plan up to 6% of the amount of the employee’s base salary. The balance of the profit sharing amount is distributed at the discretion of management as (1) a discretionary contribution to the Plan and/or (2) as a distribution to eligible employees who may elect to receive cash and/or defer to their 401K retirement account. Employees are 100% vested in their contribution to the Plan and are fully vested in the Company’s contributions under the Plan after five years of service to the Company. Employees are entitled to withdraw funds from the Plan upon retirement, death, disability, termination of employment, or in the case of certain defined instances of hardship. In addition, 401(k) participants are permitted to apply for and, with approval, borrow funds against 50% of the vested balance of their account through a loan program within the 401(k) Profit Sharing Plan.

OTHER BENEFIT PLANS

     The Bank has deferred compensation plans for the Directors and certain key executives and managers, a salary continuation plan, and (beginning in 2004) a supplemental executive retirement (SERP) plan for certain key executives and a fee continuation plan for the Directors. In accordance with the provisions of the deferred compensation plans, participants can elect to defer portions of their annual compensation or fees. The deferred amounts generally vest as deferred. The deferred compensation plus interest is generally payable upon termination in either a lump-sum or monthly installments.

     The salary continuation and SERP plans for certain key executives and the fee continuation plan for the Directors provides specified benefits to the participants upon termination or a change of control of the Bank. The benefits are subject to certain vesting requirements and vested amounts are generally payable upon termination or a change of control in either a lump-sum or monthly installments. The Bank annually expenses amounts sufficient to accrue for the present value of the benefits payable to the participants under these plans. These plans also include death benefit provisions for certain participants. Effective in 2004, the fee continuation plan was discontinued for future members of the Board.

     To assist in the funding of these plans, the Bank has purchased bank-owned life insurance policies on the majority of the participants. The cash surrender value of these policies at December 31, 2005 was approximately $16.0 million. Interest is earned on the insurance policies to substantially offset the ongoing annual expense of the salary continuation, SERP, and fee continuation plans.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation received from the Company for the three fiscal years ended December 31, 2005, by the Company’s Chief Executive Officer and the four most highly paid executive officers who were serving as executive officers at the end of 2005.

Summary Compensation Table
				Long-Term
		Annual Compensation		Compensation Awards
				Restricted	Securities
				Stock Awards	Underlying	All Other
				(s)	Options (#)	Compensation
Name and Principal Position	Year	Salary	Bonus (1)	($) (2)	(3)	(4)
Patricia L. Moss	2005	$308,420	$370,104	$231,000	—	$298,485
President & CEO/	2004	275,000	232,688	—	17,129	185,072
Cascade/Bancorp	2003	260,000	265,709	—	25,840	76,442
CEO, Bank of the Cascades/Director
Michael J. Delvin	2005	210,000	210,000	98,015	—	119,280
Executive Vice President &	2004	200,000	135,125	—	9,787	90,361
COO/Cascade Bancorp	2003	177,000	156,475	—	13,077	49,068
President & COO/Bank of the Cascades
Gregory D. Newton	2005	170,000	136,000	50,841	—	76,529
Executive Vice President/	2004	154,000	97,700	—	7,300	62,315
Chief Financial Officer/Secretary	2003	142,000	118,745	—	9,762	34,257
Frank R. Weis	2005	153,000	122,400	42,150	—	86,400
Executive Vice President/	2004	140,500	92,300	—	6,455	68,462
Credit Administrator	2003	122,000	110,745	—	7,951	32,222
Peggy L. Biss	2005	153,000	122,400	41,400	—	55,773
Executive Vice President/	2004	138,000	91,280	—	6,382	44,688
Human Resources	2003	120,000	109,945	—	7,880	23,844
____________________

(1)	Includes amounts contributed by the named executive officer to the deferred compensation plan and 401 (k) profit sharing plan.

(2)	Represents the grant of stock awards under which the executive has the right to receive, subject to vesting, shares of Common Stock. The awards vest over four years with 50% vesting at three years and 50% at four years.

(3)	Options to acquire shares of common stock as adjusted for subsequent stock dividends and stock splits.

(4)	Beginning in 2004, the Board adopted a SERP plan for certain key executives. The increase in 2004 for the named executives is largely a result of this new SERP plan. Other elements of this category include Cascade’s contributions to the 401 (k) profit sharing plan and accrued earnings related to the salary continuation plan and certain executive perquisites. The increase in 2005 was primarily due to changes in certain actuarial assumptions relating to salary continuation plans.

CONTINGENT COMPENSATION AGREEMENTS

     The Company has entered into change of control agreements with certain officers, including those listed in the Executive Compensation table. In the event of a change of control and a material adverse change in employment within one year of the change of control, the agreements pay an amount equal to a percentage of the “annualized includable compensation for the base period” as that term is defined in Section 280(G)(d) of the Internal Revenue Code of 1986 as amended (“Code”) or any successor section. The agreements also provide for the continuation of medical, dental, disability and life insurance benefits for one year. In addition, each officer shall become one hundred percent (100%) vested as to all stock options. The change of control provisions in the agreement for Ms. Moss pays an amount equal to two and one-half (2 ½) times, for Mr. Delvin the agreement pays an amount equal to two (2) times, Messrs. Weis and Newton and Ms. Biss the respective agreement pays one and one-half (1 ½) times of their “annualized includable compensation for the base period.”

STOCK OPTIONS

     The Company did not grant any incentive stock options during 2005 to the executive officers named in the Executive Compensation summary table. Refer to the Executive Compensation summary table for the value of restricted stock awards granted in 2005.

     The following table sets forth information regarding option holdings for the year ended December 31, 2005 with respect to the executive officers named in the Executive Compensation summary table.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of unexercised Options at FY-End (#)		Value of unexercised in-the-money options at FY-End ($) (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable
Patricia L. Moss	22,458	$381,876	129,559	28,086	$2,086,325	$269,264
Mike Delvin	11,250	$175,569	33,311	15,321	$466,401	$144,290
Gregory D. Newton	—	—	60,736	11,210	$942,692	$105,267
Frank R. Weis	13,040	$217,296	56,521	9,456	$890,341	$88,394
Peggy L. Biss	12,251	$208,316	69,561	9,295	$1,152,210	$86,870
____________________

(1)	On December 31, 2005, the fair market value of the Company’s Common Stock was $23.01. For purposes of the foregoing table, stock options with an exercise price less than the fair market value are considered to be “in-the-money” and are considered to have a value equal to the difference between the fair market value and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth the status of option grants under the Company’s stock option plans as of December 31, 2005:

# of securities
remaining
available for
	# of securities		future issuance
	to be issued		under plan
	on exercise of	Weighted average	(excluding
	outstanding	exercise price of	securities in
	options	outstanding options	column (a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by
security holders	941,957	$9.82	288,434
Equity compensation plans not approved
by security holders	None	N/A	N/A
Total	941,957	$9.82	288,434

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee consists of three outside directors, each of whom is determined to be financially literate and meets the independence standards for members of public company audit committees set forth in Nasdaq Listing Standards and SEC rules adopted under the Sarbanes-Oxley Act of 2002. The Committee operates under a written charter adopted by the Board. Committee members include independent directors Ryan Patrick, CPA, (Chair), Jerol E. Andres and Gary L. Capps. Director Patrick has been determined to be qualified as an Audit Committee financial expert as defined in Item 401 of Regulation S-K and Nasdaq listing standards.

     The Committee provides assistance to the Board in fulfilling its oversight responsibilities relating to corporate accounting and reporting practices of the Company toward assurance of the quality and integrity of its consolidated financial statements. The purpose of the Committee is to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system; oversee, review and appraise the audit activities of the Company’s independent auditors and internal auditing function, maintain complete, objective and open communication between the Board, the independent accountants, financial management, and the internal audit function. The Audit Committee met five times during the 2005 fiscal year.

     The Company’s independent auditor reports directly to the Committee. The Audit Committee is solely responsible to appoint or replace the Company’s independent auditor, and to assure the independence and to provide oversight and supervision thereof. The Committee determines compensation of the independent auditor and has established a policy for approval of non-audit related engagements awarded to the independent auditor. Such engagements must not impair the independence of the auditor with respect to the Company, as prescribed by the Sarbanes-Oxley Act of 2002; thus payment amounts are limited and non-audit related engagements must be approved in advance by the Committee. The Committee determines the extent of funding that the Company must provide to the Committee to carry out its duties, and has determined that such amounts were sufficient in 2005.

     The Committee provides oversight and evaluation of the process by which management certifies the effectiveness of the Company‘s system of internal controls, as required by section 404 of the Sarbanes-Oxley Act of 2002. The Committee monitors and evaluates management’s 404 process and results. This project identifies significant financial statement elements and related accounting and business processes, determines key controls within such processes that are integral to the system of internal controls. Upon such determination, the Committee reviews the scope and results of management’s testing of key controls, and inspects documentation of management’s findings and conclusions as to the effectiveness of, or significant deficiencies in, the system of controls. The Committee supervises the independent auditor engagement to attest to the effectiveness of management’s evaluation of the Company’s system of internal controls, and monitors auditor findings as to deficiencies in the system of controls, if any. With respect to the year ended December 31, 2005, in addition to its other work, the Committee:

  Reviewed and accepted management’s report as to the effectiveness of the system of internal controls; inspected related independent auditor attestation, and found no significant control deficiencies or material weaknesses requiring disclosure under section 404 of the Sarbanes Oxley Act.

  Reviewed and discussed with management the audited consolidated financial statements of Cascade Bancorp as of December 31, 2005 and the year then ended;

  Discussed with Symonds, Evans & Company, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent auditor during its examination of the Company’s financial statements; and

  Received from Symonds, Evans & Company, P.C. written affirmation of its independence. In addition, discussed with the auditors the firm’s independence and determined that the provision of non-audit services was compatible with maintaining auditor independence.

     The Committee recommended, based on the review and discussion summarized above, that the Board include the audited consolidated financial statements in Cascade Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

AUDIT COMMITTEE

RYAN R. PATRICK, CHAIR
JEROL E. ANDRES
GARY L. CAPPS

INDEPENDENT AUDITOR

     Symonds, Evans & Company, P.C. (”Symonds”) served as the Company’s independent auditors for the fiscal year ended December 31, 2005. A representative of Symonds will be present at the Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires. Aggregate fees billed to the Company by Symonds, Evans & Company P.C. for the years ended December 31, 2005 and 2004 were as follows:

	Fiscal year ended
	2005	2004
Audit fees	$95,750	$72,110
Audit-related fees	120,020	57,906
Tax fees	5,000	16,879
Other fees	42,423	—
Total fees	$263,193	$201,638

AUDIT FEES

     Audit fees related to the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2005 and 2004, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such years.

AUDIT-RELATED FEES

     Audit-related fees pertaining to 2005 and 2004 primarily included fees for the audits of management’s assessment of the Company’s internal control over financial reporting related to Section 404 of the Sarbanes-Oxley Act and the Company’s 401K Profit Sharing Plan.

TAX FEES

     Tax fees in both 2005 and 2004 were primarily for services related to the Company’s estimated tax payments and preparation of the Company’s tax returns.

OTHER FEES

     Other fees related to 2005 included fees in connection with the pending merger, regulatory examinations and various research projects.

PRE-APPROVAL POLICIES AND PROCEDURES

     The Audit Committee is responsible for assuring the independence of the independent auditor, including a review of management consulting services and related fees provided by the independent accountant. Any non-audit services provided by the auditor must be pre-approved by the Audit Committee and must not be included in the list of non-audit services not allowed by regulation or statute.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

     The Nominating and Corporate Governance Committee consists of three or more directors who are determined to be independent as defined by the Nasdaq Listing Standards. All Directors, except Ms. Moss, currently serve on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter that is available to shareholders on the Company’s website at www.botc.com

     The Committee provides assistance to the Board by identifying qualified individuals as prospective Board members. The Committee recommends to the Board the director nominees for election at the annual meeting of shareholders. The Committee recommends to the Board the director nominees to fill interim director vacancies. The Committee oversees the annual review and evaluation of the performance of the Board and its committees, and develops and recommends sound principals and practices of corporate governance to the Board of Directors, including establishing and monitoring independence standards for directors consistent with Nasdaq listing standards.

SHAREHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS REGARDING DIRECTOR NOMINEES

     The Nominating and Corporate Governance Committee is responsible to implement a process whereby shareholders may recommend director candidates to the Nominating Committee, consistent with regulations promulgated by SEC and exchange requirements. The Committee will evaluate and assess all prospective nominees under the same deliberative process. Shareholder recommendations will receive neither more nor less priority or attention within this deliberative process. Shareholder recommendations for potential directors must be in writing, the shareholder submitting a recommendation must have continuously held at least $2,000 in market value of Cascade Bancorp common stock for at least one year and hold the stock through the date of the annual meeting. The shareholder must include sufficient information as to qualifications and background to establish the credentials of the candidate. The Committee requires evidence that candidate qualifications meet the criteria and considerations as outlined in the Nominating Committee Charter or as published by the Company from time to time. The deadline for receipt of such recommendations is not less than 120 days prior to the first anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous years Annual Meeting. Refer to the Nominating and Corporate Governance Charter at the Company’s Web site www.botc.com for minimum qualifications of director candidates and procedures for shareholders in communicating with the Board.

NOMINATING AND GOVERNANCE COMMITTEE

HENRY HEWITT, CHAIR
JEROL E. ANDRES
GARY L. CAPPS
GARY L. HOFFMAN, M.D.
RYAN R. PATRICK, CPA
JAMES E. PETERSEN

DESCRIPTION OF CAPITAL STOCK

     The Articles of Incorporation of Cascade authorize the issuance of up to 35,000,000 shares of common stock with no par value. As of December 27, 2005, there were 16,952,240 shares of common stock issued and outstanding. Following the Merger, approximately 22,277,240 shares are expected to issued and outstanding. No preferred shares have been issued. Each outstanding share of common stock has the same relative rights and preference as each other shares of common stock, including the rights to the net assets of Cascade upon liquidation. Each share is entitled to one vote on matters submitted to a vote of shareholders. Holders of common stock are not entitled to preemptive rights and may not cumulate votes in the election of directors. All issued and outstanding shares are, and all shares to be issued to F&M shareholders pursuant to the Merger will be, fully paid and non-assessable.

     The Board of Directors is authorized to issue or sell additional capital stock of Cascade, at its discretion and for fair value, and to issue future cash or stock dividends, without prior shareholder approval except as otherwise required by law or the listing requirements of the NASDAQ Small Cap Market.

     A total of 787,500 shares of common stock have been reserved for issuance under the 2002 Plan (which will increase by 800,000 shares to 1,787,500 shares if the Equity Plan Proposal is approved). As of March 10, 2006, 69,090 shares have been issued upon exercise of options granted under the 2002 Plan, 49,986 restricted shares have been issued under the 2002 Plan and 223,649 shares (increasing to 1,023,649 if the Equity Plan Proposal is approved) may be issued under future grants of options or issuance of restricted shares under the 2002 Plan.

     A total of 1,482,401 shares of Cascade common stock have been reserved under the 1994 Plan. No future options will be granted under the 1994 Plan. As of March 10, 2006, 1,074,432 shares of Cascade common stock had been issued upon exercise of options granted under the 1994 Plan and 405,051 shares may be issued in the future upon exercise of outstanding options.

     As of March 10, 2006, shares of Cascade common stock issuable in the future under the 2002 plan and 1994 Plan under outstanding options and issuable under restricted stock and options that may be granted in the future represent approximately 6.3% of the total number of Cascade shares outstanding (increasing to approximately 11.0% assuming the Equity Plan Proposal is approved).

     The Articles of Incorporation of Cascade do not contain any provisions and there are no applicable statutes or regulations that could make more difficult the acquisition of Cascade by means of an unsolicited tender offer or proxy contest. Because the terms of the Cascade directors, however, are staggered, an unsolicited tender offer or proxy contest may be more difficult. In a single year only three or four (depending on the year in question) of the directors are elected. Staggering the terms of directors may make it more difficult for an acquirer of Cascade common stock to control the Cascade Board of Directors. This may make any attempted takeover of Cascade more difficult and/or more expensive and, therefore, less likely to be initiated.

CERTAIN LEGAL MATTERS

     The validity of the Merger Shares will be passed upon for Cascade by its special counsel, Davis Wright Tremaine LLP, 1300 S.W. Fifth Avenue, 23rd Floor, Portland, Oregon 97201.

EXPERTS

     Cascade’s consolidated financial statements as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, incorporated by reference into this proxy statement have been audited by Symonds, Evans & Company, P.C., independent auditors and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CODE OF CONDUCT AND ETHICS

     The Company has adopted a written Code of Conduct that applies to all of the Company’s directors, officers and employees, including its principal executive officer and principal financial officer. The Code of Conduct sets expectations for the exercise of sound judgment and sets high ethical standards in all Company and customer matters. It is designed to promote honest and ethical conduct including in the filing of required financial information and related disclosures, as well as in compliance with laws and regulations. The Code of Conduct mandates accountability for adherence to the Code, while a variety of procedures are available to facilitate prompt internal reporting of violations to appropriate persons. The Board is mindful that the success of the Company depends on the ongoing competence, honesty and integrity of its human resources to build relationships of trust with customers and shareholders, and believes the Code reasonably deters wrongdoing by directors, officers and employees. The Code includes sections on matters such as conflicts of interest, confidentiality, bank bribery act, lending practices, and personal conduct. The Code is posted on the Company’s website at www.botc.com. In addition, any waivers of the Code for the Board or executive officers of the Company will be disclosed in a report on Form 8-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Some of the directors and officers of the Company and of the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in time deposits. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2005, the aggregate outstanding amount of all loans to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $1.2 million, which represented approximately 1.1% of the Company’s consolidated stockholders’ equity at that date.

     James E. Petersen, a director and stockholder of the Company, is a partner in the law firm of Karnopp Petersen LLP, and serves as general counsel to the Company and the Bank.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company’s Common Stock file an initial report of their ownership of the Company’s securities on Form 3 and report changes in their ownership of the Company’s securities on Form 4 and Form 5. These filings must be made with the Securities and Exchange Commission and the National Association of Securities Dealers.

     Based solely upon the Company’s review of the copies of the filings that it received with respect to the fiscal year ended December 31, 2005, and written representations from certain reporting persons, the Company believes that all reporting persons made all required Section 16 filings with respect to 2005 on a timely basis, with the exception of one Form 4’s that was filed one day late, that consisted on an open market sale of 5,000 shares.

INCORPORATION OF INFORMATION BY REFERENCE; AVAILABLE INFORMATION

     Cascade is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (“SEC”). Cascade has filed this proxy statement with Schedule 14A with the

SEC in compliance with its Exchange Act reporting requirements. This proxy statement omits certain of information that Cascade shareholders may deem important in deciding how to cast their votes and Cascade shareholders are encouraged to review the documents Cascade has filed with the SEC, including the following:

  Cascade’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed on March 16, 2006;

  Amendment No. 1 to Form 8-K, as filed on March 7, 2006; and

  Cascade’s Proxy Solicitation under Rule 14a-12, filed with the SEC on December 28, 2005.

     The proxy statements, and other information filed with the SEC by Cascade under the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549 or from the SEC website at www.sec.gov.

INFORMATION AVAILABLE TO SHAREHOLDERS

     The Company’s 2005 Annual Report including Form 10-K is being mailed to shareholders with this proxy statement. Additional copies of the Annual Report and the Company’s filings of Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission may be obtained without charge from Gregory D. Newton, EVP/Chief Financial Officer, Cascade Bancorp, P.O. Box 369, Bend, Oregon 97709, or email at cascades@botc.com.

     Effective December 2004, American Stock Transfer & Trust Company became the Company’s stock transfer agent. American Stock Transfer and Trust Company contact information: 59 Maiden Lane, New York, New York 10038. Phone: 888-777-0321 and Website: www.amstock.com.

     Information available on Company’s website: All forms filed with the SEC and additional shareholder information is available free of charge on the Company’s website: www.botc.com (select/click on “Investment Information” on the left side of the screen). Alternatively, the SEC maintains an Internet site, www.sec.gov, in which all forms filed electronically may be accessed.

SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the proxy materials of Cascade Bancorp for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s main office at 1100 N.W. Wall Street, Bend, Oregon, 97701 no later than November 15, 2006. Any such proposals shall be subject to the requirements of the proxy rules adopted under the 1934 Exchange Act.

SHAEHOLDER COMMUNICATION

     Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and delivering it to our Corporate Secretary at the address of our main office at 1100 N.W. Wall Street, Bend, Oregon, 97701. The recipient will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

     The cost of solicitation of proxies will be borne by Cascade Bancorp. In addition to solicitation by mail, employees of the Company may request of shareholders the return of proxies personally, or by mail, telephone or fax. Cascade Bancorp will, upon request, reimburse brokers or other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and obtaining authorization from beneficial owners of the Company’s stock to execute proxies. In addition the Company may engage an outside proxy solicitation firm to render proxy solicitation services. For the Meeting for 2006, the Company has engaged Morrow & Co. Inc. for a fee of $5,500 plus reimbursement of its expenses for the proxy solicitation services.

By	Order of the Board of Directors

GREGORY D. NEWTON
Secretary
Bend, Oregon
March 17, 2006

     Appendix A

EXECUTION VERSION
CONFIDENTIAL

AGREEMENT OF MERGER

     THIS AGREEMENT OF MERGER (this “Agreement”), dated as of December 27, 2005, is among F&M Holding Company, an Idaho corporation and a registered bank holding company (“F&M”), Cascade Bancorp, an Oregon corporation and a registered financial holding company (“Cascade”), Igloo Acquisition Corporation, an Oregon corporation and a wholly-owned subsidiary of Cascade (“Acquisition Co.”) and David F. Bolger (the “Bolger Shareholder”). Certain capitalized terms used herein are defined in Section 9.2 hereof.

RECITALS:

     The respective boards of directors of F&M, Cascade and Acquisition Co. have determined that a business combination between the parties, on the terms described herein, is in the best interests of their respective companies and shareholders. Accordingly, the respective boards of directors of F&M, Cascade and Acquisition Co. have approved this Agreement and deem it advisable and in the best interests of their respective shareholders to approve the merger of Acquisition Co. with and into F&M, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

     NOW, THEREFORE, the parties agree as follows:

ARTICLE I. THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Acquisition Co. shall be merged with and into F&M at the Effective Time (the “Merger”), in accordance with the Oregon Business Corporation Act and the Idaho Business Corporation Act. The separate corporate existence of Acquisition Co. shall cease as of the Effective Time and F&M shall continue as the surviving corporation. F&M, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

     Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place on a date on or after April 1, 2006, and time to be specified by the parties (the “Closing Date”), which shall be no later than the fifth (5th) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties. The Closing will be held at the offices of Davis Wright Tremaine LLP located in Portland, Oregon, or at such other location as the parties may agree. The Merger will be effective at noon Idaho time on the Closing Date (such date and time being referred to herein as the “Effective Time”). On the Closing Date, articles of merger (in a form mutually agreed to by the parties) shall be filed with the Oregon Secretary of State and the Idaho Secretary of State to effect the Merger, and the parties shall cause to be delivered the various certificates, instruments and documents referred to in Article VI.

     Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the Oregon Business Corporation Act, the Idaho Business Corporation Act and as set forth in Article II below.

     Section 1.4 Bank Merger. As soon as possible following the Effective Time, Cascade intends to (a) cause the merger (the “Subsidiary Merger”) of the Surviving Corporation with and into Cascade, and (b) cause the merger (the “Bank Merger” and collectively with the Merger and the Subsidiary Merger, the “Mergers”) of Farmers & Merchants State Bank, an Idaho chartered stock bank and, as of the date of this Agreement, a wholly-owned subsidiary of F&M (“F&M Bank”) with and into Bank of the Cascades, an Oregon chartered stock bank and a wholly-owned subsidiary of Cascade (“Cascade Bank”).

1

ARTICLE II. EFFECT OF THE MERGER

       Section 2.1 Effect on Capital Stock. By virtue of the Merger and without any action on the part of any shareholder of F&M, Cascade or Acquisition Co.:

              (a)     The F&M common stock issued and outstanding immediately before the Merger shall be converted into the right to receive from Cascade the following (the “Merger Consideration”): (i) 5,325,000 shares of Cascade common stock, no par value (the “Merger Shares”), (ii) $18,597,787 by wire transfer of immediately available funds (the “Cash Consideration”), and (iii) a contingent additional cash payment in an amount not to exceed $3,902,213 plus interest thereon, as more particularly described in Schedule 2.1 attached hereto (the “Contingent Consideration”). Each share of F&M common stock issued and outstanding immediately prior to the Effective Time (all such shares, the “F&M Effective Time Shares”) shall be converted into the right to receive from Cascade (x) the number of shares of Cascade common stock, no par value, equal to the quotient of (i) the Merger Shares divided by (ii) the F&M Effective Time Shares, (y) an amount in immediately available funds equal to the quotient of (i) the Cash Consideration divided by (ii) the F&M Effective Time Shares, and (z) a contingent additional cash payment in an amount not to exceed the amount equal to the quotient of (i) the Contingent Consideration divided by (ii) the F&M Effective Time Shares. No fractional shares of Cascade common stock shall be issued as part of the Merger Consideration, and in lieu thereof Cascade shall pay to the holder of a fractional share cash in an amount determined as the product of the amount of such fractional share multiplied by the last reported sale price of a share of Cascade common stock on the Business Day immediately preceding the Closing Date. Immediately following the Effective Time and except as provided in Section 2.1(b), no shares of F&M common stock shall be outstanding, all shares of F&M common stock shall automatically be canceled and retired and shall cease to exist, and the holders of F&M common stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of certificates therefor in accordance with Section 2.4. If Cascade is unable to obtain the available Cash Consideration to meet its obligations hereunder, then the F&M Holders shall have the option to substitute trust preferred securities of Cascade or any of its Subsidiaries having a face value equal to the Cash Consideration on the same terms, conditions and pricing as Cascade’s most recent privately placed, pooled trust preferred securities.

              (b)     Each share of Acquisition Co. common stock issued and outstanding before the Merger shall be converted into one share of common stock, par value $1 per share, of the Surviving Corporation.

       Section 2.2 Anti-Dilution. In the event Cascade changes (or establishes a record date for changing) the number of shares of Cascade common stock issued and outstanding prior to the Closing Date as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar event (“Recapitalization Event”) and the record date therefor shall be prior to the Closing Date, the number of Merger Shares to be issued in the Merger shall be proportionately adjusted to reflect such Recapitalization Event.

       Section 2.3 Certain Expenses. The Bolger Shareholder will pay all the costs and expenses incurred by F&M for legal and financial advisory services rendered in connection with the negotiation and consummation of the Merger as described in Section 2.3 of the F&M Disclosure Schedule and neither F&M nor Cascade shall have any responsibility for any such costs and expenses. F&M will pay all other costs and expenses incurred by it in connection with the negotiation and consummation of the Merger.

       Section 2.4 Exchange of Certificates.

              (a)     Not more than four (4) Business Days prior to the Closing Date, F&M will deliver a true and correct list of all the holders of F&M common stock (the “F&M Holders”) who will hold F&M Effective Time Shares, showing the number of shares and certificate numbers to be held by each. At the Closing, each F&M Holder holding F&M Effective Time Shares shall deliver to Cascade: (i) a duly executed letter of transmittal in the form attached hereto as Exhibit A (each, a “Letter of Transmittal”), (ii) any documents or instruments required by the Letter of Transmittal to be delivered, (iii) an investor representation letter in the form attached hereto as Exhibit B (each, an “Investor Letter”), and (iv) his, her or its certificate or certificates representing F&M Effective Time Shares (each, a “Certificate” and collectively, the “Certificates”), duly endorsed for transfer or cancellation. On the Closing Date, simultaneously with the Effective Time, (x) Cascade shall deliver to each F&M Holder holding F&M Effective Time Shares, in accordance with the instructions contained in such holder’s Letter of Transmittal (i) a certificate representing that number of Merger Shares that such holder has the right to receive pursuant to the

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provisions of this Article II, and (ii) a non-transferable certificate representing that amount of Contingent Consideration that such holder has the right to receive pursuant to the provisions of this Article II, (y) Cascade shall pay in U.S. dollars by wire transfer of immediately available funds to the account or accounts designated in writing by the respective holders at least two (2) Business Days prior to the Closing Date (i) the portion of the Cash Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and (ii) cash in result of any fractional shares resulting from the Merger that such holder has the right to receive pursuant to the provisions of this Article II.

              (b)     The Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of F&M common stock previously represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the F&M Effective Time Shares.

              (c)     Except with respect to the repurchase of directors’ qualifying shares, the stock transfer books of F&M shall be closed four (4) Business Days prior to the Closing Date. After such date, there shall be no further registration of transfers on the stock transfer books of F&M or Cascade of F&M Effective Time Shares.

              (d)     If any portion of the Merger Consideration is to be issued or paid in a name or to a Person other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of payment thereof that the Person requesting such exchange shall have paid to Cascade any transfer or other taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Cascade or any agent designated by it that such tax has been paid or is not payable.

       Section 2.5 Articles and Bylaws. The articles of incorporation and bylaws of F&M existing as of the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

       Section 2.6 Boards of Directors. The directors of Acquisition Co. immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CASCADE

     Except as set forth on the disclosure schedule delivered by Cascade to F&M (the “Cascade Disclosure Schedule”), Cascade represents and warrants to F&M and the Bolger Shareholder that the following statements are true and correct as of the date of this Agreement:

     Section 3.1 Organization, Standing and Corporate Power. Cascade is a corporation duly organized and validly existing under the laws of the state of Oregon. Cascade is a financial holding company in good standing under the BHC Act. Acquisition Co. is a corporation duly organized and validly existing under the laws of the state of Oregon. Cascade Bank is duly organized, validly existing and in good standing as a stock bank chartered under the laws of the state of Oregon. Each of Cascade, Acquisition Co. and Cascade Bank has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Cascade, Acquisition Co. and Cascade Bank is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect. Cascade has delivered to F&M prior to the execution of this Agreement complete and correct copies of the Articles of Incorporation of each of Cascade and Acquisition Co. and the Charter of Cascade Bank, and the Bylaws of all of them, in each case as currently in effect.

     Section 3.2 Subsidiaries. Section 3.2 of the Cascade Disclosure Schedule sets forth the name, form of entity and jurisdiction of formation of each of Cascade’s Subsidiaries. Each of Cascade’s Subsidiaries is duly organized and validly existing in the jurisdiction of its formation. Each Subsidiary of Cascade has all requisite power and authority to own or lease and operate its assets and carry on its business as presently conducted or proposed to be conducted. Each Subsidiary of Cascade is duly qualified to do business and is in good standing in each jurisdiction in which it currently conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Cascade have been validly issued and are fully paid and nonassessable and

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are owned directly or indirectly by Cascade, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries as disclosed in the Cascade Securities Filings or as disclosed in Section 3.2 of the Cascade Disclosure Schedule, Cascade does not beneficially own any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

       Section 3.3 Capital Structure.

              (a)     The authorized capital stock of Cascade consists of 35,000,000 shares of common stock, no par value, of which 16,952,240 shares are outstanding. The authorized capital stock of Cascade Bank consists of 250,000 shares of common stock, par value $2.00 per share, of which 250,000 shares are outstanding and are held by Cascade. The authorized capital stock of Acquisition Co. consists of 1,000 shares of common stock, no par value, of which 1,000 shares are outstanding and are held by Cascade.

              (b)     There are issued and outstanding Employee and Director Options exercisable for 943,232 shares of Cascade common stock, of which Employee and Director Options for 623,435 shares of Cascade common stock are currently exercisable. All outstanding shares of Cascade common stock and all shares that may be issued pursuant to any outstanding Employee and Director Option will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. No class of capital stock of Cascade is entitled to preemptive rights.

              (c)     Except as provided above in this Section 3.3 or in the Cascade Disclosure Schedule, there are (i) no other shares of capital stock or other voting securities of Cascade issued, reserved for issuance or outstanding; (ii) no rights to receive shares of Cascade common stock on a deferred basis granted under the Cascade Stock Plans or otherwise; (iii) no stock appreciation rights; (iv) no securities of Cascade (or any of its Subsidiaries) exercisable for, convertible into or exchangeable for shares of capital stock, ownership interests, or voting securities of Cascade (or its Subsidiaries); and (v) no warrants, calls, options or other rights to acquire from Cascade (or its Subsidiaries), and no obligation of Cascade or any of its Subsidiaries to issue, capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or voting securities of Cascade or any Subsidiary of Cascade.

              (d)     No bonds, debentures, notes or other indebtedness of Cascade or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Cascade or any of its Subsidiaries may vote, are issued or outstanding.

              (e)     There are no outstanding obligations of Cascade or any Subsidiary of Cascade to repurchase, redeem or otherwise acquire any outstanding securities of Cascade or its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Cascade is not a party to any voting agreement with respect to the voting of its securities or any securities of any other Person (other than the Shareholders Agreement). There are no outstanding obligations of Cascade or any Subsidiary of Cascade to register any outstanding securities of Cascade or its Subsidiaries under the Securities Act, except for Cascade’s obligations to register securities under the Shareholders Agreement.

              (f)     When issued in accordance with the provisions of this Agreement, the Merger Shares will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Liens and encumbrances (other than the Shareholders Agreement) created by or through Cascade.

     Section 3.4 Authority. Each of Cascade and Acquisition Co. has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Except for the approval of Cascade’s shareholders, the execution and delivery of this Agreement by Cascade and Acquisition Co. and the consummation by them of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Cascade and Acquisition Co. This Agreement has been duly executed and delivered by Cascade and Acquisition Co., and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of Cascade and Acquisition Co., enforceable against Cascade and Acquisition Co. in accordance with its terms. The Board of Directors of Cascade has adopted resolutions recommending the approval of the issuance of the Merger Shares to the Cascade shareholders.

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     Section 3.5 Noncontravention. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Cascade or any of it Subsidiaries under: (a) the Articles of Incorporation or Bylaws of Cascade or Acquisition Co., the Charter or Bylaws of Cascade Bank or the comparable organizational documents of any of Cascade’s other Subsidiaries; (b) any Cascade Material Contract, permit, concession, franchise, license or similar authorization applicable to Cascade or its properties or assets or by which Cascade is bound, except for such conflicts, defaults, rights of termination, cancellation or acceleration, loss of benefit or creation of Lien that are set forth in Section 3.5 of the Cascade Disclosure Schedule; or (c) any Law, judgment, order or decree of any Governmental Entity applicable to Cascade or any of its Subsidiaries or any of their respective properties.

     Section 3.6 Regulatory Approvals Required. Except for (a) approval of the Bank Merger by the FDIC, the Oregon Director and the Idaho Director, (b) approval of, or waiver of jurisdiction by, the FRB of the Merger, and (c) any filings under the HSR Act in connection with the Merger, neither Cascade nor any of its Subsidiaries is required to obtain any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or make any filing or registration with, any Governmental Entity in order to permit Cascade to perform its obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of Cascade or any of its Subsidiaries, or any material loss or disadvantage to its business, upon consummation of the Mergers. Cascade has no reason to believe that any facts or circumstances relating to the business, financial condition, assets, results of operations or prospects of Cascade and its Subsidiaries are likely to cause the approvals of Governmental Entities required for the consummation of the transactions contemplated by this Agreement not to be obtained in a timely fashion.

       Section 3.7 Compliance with Lending Laws and Regulations. Except for such errors or oversights the financial effect of which are adequately reserved against:

              (a)     Cascade and its Subsidiaries are now, and have at all times in the past been, in compliance in all material respects with all domestic Laws (including all applicable Laws governing or pertaining to fair housing, anti redlining, equal credit opportunity, truth in lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth in Lending Act, and Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974) and, to the Knowledge of Cascade, all foreign Laws the violation of which, individually or in the aggregate, would have a Material Adverse Effect on Cascade.

              (b)     All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of Cascade or any of its Subsidiaries, as held in their portfolios or as sold with recourse into the secondary market, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, except for failures to be so valid, binding and enforceable that would not, individually or in the aggregate, have a Material Adverse Effect on Cascade; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in material compliance, in form and substance, with any and all Laws applicable to Cascade or any of its Subsidiaries, and to the other party or parties to the contract or commitment, including without limitation the Truth in Lending Act, Regulations Z and U of the FRB, Laws providing for nondiscriminatory practices in the granting of loans or credit, applicable usury Laws, and Laws imposing lending limits, except for failures to so comply that would not, individually or in the aggregate, have a Material Adverse Effect on Cascade; and all such contracts or commitments have been administered in material compliance with all applicable Laws the violation of which, individually or in the aggregate, would have a Material Adverse Effect on Cascade.

              (c)     All loan files of Cascade Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice, except for failures to be so complete and accurate and to so maintain that would not, individually or in the aggregate, have a Material Adverse Effect on Cascade.

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              (d)     All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Cascade and its Subsidiaries in material formal and substantive compliance with all applicable Laws the violation of which, individually or in the aggregate, would have a Material Adverse Effect on Cascade, and no material loss or impairment of any security interest, or material exposure to meritorious lawsuits or other proceedings against Cascade or any of its Subsidiaries has been or will be suffered or incurred by Cascade or any of its Subsidiaries in excess of such amounts as have been recognized in the Cascade Financial Statements except for such losses, impairments or exposures which, individually or in the aggregate, would not have a Material Adverse Effect on Cascade.

              (e)     Neither Cascade nor any of its Subsidiaries is in material violation of any applicable servicer or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Cascade or any of its Subsidiaries or as to which it has sold to other investors, the effect of which violation would constitute a Material Adverse Effect on Cascade, and with respect to such loans neither Cascade nor any of its Subsidiaries has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitment of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantee or commitment of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which in each case or in the aggregate would have a Material Adverse Effect on Cascade.

              (f)     As of the date hereof, neither Cascade nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter to, or is subject to any order or directive by, or a recipient of any extraordinary supervision letter from, and has adopted any board resolutions at the request of, any Governmental Entity, and has been advised by such Governmental Entity that they are contemplating issuing or requesting any of the foregoing.

              (g)     Neither Cascade nor any of its Subsidiaries has knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

              (h)     Cascade Bank’s deposit accounts are insured by the FDIC to the fullest extent permitted under applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid.

              (i)     Cascade and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with the FDIC, the FRB, the Oregon Director or any other Governmental Entities having jurisdiction over Cascade or any of its Subsidiaries. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the Laws enforced or promulgated by the Governmental Entities with which they were filed, and were accurate and complete in all material respects as of the dates on which they were filed.

              (j)     Neither Cascade nor any of its Subsidiaries has ever pled guilty to, or been convicted of, any crime.

       Section 3.8 Absence of Certain Changes or Events. Since December 31, 2004 through the date hereof, Cascade and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been:

              (a)     any Material Adverse Change in Cascade;

              (b)     any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of Cascade, except as has been disclosed in the Cascade Securities Filings filed prior to the date hereof;

              (c)     any split, combination or reclassification of any capital stock of Cascade, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Cascade, except as has been disclosed in the Cascade Securities Filings filed prior to the date hereof;

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              (d)     any (i) granting by Cascade or any of its Subsidiaries to any current or former director, executive officer or other employee of Cascade or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash or equity-based compensation in the ordinary course of business or as required under any employment agreements in effect as of September 30, 2005; (ii) granting by Cascade or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of September 30, 2005; (iii) entry by Cascade or any of its Subsidiaries into, or any material amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee; or (iv) material amendment to or modification of, any Employee and Director Options, in each case except as has been disclosed in the Cascade Securities Filings filed prior to the date hereof;

              (e)     any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on Cascade;

              (f)     except insofar as may have been required by a change in GAAP or as has been disclosed in the Cascade Securities Filings filed prior to the date hereof, any change in accounting methods, principles or practices by Cascade or any of its Subsidiaries materially affecting their reported financial condition or results of operation; or

              (g)     any tax election by Cascade or any of its Subsidiaries that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of Cascade or any settlement or compromise of any material tax liability.

       Section 3.9 Public Reports. Cascade has timely filed all Cascade Securities Filings, and the financial information included in all of the Cascade Securities Filings has been prepared in accordance with GAAP and presents fairly the financial position and results of operation of Cascade and its Subsidiaries on the dates and for the periods covered thereby. As of the date filed, each of the Cascade Securities Filings has been and, as to those reports to be filed between the date of this Agreement and the Closing, will be, accurate and complete as of the date filed, and each complies or will comply with all requirements of Law applicable to such filing, and no Cascade Securities Filing contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to prevent the statements made from being misleading in light of the circumstances under which they were made. The financial statements included in the Cascade Securities Filings (a) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto; (b) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as to the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted by GAAP) applied on a consistent basis during the periods involved; and (c) present fairly in all material respects the financial position of Cascade and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments, none of which would be material in amount or scope).

       Section 3.10 Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of Cascade, threatened against or affecting Cascade or any of its Subsidiaries.

       Section 3.11 Contracts. Neither Cascade nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Cascade Material Contract. Each of the Cascade Material Contracts is valid, binding and in full force and effect. Neither Cascade nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit the manner in which, or the localities in which, any portion of the business of Cascade or any of its Subsidiaries is or may be conducted. To Cascade’s Knowledge, no party to any Cascade Material Contract is in breach of, nor has any event or condition of default occurred, with respect to any Cascade Material Contract.

       Section 3.12 Employee Benefit Plans; ERISA.

              (a)     Cascade has made available to F&M a true and complete copy of the following documents, to the extent that they are applicable:

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       (i)       Each Benefit Plan of Cascade and its Subsidiaries (collectively, the “Cascade Benefit Plans”) and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments;

(ii) The current draft of the summary plan description and all subsequent summaries of material modifications of each Cascade Benefit Plan;

       (iii)       The most recent Internal Revenue Service determination letter for each Cascade Benefit Plan that is intended to qualify for favorable income tax treatment under Section 401(a) or 501(c)(9) of the Code; and

(iv) The two (2) most recent Form 5500s (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of the Cascade Benefit Plan.

              (b)       All material costs of administering and contributions required to be made to each Cascade Benefit Plan under the terms of that Cascade Benefit Plan, ERISA, the Code, or any other applicable Law have been made on a timely basis, and are deductible in or with respect to the year for which they were paid. All other amounts that should be accrued to date as liabilities of Cascade under or with respect to each Cascade Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the plan have been recorded on the financial statements of Cascade.

              (c)       Each Cascade Benefit Plan has been operated at all times in all material respects in accordance with its terms, and complies in all material respects both in form and in operation, with all applicable Laws, including ERISA and the Code. The Internal Revenue Service has issued a favorable determination letter with respect to each Cascade Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, and, to the Knowledge of Cascade, no event has occurred (either before or after the date of the letter) that would disqualify the plan.

              (d)       Neither Cascade nor any of its Subsidiaries maintains any plan that provides (or will provide) medical, death or other benefits to one or more former employees, directors, former directors, or independent contractors (including retirees) following termination of employment, other than fully insured arrangements or benefits that are required to be provided under COBRA or any state law continuation coverage or conversion rights. Cascade and its Subsidiaries have complied in all material respects with the continuation coverage requirements of COBRA.

              (e)       There are no investigations, proceedings, lawsuits or claims pending or, to the Knowledge of Cascade, threatened, other than with respect to claims for benefits that are being processed and are expected to be paid in the ordinary course of business, relating to any Cascade Benefit Plan. The benefits under all Cascade Benefit Plans are as represented, and have not been increased subsequent to the date documents are provided to F&M.

              (f)       None of the Cascade Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of this transaction or (ii) would result in excess parachute payments (within the meaning of Section 280G of the Code), either (A) solely as a result of the consummation of Mergers, or (B) as a result of the consummation of the Mergers and any actions taken by Cascade after the Effective Time. Furthermore, the consummation of Mergers will not require the funding of the benefits under any Cascade Benefit Plan (e.g., contributions to a “rabbi trust”).

              (g)       None of the assets of any Cascade Benefit Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA are invested in a group annuity contract or other insurance contract that is subject to any surrender charge, interest rate adjustment or other similar expense upon its premature termination. None of the Cascade Benefit Plans are subject to Title IV of ERISA, nor are any Cascade Benefit Plans “multiemployer” plans as defined in Section 3(37) of ERISA, and at no time has Cascade or any of its Subsidiaries ever contributed to or had any liability with respect to a multiemployer plan. No Cascade Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

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              (h)       For purposes of this Section 3.12, the terms “Cascade” and “Subsidiaries” shall include any Person organized under the Laws of the United States or operating therein that is or would be aggregated with Cascade or its Subsidiaries, as applicable, under Section 414(b), (c), (m), or (o) of the Code, but other than as expressly referenced herein shall not include any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

       Section 3.13 Taxes. Cascade and its Subsidiaries have filed all material Returns required to be filed by them, or requests for extensions to file have been granted and have not expired, and all such Returns are complete and correct in all material respects. Cascade and its Subsidiaries have paid or caused to be paid all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other material Taxes are payable by Cascade or its Subsidiaries with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) for which the applicable statute of limitations has not expired, except for Taxes for which an adequate reserve has been established. Cascade and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of Cascade or any of its Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that Cascade or any of its Subsidiaries, as applicable, is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. To the Knowledge of Cascade, no Returns of Cascade or any of its Subsidiaries are under audit by a government or taxing authority. No deficiencies for any Taxes have been proposed, asserted or assessed, in each case in writing, against Cascade or its Subsidiaries that are not adequately reserved for. No waiver or extension of any statute of limitations is in effect with respect to material Taxes or Returns of Cascade or any of its Subsidiaries. Cascade has no reason to believe that the Merger will not be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

       Section 3.14 Labor and Employment Matters. There are no material controversies pending or, to the Knowledge of Cascade, threatened, between Cascade or its Subsidiaries and any of their employees. Neither Cascade nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by Cascade or any of its Subsidiaries, nor, to the Knowledge of Cascade, have any activities or proceedings of any labor union or group of employees to organize any such employees. Neither Cascade nor any of its Subsidiaries has breached or failed to comply with any provision of any collective bargaining agreement or other labor union contract, and there are no grievances outstanding against Cascade or any of its Subsidiaries under such agreement or contract. There are no unfair labor practice complaints pending against Cascade or any of its Subsidiaries before the National Labor Relations Board or any similar foreign Governmental Entity, and to the Knowledge of Cascade, there are no current union representation questions involving the employees of Cascade or any of its Subsidiaries. There currently exists no work slowdown, work stoppage or lockout, nor to the Knowledge of Cascade is any such matter threatened, by or with respect to the employees of Cascade or any of its Subsidiaries. There are no contracts or agreements of Cascade which provide for or guaranty any employee of Cascade or any of its Subsidiaries a specific term of employment.

       Section 3.15 Assets. Cascade and its Subsidiaries own or have a valid leasehold interest, license in or right to use all real and personal property currently used by them in the conduct of their respective businesses.

       Section 3.16 Intellectual Property. Each of Cascade and its Subsidiaries holds good title to, or a valid license in, all patents, copyrights, trademarks and software necessary for the conduct of its respective businesses as presently conducted or proposed to be conducted.

       Section 3.17 Environmental Matters. Cascade and its Subsidiaries are, and at all times have been, in material compliance with all Environmental Laws. Neither Cascade nor any of its Subsidiaries has received, or to Cascade’s Knowledge been threatened with, any order, notice, citation, directive or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any of its facilities, alleging any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) which Cascade or any of its Subsidiaries owns, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Cascade or any of

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its Subsidiaries or any other Person for whose conduct Cascade or any of its Subsidiaries is held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

       Section 3.18 Allowance for Credit Losses. Cascade Bank’s allowance for credit losses, as established from time to time, is adequate as determined by the standards applied to Cascade Bank by the applicable bank regulatory agencies and pursuant to GAAP.

       Section 3.19 Repurchase Agreement. Cascade and its Subsidiaries have valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under each such agreement.

       Section 3.20 Interests of Directors and Others. Except for loans and related arrangements extended and maintained in compliance with Regulation O, no officer or director of Cascade or any of its Subsidiaries has any material interest in any assets or property (whether real or personal, tangible or intangible) of or used in the business of Cascade or any of its Subsidiaries.

       Section 3.21 No Misstatements or Omissions. None of the information provided by Cascade for inclusion in the Proxy Statement will be, at the time such Proxy Statement is filed, when first mailed to the Cascade shareholders and at the date of the meeting of the Cascade shareholders, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

       Section 3.22 Brokers; Professional Fees. None of Cascade, its Subsidiaries or any of their directors, officers or other employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Cascade has retained RBC Capital Markets Corporation as its financial advisor, and a complete and correct copy of its arrangement with RBC Capital Markets Corporation is included in the Cascade Disclosure Schedule. As of the date hereof, Cascade has received a written opinion of RBC Capital Markets Corporation, a complete and correct copy of which is included in the Cascade Disclosure Schedule, issued to Cascade, to the effect that the Merger Consideration is fair from a financial point of view to Cascade.

       Section 3.23 Shareholder Approval. The affirmative vote of the holders of a majority of the shares of outstanding common stock of Cascade present in person or by proxy at a meeting called for the purpose of approving the transactions contemplated by this Agreement and at which a quorum is present is the only vote of the holders of any class or series of capital stock of Cascade necessary to approve this Agreement, the issuance of the Merger Shares, and the transactions contemplated by this Agreement.

       Section 3.24 Appointment of Directors. Cascade has taken all corporate action necessary to elect Thomas M. Wells and Clarence Jones to the Board of Directors of Cascade effective immediately after the Effective Time. Cascade Bank has taken all corporate action necessary to elect Thomas M. Wells and Clarence Jones to the Board of Directors of Cascade Bank effective immediately after the effective time of the Bank Merger.

       Section 3.25 Anti-Takeover.

              (a)       Cascade has taken, or will have taken prior to the Effective Time, all actions necessary to exempt the transactions contemplated by this Agreement, or such transactions are otherwise exempt, from any provisions of an anti-takeover nature contained in its organizational documents, and the provisions of any Takeover Laws.

              (b)       A majority of the Continuing Directors (as defined in the Articles of Incorporation of Cascade) has voted in favor of recommending approval of the issuance of the Merger Shares and the transactions contemplated by this Agreement.

       Section 3.26 Financing. Cascade has sufficient funds available from internal sources together with written best effort undertakings from third parties (copies of which have previously been provided to F&M) to provide funds in an amount which is sufficient to satisfy its obligations in connection with the transactions contemplated by this Agreement. Cascade reasonably believes that, on a pro forma basis, upon consummation of the Mergers, it

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and Cascade Bank will have the capital levels required to be “well capitalized” on a consolidated basis under applicable Law, assuming that the level of F&M’s risk based capital does not adversely change between the date hereof and the Effective Time.

       Section 3.27 No Other Cascade Representations or Warranties. Except as expressly set forth in this Article III Cascade has not made or is not making any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the subject matter hereof.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF F&M

       Except as set forth on the disclosure schedule delivered by F&M to Cascade (the “F&M Disclosure Schedule”), F&M represents and warrants to Cascade that the following statements are true and correct as of the date of this Agreement:

       Section 4.1 Organization, Standing and Corporate Power. F&M is a corporation duly organized and validly existing under the laws of the state of Idaho. F&M Bank is duly organized, validly existing and in good standing as a stock bank chartered under the laws of the state of Idaho. Each of F&M and F&M Bank has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of F&M and F&M Bank is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect. F&M has delivered to Cascade prior to the execution of this Agreement complete and correct copies of the Articles of Incorporation of F&M and the Charter of F&M Bank, and the Bylaws of each of them, in each case as currently in effect.

       Section 4.2 Subsidiaries. Except for the capital stock of F&M Bank, F&M does not beneficially own any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. F&M Bank does not have any Subsidiaries, nor does it beneficially own any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

       Section 4.3 Capital Structure.

              (a)       The authorized capital stock of F&M consists of 100,000 shares of common stock, par value $1 per share, of which 20,774 shares are outstanding (eight (8) of which will be repurchased by F&M prior to the Closing Date). The authorized capital stock of F&M Bank consists of 50,000 shares of common stock, par value $100 per share, of which 41,039 shares are outstanding and are held by F&M. No class of capital stock of F&M is entitled to preemptive rights.

              (b)       Except as provided above in this Section 4.3 or in the F&M Disclosure Schedule, there are (i) no other shares of capital stock or other voting securities of F&M or F&M Bank issued, reserved for issuance or outstanding; (ii) no rights to receive shares of F&M common stock or F&M Bank common stock on a deferred basis; (iii) no stock appreciation rights other than those issued under the F&M SAR Plan; (iv) no securities of F&M or F&M Bank exercisable for, convertible into or exchangeable for shares of capital stock, ownership interests, or voting securities of F&M or F&M Bank; and (v) no warrants, calls, options or other rights to acquire from F&M or F&M Bank, and no obligation of F&M or F&M Bank to issue, capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or voting securities of F&M or F&M Bank.

              (c)       Section 4.3 of the F&M Disclosure Schedule contains a true and correct list of all holders of units under the F&M SAR Plan, showing the number of units held by each and a true and correct calculation of the amount payable assuming accelerated vesting and full exercise thereof as of the Effective Time and the amount thereof allocable to such accelerated vesting.

              (d)       No bonds, debentures, notes or other indebtedness of F&M or F&M Bank having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of F&M or F&M Bank may vote, are issued or outstanding.

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              (e)       There are no outstanding obligations of F&M to repurchase, redeem or otherwise acquire any outstanding securities of F&M or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. F&M is not a party to any voting agreement with respect to the voting of its securities or any securities of any other Person.

       Section 4.4 Authority. F&M has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by F&M and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of F&M, including without limitation the unanimous written consent of all shareholders of F&M. Contemporaneously with the execution and delivery of this Agreement, F&M has delivered to Cascade a true and correct copy of the unanimous written consent of all shareholders of F&M to the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by F&M, and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of F&M, enforceable against F&M in accordance with its terms.

       Section 4.5 Noncontravention. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of F&M or F&M Bank under: (a) the Articles of Incorporation or Bylaws of F&M or the Charter or Bylaws of F&M Bank; (b) any F&M Material Contract, permit, concession, franchise, license or similar authorization applicable to F&M or its properties or assets or by which F&M or F&M Bank is bound, except for such conflicts, defaults, rights of termination, cancellation or acceleration, loss of benefit or creation of Lien that are set forth in Section 4.5 of the F&M Disclosure Schedule; or (c) any Law, judgment, order or decree of any Governmental Entity applicable to F&M, F&M Bank or their properties.

       Section 4.6 Regulatory Approvals Required. Except for (a) approval of the Bank Merger by the FDIC, the Oregon Director and the Idaho Director, (b) approval of, or waiver of jurisdiction by, the FRB of the Merger, (c) approval for the Bolger Shareholder and the Trust to acquire the Merger Shares by the FRB or any other Governmental Entity and, in the case of the Trust, to become a bank holding company under the BHC Act, and (d) any filings under the HSR Act in connection with the Merger, neither F&M nor F&M Bank is required to obtain any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or make any filing or registration with, any Governmental Entity in order to permit F&M to perform its obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of F&M or F&M Bank, or any material loss or disadvantage to its business, upon consummation of the Mergers.

       Section 4.7 Compliance with Lending Laws and Regulations. Except for such errors or oversights the financial effect of which are adequately reserved against:

              (a)       Each of F&M and F&M Bank is now, and has at all times in the past been, in compliance in all material respects with all domestic Laws (including all applicable Laws governing or pertaining to fair housing, anti redlining, equal credit opportunity, truth in lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth in Lending Act, and Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974) and, to the Knowledge of F&M, all foreign Laws the violation of which, individually or in the aggregate, would have a Material Adverse Effect on F&M.

              (b)       All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of F&M and F&M Bank, as held in their portfolios or as sold with recourse into the secondary market, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, except for failures to be so valid, binding and enforceable that would not, individually or in the aggregate, have a Material Adverse Effect on F&M; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in material compliance, in form and substance, with any and all Laws applicable to F&M and F&M Bank and to the other party or parties to the contract or commitment, including without limitation the Truth in Lending Act, Regulations Z and U of the FRB, Laws providing for nondiscriminatory practices in the granting of loans or credit,

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applicable usury Laws, and Laws imposing lending limits, except for failures to so comply that would not, individually or in the aggregate, have a Material Adverse Effect on F&M; and all such contracts or commitments have been administered in material compliance with all applicable Laws the violation of which, individually or in the aggregate, would have a Material Adverse Effect on F&M.

              (c)       All loan files of F&M and F&M Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice, except for failures to be so complete and accurate and to so maintain that would not, individually or in the aggregate, have a Material Adverse Effect on F&M.

              (d)       All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by F&M and F&M Bank in material formal and substantive compliance with all applicable Laws the violation of which, individually or in the aggregate, would have a Material Adverse Effect on F&M, and no material loss or impairment of any security interest, or material exposure to meritorious lawsuits or other proceedings against F&M has been or will be suffered or incurred by F&M in excess of such amounts as have been recognized in the F&M Financial Statements except for such losses, impairments or exposures which, individually or in the aggregate, would not have a Material Adverse Effect on F&M.

              (e)       Neither F&M nor F&M Bank is in material violation of any applicable servicer or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by F&M or F&M Bank as to which F&M or F&M Bank has sold to other investors, the effect of which violation would constitute a Material Adverse Effect on F&M, and with respect to such loans neither F&M nor F&M Bank has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitment of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantee or commitment of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which in each case or in the aggregate would have a Material Adverse Effect on F&M.

              (f)       As of the date hereof, neither F&M nor F&M Bank is subject to any cease-and-desist or other order issued by, is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter to, or is subject to any order or directive by, or a recipient of any extraordinary supervision letter from, and has adopted any board resolutions at the request of, any Governmental Entity, and has been advised by such Governmental Entity that they are contemplating issuing or requesting any of the foregoing. As of the Closing Date, except with respect to any matter that is described or referenced in the F&M Disclosure Schedule or that was previously disclosed to Cascade, neither F&M nor F&M Bank will be subject to any cease-and-desist order issued by any Governmental Entity.

              (g)       Neither F&M nor F&M Bank has knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

              (h)       F&M Bank’s deposit accounts are insured by the FDIC to the fullest extent permitted under applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid.

              (i)       Each of F&M and F&M Bank has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the FDIC, the FRB, the Idaho Director or any other Governmental Entities having jurisdiction over F&M or F&M Bank. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the Laws enforced or promulgated by the Governmental Entities with which they were filed, and were accurate and complete in all material respects as of the dates on which they were filed.

              (j)       Neither F&M nor F&M Bank has ever pled guilty to, or been convicted of, any crime.

       Section 4.8 Absence of Certain Changes or Events. Since December 31, 2004 through the date hereof, each of F&M and F&M Bank has conducted its business only in the ordinary course consistent with past practice, and there has not been:

              (a)       any Material Adverse Change in F&M;

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              (b)       any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of F&M;

              (c)       any split, combination or reclassification of any capital stock of F&M, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of F&M, except as may be required pursuant to Section 6.2(g);

              (d)       any (i) granting by F&M or F&M Bank to any current or former director, executive officer or other employee of F&M or F&M Bank of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business or as required under any employment agreements in effect as of December 31, 2004; (ii) granting by F&M or F&M Bank to any such current or former director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 2004, or (iii) entry by F&M or F&M Bank into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee;

              (e)       any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on F&M;

              (f)       except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by F&M or F&M Bank materially affecting their reported financial condition or results of operation; or

              (g)       any tax election by F&M that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of F&M or any settlement or compromise of any material tax liability.

       Section 4.9 Financial Statements; Absence of Undisclosed Liabilities. F&M has provided to Cascade the following financial statements: (i) independent auditors report and audited statement of financial condition of F&M Bank for the fiscal years ended December 31, 2004 and 2003, and the related statements of income, changes in stockholder equity and cash flow for the years then ended, and unaudited statement of financial condition of F&M Bank as of November 30, 2005 and the related statement of income for the 11-month period then ended (collectively, the “F&M Bank Financial Statements”); and (ii) accountants compilation report and unaudited statement of financial condition of F&M for the fiscal years ended December 31, 2004 and 2003, and the related statements of income and changes in stockholder equity and comprehensive income for the years then ended, and unaudited statement of financial condition of F&M or F&M Bank as of November 30, 2005 and the related balance sheet as of that date and the statement of income for the period then ended (collectively, the “F&M Financial Statements”). The F&M Bank Financial Statements (a) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto; (b) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as to the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted by GAAP) applied on a consistent basis during the periods involved; and (c) present fairly in all material respects the financial position of F&M Bank as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments, none of which would be material in amount or scope). The F&M Financial Statements (a) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as to the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted by GAAP) applied on a consistent basis during the periods involved; and (b) present fairly in all material respects the financial position of F&M as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments, none of which would be material in amount or scope). There are no liabilities or obligations of F&M of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could or reasonably expected to result in such liability or obligation other than: (i) liabilities or obligations provided for in the balance sheet of F&M as of November 30, 2005; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices; or (iii) as of the date hereof, any liabilities or obligations that, individually or in the aggregate, do not exceed $50,000.

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       Section 4.10 Permits. Section 4.10 of the F&M Disclosure Schedule sets forth a list of all material permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental Entities which are currently held by or have been applied for by F&M or F&M Bank (the “F&M Permits”) which constitutes all of the permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental Entities which are required for the operation of the businesses of F&M or F&M Bank, as applicable, as presently conducted. F&M is not aware of any facts or circumstances currently existing which are likely to preclude F&M or F&M Bank from securing any permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of any Governmental Entity which are required for the operation of the businesses of F&M as planned to be conducted. F&M and F&M Bank are in compliance with the terms of the F&M Permits, except where the failure to so comply individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on F&M. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any Person, in each case with respect to F&M or F&M Bank or any of their properties, is pending or, to the Knowledge of F&M, threatened.

       Section 4.11 Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of F&M, threatened against or affecting F&M or F&M Bank.

       Section 4.12 Contracts. Neither F&M nor F&M Bank is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any F&M Material Contract. Section 4.12 of the F&M Disclosure Schedule contains a complete list, as of the date of this Agreement, of (a) each loan or credit arrangement, credit commitment, note, mortgage, indenture, or lease in a principal amount exceeding $250,000 under which F&M or F&M Bank is a lender or lessor that is currently in effect; (b) each loan or credit arrangement, credit commitment, note, mortgage, indenture, or lease under which F&M is a borrower or lessee, and each contract, agreement, obligation, commitment, arrangement or understanding of F&M or F&M Bank involving actual or potential obligations or commitments, whether liquidated or contingent, of $50,000 or more that is currently in effect or that has been discharged since December 31, 2004; (c) each contract, agreement, obligation, commitment, arrangement or understanding of F&M or F&M Bank that is not terminable by F&M or F&M Bank, as applicable, upon not more than thirty (30) days’ notice without payment of any termination fees or penalties; and (d) each contract, agreement, obligation, commitment, arrangement or understanding between or among F&M and any Affiliate of F&M other than ordinary course lending arrangements made and maintained in full compliance with Regulation O (all matters described in the foregoing clauses (a) through (d), the “F&M Material Contracts”). Each of the F&M Material Contracts is valid, binding and in full force and effect. Neither F&M nor F&M Bank is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit the manner in which, or the localities in which, any portion of the business of F&M or F&M Bank is or may be conducted. To F&M’s Knowledge, no party to any F&M Material Contract is in breach of, nor has any event or condition of default occurred, with respect to any F&M Material Contract.

       Section 4.13 Employee Benefit Plans; ERISA.

              (a)       Section 4.13 of the F&M Disclosure Schedule sets forth a true, correct and complete list of all Benefit Plans of F&M and F&M Bank (the “F&M Benefit Plans”).

              (b)       F&M has made available to Cascade a true and complete copy of the following documents, to the extent that they are applicable:

(i) Each F&M Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments;
(ii) The current draft of the summary plan description and all subsequent summaries of material modifications of each F&M Benefit Plan;

       (iii)     The most recent Internal Revenue Service determination letter for each F&M Benefit Plan that is intended to qualify for favorable income tax treatment under Section 401(a) or 501(c)(9) of the Code; and

(iv) The two (2) most recent Form 5500s (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of the F&M Benefit Plan.

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              (c)       All material costs of administering and contributions required to be made to each F&M Benefit Plan under the terms of that F&M Benefit Plan, ERISA, the Code, or any other applicable Law have been made on a timely basis, and are deductible in or with respect to the year for which they were paid. All other amounts that should be accrued to date as liabilities of F&M under or with respect to each F&M Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the plan have been recorded on the financial statements of F&M.

              (d)       Each F&M Benefit Plan has been operated at all times in all material respects in accordance with its terms, and complies in all material respects both in form and in operation, with all applicable Laws, including ERISA and the Code. The Internal Revenue Service has issued a favorable determination letter with respect to each F&M Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, and, to the Knowledge of F&M, no event has occurred (either before or after the date of the letter) that would disqualify the plan.

              (e)       Neither F&M nor F&M Bank maintains any plan that provides (or will provide) medical, death or other benefits to one or more former employees, directors, former directors, or independent contractors (including retirees) following termination of employment, other than fully insured arrangements or benefits that are required to be provided under COBRA or any state law continuation coverage or conversion rights. Each of F&M and F&M Bank has complied in all material respects with the continuation coverage requirements of COBRA.

              (f)       There are no investigations, proceedings, lawsuits or claims pending or, to the Knowledge of F&M, threatened, other than with respect to claims for benefits that are being processed and are expected to be paid in the ordinary course of business, relating to any F&M Benefit Plan. The benefits under all F&M Benefit Plans are as represented, and have not been increased subsequent to the date documents are provided to Cascade.

              (g)       None of the F&M Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of this transaction or (ii) would result in excess parachute payments (within the meaning of Section 280G of the Code), either (A) solely as a result of the consummation of Mergers, or (B) as a result of the consummation of the Mergers and any actions taken by F&M after the Effective Time. Furthermore, the consummation of Mergers will not require the funding of the benefits under any F&M Benefit Plan (e.g., contributions to a “rabbi trust”).

              (h)       None of the assets of any F&M Benefit Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA are invested in a group annuity contract or other insurance contract that is subject to any surrender charge, interest rate adjustment or other similar expense upon its premature termination. None of the F&M Benefit Plans are subject to Title IV of ERISA, nor are any F&M Benefit Plans “multiemployer” plans as defined in Section 3(37) of ERISA, and at no time has F&M or F&M Bank ever contributed to or had any liability with respect to a multiemployer plan. No F&M Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

              (i)       For purposes of this Section 4.13, the terms “F&M” and “F&M Bank” shall include any Person organized under the Laws of the United States or operating therein that is or would be aggregated with F&M and F&M Bank, as applicable, under Section 414(b), (c), (m), or (o) of the Code, but other than as expressly referenced herein shall not include any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

       Section 4.14 Taxes. F&M and F&M Bank have filed all material Returns required to be filed by them, or requests for extensions to file have been granted and have not expired, and all such Returns are complete and correct in all material respects. F&M and F&M Bank have paid or caused to be paid all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other material Taxes are payable by F&M or F&M Bank with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) for which the applicable statute of limitations has not expired, except for Taxes for which an adequate reserve has been established. F&M and F&M Bank have withheld and paid over all Taxes required to have been withheld and paid over, and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of F&M or F&M Bank with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes

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that F&M or F&M Bank is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. To the Knowledge of F&M, no Returns of F&M or F&M Bank are under audit by a government or taxing authority. No deficiencies for any Taxes have been proposed, asserted or assessed, in each case in writing, against F&M or F&M Bank that are not adequately reserved for. No waiver or extension of any statute of limitations is in effect with respect to material Taxes or Returns of F&M or F&M Bank.

       Section 4.15 Labor and Employment Matters. There are no material controversies pending or, to the Knowledge of F&M, threatened, between F&M or F&M Bank and any of their employees. Neither F&M nor F&M Bank is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by F&M or F&M Bank, nor, to the Knowledge of F&M, have any activities or proceedings of any labor union or group of employees to organize any such employees. Neither F&M nor F&M Bank has breached or failed to comply with any provision of any collective bargaining agreement or other labor union contract, and there are no grievances outstanding against F&M or F&M Bank under such agreement or contract. There are no unfair labor practice complaints pending against F&M or F&M Bank before the National Labor Relations Board or any similar foreign Governmental Entity, and to the Knowledge of F&M, there are no current union representation questions involving the employees of F&M or F&M Bank. There currently exists no work slowdown, work stoppage or lockout, nor to the Knowledge of F&M is any such matter threatened, by or with respect to the employees of F&M or F&M Bank. There are no contracts or agreements of F&M or F&M Bank which provide for or guaranty any employee of F&M or F&M Bank a specific term of employment.

       Section 4.16 Real Property and Assets. Section 4.16 of the F&M Disclosure Schedule contains a complete and accurate legal description of each parcel of real property owned or leased by F&M and F&M Bank (the “Real Property”). All improvements to the Real Property are in good condition and repair, ordinary wear and tear excepted. No Affiliate of F&M has any interest, directly or indirectly, in the Real Property. The Real Property and all improvements thereon and uses thereof have been developed in accordance with and do not violate or conflict with any applicable building, occupancy, and zoning Laws or any covenants, conditions, restrictions or easements that may affect the Real Property. No unpaid special or general assessments of the Real Property have been levied or, to the Knowledge of F&M, are threatened against all or part of the Real Property. Each of F&M and F&M Bank has good and marketable title in and to all of the Real Property owned by it, free and clear of all Liens, encumbrances, rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature. Each of F&M and F&M Bank holds valid leasehold interests in the Real Property leased by it. None of the Real Property is subject to any decree or order of any Governmental Entity to be sold or condemned, expropriated or otherwise taken with or without payment of compensation therefor, nor to the Knowledge of F&M is any such proceeding threatened.

       Section 4.17 Personal Property. Each of F&M and F&M Bank has good title to all of its material personal property, free and clear of all Liens, encumbrances and charges of any kind or nature. All of F&M’s or F&M Bank’s tangible personal property is in good operating condition and repair, ordinary wear and tear excepted.

       Section 4.18 Intellectual Property. Each of F&M and F&M Bank holds good title to, or a valid license in, all material patents, copyrights, trademarks and software necessary for the conduct of its respective businesses as presently conducted or proposed to be conducted.

       Section 4.19 Environmental Matters.

              (a)       Each of F&M and F&M Bank is, and at all times has been, in material compliance with all Environmental Laws. Neither F&M nor F&M Bank has received, or to F&M’s Knowledge been threatened with, any order, notice, citation, directive or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any of its facilities, alleging any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) which F&M or F&M Bank own, lease or operate (the “F&M Facilities”), or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by F&M or F&M Bank or any other Person for whose conduct F&M or F&M Bank is responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

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              (b)       There are no pending or, to the Knowledge of F&M, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any F&M Facilities.

              (c)       Neither F&M nor F&M Bank has incurred any Environmental, Health, and Safety Liabilities with respect to the F&M Facilities, or to F&M’s Knowledge, at any property geologically or hydrologically adjoining the facilities or any such other property or assets.

              (d)       Other than in material compliance with Environmental Laws, there are no Hazardous Materials present on or in the environment at the F&M Facilities or, to F&M’s Knowledge, migrating on to any F&M Facilities from any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the F&M Facilities or coming from such adjoining property, or incorporated into any structure therein or thereon. Neither F&M nor F&M Bank has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the F&M Facilities except in material compliance with all applicable Environmental Laws.

              (e)       There has been no Release or, to the Knowledge of F&M, threat of Release, of any Hazardous Materials at or from the F&M Facilities. To F&M’s Knowledge, there has been no Release of any Hazardous Materials at any property geologically or hydrologically adjoining the F&M Facilities, or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the F&M Facilities in circumstances that could reasonably be expected to result in material liability to F&M or F&M Bank.

              (f)       F&M has delivered to Cascade true and complete copies of (or summaries of) all Phase I site assessments of all of the F&M Facilities in its possession, performed within three years prior to the date of this Agreement, and results of any other material reports, studies, analyses, tests, or monitoring possessed or initiated by F&M or F&M Bank pertaining to Hazardous Materials or Hazardous Activities in, on, or under the F&M Facilities, or concerning compliance by F&M, F&M Bank or any other Person for whose conduct they are responsible, with Environmental Laws.

       Section 4.20 Insurance. Section 4.20 of the F&M Disclosure Schedule includes a list of all insurance policies currently in effect with respect to F&M’s and F&M Bank’s business and real and personal property, and a brief summary of all claims made under such policies within the last five (5) years. Such policies are in full force and effect and all premiums with respect thereto covering all periods up to and including the Closing Date have been or will be paid, except for failures to be in full force and effect or to be so paid that would not cause F&M or F&M Bank to be uninsured with respect to risks the occurrence of which, individually or in the aggregate, would have a Material Adverse Effect on F&M. As of the date hereof, no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially the same terms prior to the date of such cancellation or termination, except for failures to so replace that would not cause F&M or F&M Bank to be uninsured with respect to risks the occurrence of which, individually or in the aggregate, have a Material Adverse Effect on F&M. The insurance policies covering F&M and F&M Bank are sufficient for compliance with all requirements of Law the violation of which, individually or in the aggregate, would have a Material Adverse Effect on F&M, and all material agreements to which F&M or F&M Bank, as applicable, is a party or by which F&M or F&M Bank may be bound.

       Section 4.21 Investments. Section 4.21 of the F&M Disclosure Schedule sets forth the book and market value as of October 31, 2005, of the investment securities, mortgage-backed securities and securities held for sale by F&M and F&M Bank. Except for pledges to secure public and trust deposits, FRB borrowings, repurchase agreements and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and other pledges required by Law, none of the investments held by F&M or F&M Bank are subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of F&M or F&M Bank to dispose freely of such investment at any time.

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       Section 4.22 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of F&M or F&M Bank.

       Section 4.23 Allowance for Credit Losses. F&M Bank’s allowance for credit losses, as established from time to time, is adequate as determined by the standards applied to F&M by the applicable bank regulatory agencies and pursuant to GAAP. Since October 31, 2005, F&M Bank has not reversed any provision taken for credit losses, except to the extent required by F&M Bank’s certified public accountants and any applicable bank regulatory agency.

       Section 4.24 Repurchase Agreement. Each of F&M and F&M Bank has valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under each such agreement.

       Section 4.25 Interests of Directors and Others. Except for loans and related arrangements extended and maintained in compliance with Regulation O, no officer or director of F&M or F&M Bank has any material interest in any assets or property (whether real or personal, tangible or intangible) of or used in the business of F&M or F&M Bank.

       Section 4.26 No Misstatements or Omissions. None of the information provided by F&M for inclusion in the Proxy Statement will be, at the time such Proxy Statement is filed, when first mailed to the Cascade shareholders and at the date of the meeting of the Cascade shareholders, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty of F&M in this Agreement contains or as of the Closing Date will contain any untrue statements of a material fact or omits or will omit to state any material fact necessary to prevent the statements made from being misleading in light of the circumstances under which they were made and after taking into consideration the information included in the F&M Disclosure Schedule and the information previously provided in writing to Cascade.

       Section 4.27 No Other F&M Representations or Warranties. Except as expressly set forth in this Article III, F&M has not made or is not making any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the subject matter hereof.

ARTICLE V. COVENANTS OF PARTIES

       Section 5.1 Conduct of F&M Business. During the period from the date of this Agreement to the Effective Time, F&M shall, and shall cause F&M Bank to, carry on its business in the ordinary course consistent with past practice, and in material compliance with all applicable Laws and, to the extent consistent therewith, use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which F&M or F&M Bank has significant business relations. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as consented to in writing by Cascade (which consent shall not be unreasonably withheld, delayed or conditioned), F&M shall not, and shall cause F&M Bank not to:

              (a)       declare or pay any dividend or other distribution with respect to any share of its capital stock except with respect to the repurchase of directors’ qualifying shares;

              (b)       amend or otherwise modify its charter, articles of incorporation, bylaws or other comparable organizational documents;

              (c)       issue, sell or deliver, or agree to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except as may be required pursuant to Section 6.2(g), or issue any additional units under the F&M SAR Plan;

              (d)       redeem or repurchase any shares of its capital stock other than a redemption or repurchase of directors’ qualifying shares of F&M held by its directors pursuant to agreements existing as of the date hereof, copies of which have been included in the F&M Disclosure Schedule as set forth in Section 5.1(d) of the F&M Disclosure Schedule;

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              (e)       adopt any change, other than as required by applicable generally accepted accounting principles, in its accounting policies, procedures or practices;

              (f)       except as expressly contemplated by this Agreement: (i) increase the rate or terms of compensation payable or to become payable by F&M or F&M Bank to their employees, other than (x) increases in base compensation in the ordinary course of business, not to exceed five percent for any employee, (y) year-end bonuses for the 2005 calendar year in an aggregate amount up to the amount set forth in Section 5.1(f) of the F&M Disclosure Schedule, and (z) bonuses for the 2006 calendar year pursuant to a bonus plan that shall be adopted in accordance with the guidelines set forth in Section 5.16 of the F&M Disclosure Schedule, (ii) enter into any new Benefit Plan or materially modify the terms of any F&M Benefit Plan, or (iii) enter into any new employment agreement or materially modify the terms of any existing employment agreement;

              (g)       enter into, amend or renew any F&M Material Contracts or any contracts that would constitute F&M Material Contracts, except those made in the ordinary course of business, consistent with past practice;

              (h)       borrow or agree to borrow any monies or otherwise agree, whether directly or by way of guarantee or otherwise, to incur, assume or become liable for the repayment of borrowed money other than in the ordinary course of business, consistent with past practice;

              (i)       sell, lease or transfer or agree to sell, lease or transfer any of its assets other than in the ordinary course of business, consistent with past practice;

              (j)       grant or agree to grant any Lien or other encumbrance on any of its assets other than in the ordinary course of business, consistent with past practice;

              (k)       acquire control of or any other ownership interest in any other corporation, association, joint venture, partnership, business trust or other business entity, except in the ordinary course of business through foreclosure or transfer in lieu thereof in the collection of loans to customers;

              (l)       make any loans with a principal amount in excess of $500,000, provided that if Cascade fails to grant or deny its consent to the making of any such loan by the end of the Business Day following the day on which a written request for consent is delivered by F&M to Cascade, F&M Bank may make such loan without Cascade’s consent;

              (m)       renew, modify or amend the terms of any existing loan with a principal amount in excess of $500,000, or forgive any amount owing under the terms of any existing loan with a principal amount in excess of $100,000, in each case provided that if Cascade fails to grant or deny its consent to the renewal, modification, amendment or forgiveness of any such loan by the end of the Business Day following the day on which a written request for consent is delivered by F&M to Cascade, F&M Bank may renew, modify, amend or forgive such loan without Cascade’s consent;

              (n)       Except as set forth in or contemplated by Section 5.1(n) of the F&M Disclosure Schedule, make or commit to make any capital expenditures which individually exceed $50,000 or in the aggregate exceed $250,000;

              (o)       take any action or omit to take any action that could reasonably be expected to result in any of the conditions to the consummation of the transactions contemplated by this Agreement not being satisfied in an expeditious and timely manner, or any action that could reasonably be expected to materially impair its ability to perform its obligations under this Agreement or to consummate the Merger and the transactions contemplated by this Agreement or materially impair F&M Bank’s ability to consummate the Bank Merger; or

              (p)       agree, authorize or commit to do any of the foregoing.

       Section 5.2 Conduct of Cascade Business. During the period from the date of this Agreement to the Effective Time, Cascade shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, and in material compliance with all applicable Laws and, to the extent consistent therewith, use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which Cascade or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as consented to in writing by F&M (which consent shall not be unreasonably withheld, delayed or conditioned), Cascade shall not, and shall cause its Subsidiaries not to:

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              (a)       declare or pay any dividend or other distribution with respect to any share of its capital stock, except that Cascade Bank may pay dividends to Cascade, and except that Cascade may pay regular quarterly cash dividends to its shareholders in accordance with the dividend policy as set forth in Section 5.2(a) of the Cascade Disclosure Schedule;

              (b)       amend or otherwise modify its charter, articles of incorporation, bylaws or other comparable organizational documents;

              (c)       issue, sell or deliver, or agree to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except that Cascade may (i) issue Employee and Director Options consistent with past practice, (ii) may issue shares as required under the terms of outstanding Employee and Director Options, (iii) may issue restricted shares to its employees and directors consistent with past practice, and (iv) may participate in the issuance of trust preferred stock required to finance the payment of Merger Consideration hereunder;

              (d)       redeem or repurchase any shares of its capital stock;

              (e)       take any action or omit to take any action that could reasonably be expected to result in any of the conditions to the consummation of the transactions contemplated by this Agreement not being satisfied in an expeditious and timely manner, or any action that could reasonably be expected to materially impair its ability to perform its obligations under this Agreement or to consummate the Merger and the transactions contemplated by this Agreement;

              (f)       enter into any agreement or letter of intent regarding any Acquisition Proposal or accept or endorse any Acquisition Proposal that in either case does not contemplate the consummation of the Merger; or

              (g)       agree, authorize or commit to do any of the foregoing.

       Section 5.3 No Solicitation. Between the date hereof and the Effective Time, Neither F&M nor the Bolger Shareholder shall, and F&M shall not knowingly permit its officers, directors or other representatives to enter into, approve or directly or indirectly initiate contact with any Person in an effort to solicit, any Change in Control Transaction. Between the date hereof and the Effective Time, F&M shall not authorize or knowingly permit any officer, director or any other person representing or retained by F&M to directly furnish or cause to be furnished any non-public information concerning its business, properties or assets to any Person in connection with any possible Change in Control Transaction. F&M and the Bolger Shareholder shall promptly notify Cascade of receipt by F&M or any of its officers or directors or by the Bolger Shareholder, as applicable, of any proposal, solicitation, indication of interest or other communication by any Person relating to any potential Change in Control Transaction, whether oral or written, communicated by any Person to F&M or the Bolger Shareholder.

       Section 5.4 F&M Information. Between the date hereof and the Effective Time, promptly upon learning of any event or condition that would result, or that following only the giving of notice or passage of time would result, in a material breach of F&M’s representations and warranties in Article IV above, F&M shall provide Cascade with a reasonably detailed written description of the event or condition as then known to F&M, and shall provide such additional information thereafter regarding such event or condition as Cascade may reasonably request.

       Section 5.5 Cascade Information. Between the date hereof and the Effective Time, promptly upon learning of any event or condition that would result, or that following only the giving of notice or passage of time would result, in a material breach of Cascade’s representations and warranties in Article III above, Cascade shall provide F&M with a reasonably detailed written description of the event or condition as then known to Cascade, and shall provide such additional information thereafter regarding such event or condition as F&M may reasonably request.

       Section 5.6 Governmental Approvals. Between the date hereof and the Effective Time, the parties shall cooperate with each other, and shall furnish to each other all information necessary or desirable in connection with making any filing and shall pursue to completion the approvals by Governmental Entities necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, including without limitation the approval of the Oregon Director, the Idaho Director and the FDIC of the Bank Merger, the approval of, or waiver of jurisdiction by, the FRB of the Merger, any filings, notices or approvals that may be required for

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any of the foregoing from the FRB or any other Governmental Entity for the Bolger Shareholder and the Trust to acquire the Merger Shares and, in case of the Trust, to become a bank holding company under the BHC Act, and any filings under the HSR Act in connection with the Merger.

       Section 5.7 Reasonable Efforts. Each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement including using reasonable best efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (b) the filing of applications for approval of the Bank Merger by the Oregon Director, the Idaho Director and the FDIC and the approval of, or waiver of jurisdiction by the FRB of the Merger, any necessary filings with or notices to the FRB or any other Governmental Entity for the Bolger Shareholder and the Trust to acquire the Merger Shares and, in case of the Trust, to become a bank holding company under the BHC Act, and any filings under the HSR Act in connection with the Merger, in each case within 35 days after the date hereof (provided that notwithstanding the foregoing any filings under the HSR Act in connection with the Merger may be made within 60 days of the date hereof); (c) the mailing of the proxy statement to Cascade’s shareholders within 65 days after the date hereof; (d) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with the Oregon Director, the Idaho Director, the FDIC and the FRB and under the HSR Act contemplated by Section 5.6 above) and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, including, without limitation, any approvals or waivers required to be obtained by any F&M Holder that will be a bank holding company under the BHC Act following the Effective Time; (e) the obtaining of all necessary consents, approvals or waivers from third parties; and (f) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The information provided by F&M for inclusion in any filing or application referenced in this Section 5.7 will be, at the time of such filing or application, true and complete in all material respects.

       Section 5.8 Access. During the period between the date hereof and the Effective Time and except as may be prohibited by Law, F&M will permit Cascade, and its employees, agents and representatives, during normal business hours and in a manner which does not unreasonably interfere with F&M’s or F&M Bank’s business operations, full access to its and F&M Bank’s personnel, consultants, premises, books, files and records, including but not limited to loan files and litigation files. F&M will furnish to Cascade such financial and operating data and other information with respect to the business and assets of F&M and F&M Bank as Cascade shall reasonably request. During the period between the date hereof and the Effective Time and except as may be prohibited by Law, Cascade will permit F&M, and its employees, agents and representatives, during normal business hours and in a manner which does not unreasonably interfere with the business operations of Cascade or any of its Subsidiaries, full access to its and its Subsidiaries’ personnel, consultants, premises, books, files and records, including but not limited to loan files and litigation files. Cascade will furnish to F&M such financial and operating data and other information with respect to the business and assets of Cascade and any of its Subsidiaries as F&M shall reasonably request.

       Section 5.9 Announcements. To the extent reasonably practicable, F&M and Cascade shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements (including, without limitation, the Proxy Statement and any relevant portions of any reports filed pursuant to the Exchange Act) with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding any contrary provision of this Agreement, however, the parties acknowledge that shares of Cascade common stock are registered with the SEC pursuant to Section 12(g) of the Exchange Act and are traded on the Nasdaq Stock Market, and as such Cascade is required to file certain reports and deliver certain materials to the SEC and to Cascade’s shareholders. To that end, in the event Cascade, on the advice of its counsel, determines that it is required to make public disclosure of information that otherwise would be prohibited or limited by this Section 5.9, Cascade may file such reports and issue such communications as it deems reasonably necessary to comply with Exchange Act

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regulations and Nasdaq listing qualification rules. In such event Cascade shall, to the extent practicable, consult with F&M prior to the filing of any such report or communication, and shall provide F&M with a copy of such reports or communications promptly upon release thereof.

       Section 5.10 Shareholder Meeting. Cascade will call a meeting of its shareholders to consider and approve the issuance of the Merger Shares as required by the Nasdaq listing qualification rules. Cascade will deliver to its shareholders notice of the meeting, together with the Proxy Statement, in accordance with applicable Oregon and federal Law. The Cascade Board of Directors will recommend to the shareholders that they approve the issuance of the Merger Shares, this Agreement, the Merger and the transactions contemplated hereby unless, after consulting with legal counsel, the Cascade Board of Directors determines in good faith that its fiduciary duties otherwise require.

       Section 5.11 Proxy Statement. F&M shall provide to Cascade such information and assistance as may be reasonably necessary to permit Cascade to file with the SEC a proxy statement to be used by Cascade to solicit proxies from the Cascade shareholders for the shareholder meeting at which the Cascade shareholders will be asked to consider and vote on the issuance of the Merger Shares, this Agreement, the Merger and the transactions contemplated hereby (in its definitive form, the “Proxy Statement”). F&M will promptly advise Cascade in writing if at any time prior to the adjournment of the Cascade shareholders meeting F&M obtains Knowledge of any facts that would, in the opinion of F&M or its legal counsel, make it necessary to amend or supplement the Proxy Statement to make the statements therein not misleading or to comply with applicable Law. The information provided by F&M for inclusion in the Proxy Statement will be, at the time such Proxy Statement is filed, when first mailed to the Cascade shareholders and at the date of the meeting of the Cascade shareholders, true and complete in all material respect.

       Section 5.12 Closing Balance Sheet. Not fewer than five (5) days prior to the Closing Date, F&M will prepare and deliver to Cascade an updated, unaudited consolidated balance sheet of F&M Bank dated as of fifteen (15) days prior to the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with GAAP (except for the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted by GAAP) applied on a consistent basis and in accordance with F&M Bank’s past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the unaudited consolidated balance sheet included in the unaudited statement of financial condition of F&M Bank as of November 30, 2005 was prepared, and shall include the consolidated shareholders’ equity without giving effect to any negative mark to market bond portfolio adjustment in excess of $800,000 (the “Closing Consolidated Shareholders’ Equity”).

       Section 5.13 Indemnity. Subject to the provisions of Oregon law, from and after the Effective Time, Cascade will indemnify and advance expenses to F&M’s and F&M Bank’s current officers and directors to the same extent that F&M is obligated to indemnify and advance expenses to such officers and directors under its articles of incorporation or charter and bylaws or under any indemnification agreement between F&M or F&M Bank and any current officer or director. Notwithstanding the foregoing, Cascade will have no obligation to indemnify F&M’s and F&M Bank’s officers or directors against any claim, action, suit or proceeding (including any shareholder derivative or similar proceeding) initiated or brought by the Bolger Shareholder or any Affiliate of the Bolger Shareholder, or in which the Bolger Shareholder or his Affiliate is the real party in interest.

       Section 5.14 SAR Plan. Between the date hereof and the Effective Time, F&M shall use its reasonable best efforts to obtain written agreements from all holders of units under F&M’s Year 2000 Stock Appreciation Right Plan (the “SAR Plan”) providing for the acceleration of vesting, payment by Cascade and cancellation, immediately following the Effective Time, of all units issued thereunder.

       Section 5.15 Transition.

              (a)       Cascade shall continue to pay each person who was an employee of F&M or F&M Bank immediately prior to the Effective Time the base salary such former employee was paid as of immediately prior to the Effective Time, until the first anniversary of the Effective Time or the termination of such person’s employment with Cascade or its Subsidiaries, whichever occurs first; provided that nothing herein shall require Cascade or any of its Subsidiaries to retain any such employee for any particular period following the Effective Time, and that all

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such employees shall continue to be at-will employees; and provided, further, that Cascade may change the base salary of any such employee following a transfer of such employee to a new position at Cascade that requires the performance of materially different duties.

              (b)       Following the Bank Merger, the existing Board of Directors of F&M Bank shall be constituted as an advisory board of Cascade Bank, and shall continue to receive directors’ fees in accordance with F&M Bank’s director compensation policies as in effect on the date of this Agreement through the date that they serve as members of an advisory board of Cascade Bank (which the parties agree shall be at least through December 31, 2006). In addition, simultaneously with the Closing, Cascade shall pay $25,000 by wire transfer of immediately available funds to each former non-management director of F&M Bank to the account or accounts designated in writing by each such non-management director.

              (c)       Cascade shall allocate an amount equal to $1,000,000, less (i) the aggregate amount of the $25,000 payments to non-management directors described in Section 5.15(b), (ii) the amount paid with respect to the units under the SAR Plan the vesting of which was accelerated as of the Effective Time in connection with the Merger, as set forth in Section 5.15(c) of the F&M Disclosure Schedule, provided that the amount deducted pursuant to this clause (ii) shall not exceed $150,000 in the aggregate, and (iii) an amount equal to the severance payments made to former employees of F&M or F&M bank following the Closing Date, provided that the amount deducted pursuant to this clause (iii) shall not exceed $250,000 in the aggregate, as additional compensation and benefits payable to F&M employees (the “Retention Compensation”). The Retention Compensation may include, without limitation, salary adjustments, option or restricted stock grants and cash bonuses, or combinations thereof. The Retention Compensation shall be allocated prior to the Closing Date as agreed by the Presidents of Cascade and F&M Bank, and may be paid prior to or after the Effective Time, as agreed by the Presidents of Cascade and F&M Bank prior to the Closing Date.

              (d)       After the Effective Time, Cascade and its Subsidiaries will either continue the F&M Benefit Plans maintained by F&M and F&M Bank immediately prior to the Effective Time or may terminate any such F&M Benefit Plans and shift the former employees of F&M and F&M Bank to the comparable Benefit Plan then made available to employees of Cascade and its Subsidiaries; provided that Cascade and its Subsidiaries may terminate the F&M Benefit Plans described in Section 5.15(d) to the Cascade Disclosure Schedule without providing comparable coverage under Cascade Benefit Plans; and provided, further, that if requested by Cascade prior to the Effective Time, the Board of Directors of F&M shall adopt a resolution terminating the F&M 401(k) plan effective immediately prior to the Effective Time. For purposes of determining eligibility to participate in and vesting under any “employee benefit plan” (as defined in Section 3(3) of ERISA) of Cascade or any of its Subsidiaries, for determining the fringe benefits and banking privileges applicable to the former employees of F&M or F&M Bank, and for benefit and accrual purposes for vacation, sickness benefits and severance benefits, each such former F&M or F&M Bank employee will be credited with the years of service he or she has been credited with under comparable F&M or F&M Bank employee benefit plans. If Cascade elects to shift former employees of F&M and F&M Bank to Cascade’s vacation benefit plan, any vacation taken in 2006 prior to the Effective Time will be subtracted under the Cascade vacation plan from the employee’s vacation entitlement for 2006. With respect to any individuals who were covered participants under the welfare benefit plans of F&M or F&M Bank immediately prior to the Effective Time, Cascade will (i) waive any preexisting conditions and waiting periods under the welfare benefit plans of Cascade or any of its Subsidiaries that provide healthcare and disability benefits to the same extent that such conditions and waiting periods were satisfied under the comparable F&M or F&M Bank employee benefit plan, and (ii) cause such plans to honor any expenses incurred by such individuals under similar healthcare and disability benefit plans of F&M or F&M Bank during the portion of the calendar year in which the Merger occurs for purposes of satisfying applicable deductible, co-insurance, maximum out-of-pocket, and similar expenses.

       Section 5.16 2006 Bonus Plan. F&M shall implement, following consultation with Cascade, a bonus plan for the 2006 calendar year applicable to employees of F&M and F&M Bank in accordance with the guidelines set forth in Section 5.16 of the F&M Disclosure Schedule.

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       Section 5.17 Certain Obligations. F&M shall use its commercially reasonable efforts to have its obligation to J. Michael Gwartney described in Section 5.17 of the F&M Disclosure Schedule be fully satisfied or to have F&M be released from any liability therefor. The parties understand that there are no financial implications to F&M associated with retaining such obligation.

       Section 5.18 Bolger Trust. The parties understand and agree that promptly after the Effective Time the Bolger Shareholder may transfer any Merger Shares received in the Merger to a trust as to which the Bolger Shareholder is the settlor and the initial trustee thereof (the “Trust”). In such event, the Trust may act in all respect for the Bolger Shareholder hereunder.

       Section 5.19 Takeover Laws; No Rights Triggered. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Cascade and F&M and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of the Cascade shareholders) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

ARTICLE VI. CONDITIONS PRECEDENT

       Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction, or waiver by each party, on or prior to the Closing Date of the following conditions:

              (a)       The issuance of the Merger Shares shall have been approved by the affirmative vote of the holders of a majority of the shares of Cascade common stock present in person or by proxy at a meeting called for the purpose of approving such issuance at which a quorum is present.

              (b)       All consents, approvals or orders of authorization of, or actions by any Governmental Entities required for the consummation of the Merger and the other actions contemplated by this Agreement shall have been obtained, including without limitation the approval of the FDIC, the Idaho Director, the Oregon Director and the FRB, any necessary approvals from the FRB or any other Governmental Entity for the Bolger Shareholder and the Trust to acquire the Merger Shares, the expiration or termination of the waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and all registrations, declarations or filings with any Governmental Entities shall have been made.

              (c)       No judgment, order, decree or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger or which otherwise is reasonably likely to have a Material Adverse Effect on Cascade or F&M.

       Section 6.2 Conditions to Obligations of Cascade. The obligation of Cascade to effect the Merger is further subject to satisfaction or waiver of the following conditions:

              (a)       The representations and warranties of F&M set forth in Article IV (except for (i) the representations and warranties set forth in set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5(a), 4.7(f), 4.7(h), 4.8(b), 4.8(c), 4.22 and 4.25 or (ii) the portions of any representations and warranties qualified with respect to a Material Adverse Effect on F&M) qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure thereof to be so true and correct, individually or in the aggregate, shall not have or constitute a Material Adverse Effect on F&M; the representations and warranties of F&M set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5(a), 4.7(f), 4.7(h), 4.8(b), 4.8(c), 4.22 and 4.25 herein qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and the portions of any representations and warranties of F&M qualified with respect to a Material Adverse Effect on F&M shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

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              (b)       F&M and the Bolger Shareholder shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and shall have executed and delivered all documents required to be delivered by each of them pursuant to this Agreement.

              (c)       There shall not have been, since November 30, 2005, any Material Adverse Change in F&M.

              (d)       F&M Bank’s allowance for loan loss balance shall not have fallen below 1.45% of the total gross loans.

              (e)       Cascade shall have received from Davis Wright Tremaine LLP, counsel to Cascade, on the Closing Date, an opinion, in a form and of the substance reasonably acceptable to Cascade and dated as of the Closing Date to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

              (f)       Cascade shall have received the audited financial statements of F&M for the fiscal years ended December 31, 2004 and 2005. The audited financial statements shall be prepared in accordance with GAAP applied on a consistent basis and in accordance with F&M Bank’s past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the F&M Bank Financial Statements were prepared.

              (g)       The Closing Consolidated Shareholders’ Equity shall not be less than $45,000,000, provided, that if the Closing Consolidated Shareholders’ Equity is less than $45,000,000, the Bolger Shareholder shall purchase shares of F&M common stock immediately prior to the Effective Time with an aggregate purchase price equal to the difference between $45,000,000 and the Closing Consolidated Shareholders’ Equity. The purchase price per share shall be approximately equal to the value of the Merger Consideration on a per share basis. Once the Bolger Shareholder makes such purchase, the condition included in this Section 6.2(g) shall be deemed satisfied. Any shares of F&M common stock purchased pursuant to this Section 6.2(g) shall constitute F&M Effective Time Shares.

              (h)       F&M shall have executed and/or delivered, or shall be prepared to execute and/or deliver, all documents and instruments required to be executed and/or delivered by it on the Closing Date under this Agreement.

       Section 6.3 Conditions to Obligations of F&M and the Bolger Shareholder. The obligation of F&M and the Bolger Shareholder to effect the Merger is further subject to satisfaction or waiver by F&M and the Bolger Shareholder of the following conditions:

              (a)       The representations and warranties of Cascade set forth in Article III (except for (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), 3.7(f), 3.7(h), 3.8(b), 3.8(c), 3.20 and 3.22 or (ii) the portions of any representations and warranties qualified with respect to a Material Adverse Effect on Cascade) qualified as to materiality shall be so true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure thereof to be true and correct, individually or in the aggregate, shall not have or constitute a Material Adverse Effect on Cascade; the representations and warranties of Cascade set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), 3.7(f), 3.7(h), 3.8(b), 3.8(c), 3.20 and 3.22 herein qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and the portions of any representations and warranties of Cascade qualified with respect to a Material Adverse Effect on Cascade shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

              (b)       Cascade shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and shall have executed and delivered all documents required to be delivered by it pursuant to this Agreement.

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              (c)       The Bolger Shareholder shall have received from Sullivan & Cromwell LLP, special counsel to the Bolger Shareholder, on the Closing Date, an opinion, in a form and of the substance reasonably acceptable to the Bolger Shareholder and dated as of the Closing Date to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

              (d)       The Bolger Shareholder shall have received from Davis Wright Tremaine LLP, counsel to Cascade, on the Closing Date, an opinion, in the form attached hereto as Exhibit C and dated as of the Closing Date, to the effect that, the Merger Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights.

              (e)       Cascade shall have executed and/or delivered, or shall be prepared to execute and/or deliver, all documents and instruments required to be executed and/or delivered by it on the Closing Date under this Agreement.

       Section 6.4 Deliveries by Cascade. At the Closing, Cascade shall execute and deliver, or shall cause to be executed and delivered, the following:

              (a)       The Articles of Merger, duly executed by Cascade;

              (b)       Copies of the resolutions of the Board of Directors of Cascade authorizing the execution, delivery and performance of this Agreement and copies of the resolutions of the shareholders of Cascade authorizing the issuance of the Merger Shares, in each case, certified as of the Closing Date by the secretary or an assistant secretary of Cascade;

              (c)       A certificate of existence for Cascade issued by the Oregon Secretary of State or other evidence of existence as of the fifth (5th) Business Day preceding the Closing Date;

              (d)       A certificate dated the Closing Date, duly executed by the chief executive officer and the chief financial officer of Cascade, certifying that the conditions described in Section 6.3(a) and (b) have been satisfied;

              (e)       An opinion of Davis Wright Tremaine LLP, counsel to Cascade, in the form attached hereto as Exhibit C and dated as of the Closing Date that the Merger Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights;

              (f)       Proof of payment in U.S. dollars by wire transfer of immediately available funds in the amount of $25,000 to each non-management director of F&M Bank to the account or accounts designated in writing by each such non-management director pursuant to Section 5.15(b);

              (g)       Payment in U.S. dollars by wire transfer of immediately available funds of the Cash Consideration to the account or accounts designated in writing by the respective F&M Holders pursuant to Section 2.4(a);

              (h)       Certificates evidencing the number of Merger Shares and certificates evidencing the amount of Contingent Consideration, in each case that the respective F&M Holders have the right to receive pursuant to Section 2.4(a).

       Section 6.5 Deliveries by F&M. At the Closing, F&M shall execute and deliver, or shall cause to be executed and delivered, the following:

              (a)       Copies of the resolutions of the Board of Directors and shareholders of F&M authorizing the execution, delivery and performance of this Agreement, certified as of the Closing Date by the secretary or assistant secretary of F&M;

              (b)       A certificate of existence for F&M issued by the Idaho Secretary of State or other evidence of existence and a certificate of existence for F&M Bank issued by the Idaho Director or other evidence of existence, in each case as of the fifth (5th) Business Day preceding the Closing Date;

              (c)       A certificate dated the Closing Date, duly executed by the chief executive officer and the chief financial officer of F&M, certifying that the conditions described in Section 6.2(a), (b) and (c) have been satisfied;

              (d)       An opinion of Davison & Copple, LLP, special counsel to F&M, in the form attached hereto as Exhibit D;

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              (e)       The Certificates, duly endorsed;

              (f)       The Letters of Transmittal, duly executed; and

              (g)       The Investor Letters, duly executed.

ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER

       Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Cascade shareholder approval:

              (a)       by mutual written consent of F&M and Cascade;

              (b)       by either F&M or Cascade:

        (i)       if the Merger shall not have been consummated on or before September 29, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

        (ii)       if (A) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining F&M and Cascade from consummating the Merger is entered and such judgment, injunction or order shall have become final and non-appealable; or

(iii) if any Restraint shall be in effect and shall have become final and non-appealable.

              (c)       by F&M, if the shareholders of Cascade have not approved the issuance of the Merger Shares prior to June 30, 2006.

              (d)       by F&M, if the Board of Directors of Cascade or management of Cascade fails to recommend in good faith the approval of the issuance of the Merger Shares, or rescinds or adversely modifies any such recommendation, in each case for any reason.

              (e)       by F&M, if Cascade shall have misrepresented, breached or failed to perform in any material respect any of its representations, covenants or other agreements contained in this Agreement and, as a result, the conditions to F&M’s obligation to close the transactions contemplated by this Agreement are not capable of being satisfied (a “Cascade Default”); provided that if such Cascade Default is curable by Cascade through the exercise of commercially reasonable efforts, then F&M may not terminate this Agreement under this Section 7.1(e) unless F&M gives Cascade written notice of the Cascade Default and Cascade fails to cure such Cascade Default within twenty (20) days after delivery of such notice.

              (f)       by Cascade, if F&M shall have misrepresented, breached or failed to perform in any material respect any of its representations, covenants or other agreements contained in this Agreement and, as a result, the conditions to Cascade’s obligation to close the transactions contemplated by this Agreement are not capable of being satisfied (a “F&M Default”); provided that if such F&M Default is curable by F&M through the exercise of commercially reasonable efforts, then Cascade may not terminate this Agreement under this Section 7.1(f) unless Cascade gives F&M written notice of the F&M Default and F&M fails to cure such F&M Default within twenty (20) days after delivery of such notice.

       Section 7.2 Effect of Termination.

              (a)       In the event of termination of this Agreement by either Cascade or F&M as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of F&M, the Bolger Shareholder or Cascade, except as expressly set forth in this Section 7.2. The provisions of this Section 7.2 and of Article IX shall survive any such termination.

              (b)       If the Merger is not consummated as a result of a willful breach by Cascade, on the one hand, or F&M and the Bolger Shareholder, on the other hand, or a willful failure of performance by Cascade, on the one hand, or F&M and the Bolger Shareholder, on the other hand, in any material respect of any of the representations,

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warranties, covenants or other agreements contained in this Agreement of Cascade, on the one hand, or F&M and the Bolger Shareholder, on the other hand, as applicable, then F&M shall be entitled to payment by Cascade, in case of a willful breach or failure on Cascade’s part, or Cascade shall be entitled to payment by F&M, in the case of a willful breach or failure on F&M’s or the Bolger Shareholder’s part, of a termination fee of $7 million, as liquidated damages. The parties agree that damages in the event of a willful breach or failure of this Agreement may be difficult or impossible to ascertain, and that the payments required hereunder represent a reasonable estimate of the actual damages to be incurred by the non-breaching party or parties. If the Merger is not consummated as a result a non-willful breach by Cascade, on the one hand, or F&M and the Bolger Shareholder, on the other hand, or a non-willful failure of performance by Cascade, on the one hand, or F&M and the Bolger Shareholder, on the other hand, in any material respect of any of the representations, warranties, covenants or other agreements contained in this Agreement of Cascade, on the one hand, or F&M and the Bolger Shareholder, on the other hand, as applicable, then F&M and the Bolger Shareholder shall be entitled to payment by Cascade, in case of a non-willful breach or failure on Cascade’s part, or Cascade shall be entitled to payment by F&M, in the case of a non-willful breach or failure on F&M’s or the Bolger Shareholder’s part, in an amount equal to the non-breaching party’s or parties’ out-of-pocket expenses, not to exceed $1 million, in connection with the negotiation, execution and performance of such party’s or parties’ obligations under this Agreement, including the expenses referred to in Section 2.3. In no event shall any party be entitled to more than one fee payment pursuant to Section 7.2(b) and Section 7.2(c). The parties agree that (i) the failure of the shareholders of Cascade to approve the issuance of the Merger Shares in and of itself shall not be considered a per se willful breach of this Agreement; provided, however, that the foregoing does not preclude in any way a willful breach relating to any act or omission that gave rise to, affected or influenced in any way, such failure; and (ii) a failure by Cascade to have available the Cash Consideration immediately prior to the Effective Time shall constitute a willful breach unless one or more third party financing sources has refused to provide financing to Cascade following the occurrence of a Material Finance Event.

              (c)       If (x) the shareholders of Cascade fail to approve the issuance of the Merger Shares at a meeting of shareholders called and held pursuant to Section 5.10 of this Agreement at which a vote takes place and prior to such vote a Triggering Event occurs or (y) the shareholders have not approved the issuance of the Merger Shares and a Triggering Event has occurred, then in either case F&M shall be entitled to receive a termination fee of $5 million from Cascade upon termination of this Agreement for any event or by any party. In no event shall any party be entitled to more than one fee payment pursuant to Section 7.2(b) and Section 7.2(c). A “Triggering Event” means any of the following: (i) the Board of Directors of Cascade or management of Cascade fails to recommend in good faith the approval of the issuance of the Merger Shares, or rescinds or adversely modifies any such recommendation, in each case for any reason, or (ii) Cascade, the Board of Directors of Cascade or management of Cascade do not use their good faith reasonable best efforts to obtain the approval of the issuance of the Merger Shares, or (iii) Cascade, the Board of Directors of Cascade or management of Cascade make any public statement inconsistent with a favorable recommendation of the issuance of the Merger Shares, or (iv) an Acquisition Proposal is publicly made.

       Section 7.3 Amendment. This Agreement may be amended by the parties at any time before or after the Cascade shareholder approval is obtained; provided, however, that after the Cascade shareholder approval is obtained, there shall not be made any amendment that by Law requires further approval by the shareholders of Cascade without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

       Section 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive any condition to Closing that lawfully may be waived. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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ARTICLE VIII. INDEMNIFICATION

       Section 8.1 Survival of Representations, Warranties¸ Covenants and Agreements. All representations and warranties of Cascade contained in this Agreement or made pursuant hereto shall terminate as of the Effective Time, except for Section 3.1, Section 3.3(a), (b) and (f) and Section 3.25 (collectively, the “Cascade Exceptions”), which shall survive indefinitely, and except with respect to claims involving fraud by Cascade or its Subsidiaries, which shall survive until the expiration of the applicable statue of limitations. All representations and warranties of F&M contained in this Agreement or made pursuant hereto, shall survive the Effective Time and shall terminate eighteen (18) months following the Effective Time and thereafter shall be of no force or effect, except for Section 4.1 and Section 4.3 (collectively, the “F&M Exceptions”), which shall survive indefinitely, and except for any claim with respect to which notice has been given to the party to be charged prior to such expiration date; provided, however, that the representations and warranties contained in Section 4.14, and with respect to claims involving fraud by F&M or F&M Bank, which shall survive until the expiration of the applicable statute of limitations. Disbelief or knowledge of breach prior to or as of the Closing Date by Cascade shall not constitute a waiver or be a defense to any indemnity claim hereunder. All covenants and agreements in this Agreement shall continue in full force and effect and survive until performed in accordance with their respective terms by the relevant party or parties.

       Section 8.2 Indemnification by Bolger Shareholder. Subject to the Closing having occurred and the other provisions of this Article VIII (including the limitations set forth in Section 8.6), the Bolger Shareholder shall defend, indemnify, and hold Cascade, its officers, directors, agents, shareholders, employees and their respective successors and assigns (each, an “Indemnitee”) harmless from and against any claims, demands, damages, losses, suits, actions, fines, penalties, interest, expenses and reasonable attorneys fees (“Losses”) suffered by an Indemnitee that results from or, to the extent that the Losses relate to, any (a) breach of any of the representations or warranties of, or of any covenants or agreements made by, F&M contained in this Agreement, (b) failure of the Bolger Shareholder to pay the fees and expenses described in Section 2.3 hereof, or (c) claim or other amount payable to, or as a result of, any holder of units under the SAR Plan not having delivered a SAR Letter as of the Closing Date in excess of the amount to which such holder would have been entitled if he or she had executed and delivered a SAR Letter.

       Section 8.3 Claims. Any claim for indemnification under Section 8.2 must be made promptly in writing and be delivered as a notice by the Indemnitee to the Bolger Shareholder specifying in reasonable detail the nature and estimated amount of the claim. The failure to give timely notice of any claim for indemnification shall affect the rights of the Indemnitee to the extent that such failure has a prejudicial effect on the defenses or other rights available with respect to such claim.

       Section 8.4 Third Party Claims.

              (a)       As used herein, a “Third-Party Claim” means Losses or potential Losses for which indemnification is claimed by an Indemnitee under the provisions of Section 8.2 and which is consequent to a claim against the Indemnitee by a Person by commencement against the Indemnitee of a legal action or proceeding or receipt by the Indemnitee of an assertion of a claim by a third party for which indemnification is provided pursuant to the provisions of Section 8.2 by the Bolger Shareholder.

              (b)       The Indemnitee will give prompt notice of a Third-Party Claim to the Bolger Shareholder stating the nature thereof and enclosing copies of any complaint, summons, written assertion of such Third-Party Claim or similar document. No claim for indemnification on account of a Third-Party Claim shall be made and no indemnification therefor shall be available under the provisions of Section 8.2 until the Indemnitee shall have given initial written notice of its claim to the Bolger Shareholder. The failure to give timely notice of any Third Party Claim for indemnification shall affect the rights of the Indemnitee to the extent that such failure has a prejudicial effect on the defenses or other rights available with respect to such Third Party Claim. The Bolger Shareholder shall have fifteen (15) Business Days after his receipt of the claim notice to notify the Indemnitee whether the Bolger Shareholder agrees that the Third-Party Claim is subject to indemnification pursuant to the provisions of Section 8.2, and whether the Bolger Shareholder elects to defend such Third-Party Claim at his own expense.

              (c)       If the Bolger Shareholder elects to defend a Third-Party Claim, the Indemnitee shall reasonably cooperate with such defense, provided that the Indemnitee shall have no obligation to incur out-of-pocket expenses in connection therewith unless such expenses are reimbursed by the Bolger Shareholder. The Bolger Shareholder

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will cause his counsel to consult with the Indemnitee as appropriate as to the defense of such claim, and the Indemnitee may, at its own expense, participate in such defense, assistance or enforcement, but the Bolger Shareholder shall control such defense, assistance or enforcement. The Bolger Shareholder will cause such counsel engaged by the Bolger Shareholder to keep the Indemnitee informed at all times of the status of such defense, assistance or enforcement.

              (d)       If the Bolger Shareholder does not timely elect to defend a Third-Party Claim pursuant to Section 8.4(b), the Indemnitee may conduct the defense of, or settle, such claim at the risk and expense, and without the consent, of the Bolger Shareholder.

              (e)       Notwithstanding the engagement of counsel by the Bolger Shareholder, the Indemnitee shall have the right, at its own expense, to engage counsel at its own expense to participate jointly with the Bolger Shareholder in, and to control jointly with the Bolger Shareholder, the defense of a Third-Party Claim if the Third-Party Claim involves remedies other than monetary damages and such remedies, in the Indemnitee’s reasonable judgment, could have an effect on the conduct of the Indemnitee’s business.

              (f)       If the Indemnitee chooses to exercise its right to appoint counsel to conduct a joint defense under Section 8.4(e), the Indemnitee shall deliver notice promptly thereof to the Bolger Shareholder setting forth in reasonable detail why it believes that it has such right and the name of the counsel it proposes to employ. The Indemnitee may deliver such notice at any time that the conditions to the exercise of such right appear to be fulfilled, it being recognized that in the course of litigation, the scope of litigation and the amount at stake may change. The Indemnitee shall thereupon have the right to appoint such counsel at its own expense.

              (g)       The Bolger Shareholder may settle any Third-Party Claim solely involving monetary damages only if the amount of such settlement is to be paid entirely by the Bolger Shareholder pursuant to the provisions of Section 8.2. The Bolger Shareholder will not enter into a settlement of a Third-Party Claim which involves a non-monetary remedy or which will not be paid entirely by the Bolger Shareholder pursuant to the provisions of Section 8.2 without the written consent of the Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned). As to any Third-Party Claim of the type described in Section 8.4(e), the Indemnitee and the Bolger Shareholder shall consult as to any proposed settlement. If the Indemnitee notifies the Bolger Shareholder that it wishes to accept a proposed settlement and the Bolger Shareholder is unwilling to do so, if the amount for which the Third-Party Claim is ultimately resolved is greater than the amount for which the Indemnitee desired to settle, then (i) the Indemnitee shall be liable only for the amount, if any, which it would have paid had the Third-Party Claim been settled as proposed by the Indemnitee, and (ii) all reasonable attorneys’ fees and expenses and costs of suit incurred by the Indemnitee subsequent to the time of the proposed settlement shall be paid or reimbursed by the Bolger Shareholder.

              (h)       Any indemnification contemplated by this Section 8.4 shall be pursuant to the provisions of Section 8.2 and subject to the limitations set forth in this Article VIII.

       Section 8.5 Claims Other Than Third-Party Claims. If the claim does not relate to a Third-Party Claim, the Bolger Shareholder shall have thirty (30) days after prompt receipt of the claim notice to notify the Indemnitee in writing whether the Bolger Shareholder accepts liability for all or any part of the claim and the method and timing of any proposed payment.

       Section 8.6 Limitations on Indemnification. No indemnity claim shall be payable by the Bolger Shareholder pursuant to the provisions of this Article VIII unless and until the aggregate indemnity claims asserted against the Bolger Shareholder under the provisions of this Article VIII equals $150,000 (the “Deductible”), and the Bolger Shareholder shall be liable for indemnity claims thereafter only to the extent of the excess. The Bolger Shareholder shall not be liable to indemnify the Indemnitees to the extent that the aggregate indemnification liability under the provisions of this Article VIII exceeds $3,000,000. The Bolger Shareholder shall not be liable to indemnify any claims under this Article VIII where the Loss relating thereto is less than $25,000 and such claims shall not be aggregated or included for purposes of determining the Deductible. The above limitations shall not apply to (i) indemnification claims or Losses involving fraud by F&M or F&M Bank, or (ii) indemnification claims under clauses (b) or (c) of Section 8.2 or (iii) indemnification claims with respect to any monetary penalties described in Section 4.7 of the F&M Disclosure Schedule in excess of the applicable reserves established for such penalties at F&M Bank as set forth in Section 4.7 of the F&M Disclosure Schedule.

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       Section 8.7 Insured Losses. Notwithstanding any other term or provision of this Article, the Bolger Shareholder shall not be required to indemnify an Indemnitee for Losses to the extent that the Losses have been reimbursed by the Indemnitee’s receipt of insurance proceeds. In the event that insurance does not cover the full amount of the Losses, the Bolger Shareholder shall remain liable for the difference between the insurance payment as described above and the amount of the Losses (subject to the limitations contained in this Article VIII).

       Section 8.8 Indemnification by Cascade. Subject to the Closing having occurred and the other provisions of this Article VIII, Cascade shall defend, indemnify, and hold Bolger Shareholder and its Affiliates harmless from and against any Losses suffered that results from or, to the extent that the Losses relate to, (a) claims involving fraud by Cascade or its Subsidiaries, (b) any of the Cascade Exceptions or (c) any fundamental defect in the Merger Shares.

       Section 8.9 Exclusivity of Remedies. From and after the Effective Time, the parties acknowledge and agree that their respective sole and exclusive remedy for monetary damages with respect to any and all claims against the other parties, their affiliates and any indemnification for breach of any covenant, agreement or representation contained in this Agreement or in connection with this Agreement or the Mergers, shall be pursuant to the indemnification provisions contained in this Article VIII and shall be in lieu of any rights the parties may have under Law with respect thereto, except with respect to claims involving fraud, the Cascade Exceptions, the F&M Exceptions, Sections 5.13, 5.15, 5.16, and 5.19 and any matters relating to the Shareholders Agreement.

ARTICLE IX.   GENERAL PROVISIONS

       Section 9.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by registered or certified mail, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To Cascade or Acquisition Co.:

	Address:	Cascade Bancorp
1100 NW Wall Street
P.O. Box 369
Bend, Oregon 97709
	Attention:	Patricia L. Moss, Chief Executive
Officer
	Facsimile:	(541) 617-3149

With a copy to:

	Address:	Davis Wright Tremaine LLP
1300 SW Fifth Avenue
Suite 2300
Portland, Oregon 97201
	Attention:	David C. Baca, Esq.
	Facsimile:	(503) 778-5299

and

	Address:	Karnopp Petersen LLP
1201 NW Wall St
Suite 300
Bend, Oregon 97701
	Attention:	James E. Peterson, Esq.
	Facsimile:	(541) 388-5410

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To F&M:

	Addresss:	F&M Holding Company
121 North 9th Street
Suite 200
Boise, Idaho 83702
	Attention:	Clarence Jones, President
	Fascimile:	(208) 319-2444

With a copy to:

	Address:	Wells, Jaworski, Liebman & Paton LLP
12 Route 17 North
Paramus, New Jersey 07653
	Attention:	Thomas M. Wells, Esq.
	Facsimile:	(201) 587-8845

and

	Address:	Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
	Attention:	Mark J. Menting, Esq.
	Facsimile:	(212) 558-3588

To the Bolger Shareholder:

	Address:	David F. Bolger
c/o Bolger & Co., Inc.
79 Chestnut Street
Ridgewood, New Jersey 07450
	Attention:	David F. Bolger, President
	Facsimile:	(201) 670-9685

With a copy to:

	Address:	Wells, Jaworski, Liebman & Paton LLP
12 Route 17 North
Paramus, New Jersey 07653
	Attention:	Thomas M. Wells, Esq.
	Facsimile:	(201) 587-8845

and

	Address:	Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
	Attention:	Mark J. Menting, Esq.
	Facsimile:	(212) 558-3588

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       Section 9.2 Definitions.

       (a)       For purposes of this Agreement:

       “Acquisition Proposal” means a tender or exchange offer to acquire 20% or more of the voting power in Cascade or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving Cascade or any of its Subsidiaries or any other proposal or offer to acquire in any manner 20% or more of the voting power in, or 20% or more of the business, assets or deposits of, Cascade or any of its Subsidiaries, other than the transactions contemplated hereby.

       An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

       “Agreement” means this Agreement and any and all exhibits and schedules and amendments hereto.

       “Benefit Plans” means

              (a)       Each termination, change in control or severance agreement involving F&M or Cascade, on the one hand, and any of its employees whose annual compensation is at a base rate equal to or exceeding $50,000 on the other hand;

              (b)       All employee benefit plans of F&M, F&M Bank, Cascade or any of Cascade’s Subsidiaries, as defined in ERISA Section 3(3); and

              (c)       All other profit-sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan, and other benefits or compensation arrangements;

       in each case maintained or contributed to by F&M, F&M Bank, Cascade or any of Cascade’s Subsidiaries for the benefit of its employees (or former employees), directors (or former directors) and/or their respective beneficiaries or under which F&M, F&M Bank, Cascade or any of Cascade’s Subsidiaries may incur any liability. An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because the obligations of F&M, F&M Bank, Cascade or any of Cascade’s Subsidiaries under the plan arise by reason of its being a “successor employer” under applicable laws. Furthermore, a Voluntary Employees’ Beneficiary Association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose.

       “BHC Act” means the Bank Holding Company Act of 1956, as amended.

       “Business Day” means any day other than Saturday, Sunday or any other day on which (i) banks are legally permitted to be closed in the State of Oregon, and (ii) the Nasdaq Stock Market is not open for the publication of securities trading information.

       “Cascade Material Contracts” means (a) each loan or credit arrangement, note, mortgage, indenture, or lease in a principal amount exceeding $250,000 under which Cascade or any of Cascade’s Subsidiaries is a lender or lessor that is currently in effect; (b) each loan or credit arrangement, credit commitment, note, mortgage, indenture, or lease under which Cascade or any of Cascade’s Subsidiaries is a borrower or lessee, and each contract, agreement, obligation, commitment, arrangement or understanding of Cascade or any of Cascade’s Subsidiaries involving actual or potential obligations or commitments, whether liquidated or contingent, of $50,000 or more that is currently in effect or that has been discharged since December 31, 2004; and (c) each contract, agreement, obligation, commitment, arrangement or understanding between or among Cascade and any Affiliate of Cascade other than ordinary course lending arrangements made and maintained in full compliance with Regulation O.

       “Cascade Securities Filings” means the documents filed with, furnished or delivered to the SEC by Cascade, or required to be so filed, furnished or delivered, pursuant to Section 13 or Section 15(d) of the Exchange Act, since January 1, 2000.

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       “Cascade Stock Plans” means the plans and arrangements providing for the grant of options or warrants for the purchase of shares of Cascade common stock.

       “Change in Control Transaction” means a transaction pursuant to which any Person or any “group,” as that term is interpreted for purposes of Section 13(d)(3) of the Exchange Act, would (i) merge or consolidate with F&M or cause F&M to merge or consolidate with such Person (including any “affiliate” of such Person, as that term is defined in Rule 144(a) under the Securities Act), (ii) directly or indirectly acquire all or a substantial portion of the assets or liabilities of, or enter into any similar transaction with F&M, or (iii) directly or indirectly purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) securities representing or convertible into twenty percent (20%) or more of the stock of F&M.

       “Code” means the Internal Revenue Code of 1986, as amended.

       “Employee and Director Options” means the options to purchase shares of Cascade common stock granted or to be granted to current or former officers, directors, employees or consultants of Cascade or its Subsidiaries under Cascade Stock Plans.

       “Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

              (a)       any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health as it relates to Hazardous Material exposure, and regulation of chemical substances or products);

              (b)       fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

              (c)       financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other person) and for any natural resource damages; or

              (d)       any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

       The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

       “Environmental Law” means any legal requirement that requires or relates to:

              (a)       advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction that could have a significant impact on the environment;

              (b)       preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment;

              (c)       reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

              (d)       protecting resources, species, or ecological amenities;

              (e)       reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

              (f)       cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

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              (g)       making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

       “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

       “FDIC” means the Federal Deposit Insurance Corporation.

       “FHA” means the Federal Housing Administration.

       “FHLMC” means the Federal Home Loan Mortgage Corporation.

       “FNMA” means the Federal National Mortgage Association.

       “FRB” means Federal Reserve Board.

       “GAAP” means U.S. generally accepted accounting principals, consistently applied.

       “GNMA” means the Government National Mortgage Association.

       “Governmental Entity” means any nation or government, foreign or domestic, any state or other political subdivision thereof, and any agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including, without limitation, all taxing authorities.

       “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the facilities or any part thereof into the environment, and any other act, business, operation, or thing that materially increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the facilities, or that may affect the value of the facilities or F&M or F&M Bank.

       “Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

       “Idaho Director” means the director of the Department of Finance of the State of Idaho.

       “Knowledge” of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person’s executive officers and other officers having primary responsibility for such matter, together with such knowledge as would be obtained in the conduct of their duties in the ordinary course and in the exercise of reasonable inquiry under the circumstances.

       “Law” means statute, rule, common law, ordinance, regulation, order, writ, judgment, injunction, decree, determination, or award enacted or promulgated by a Governmental Entity.

       “Lien” means any interest, consensual or otherwise, in property securing a monetary obligation owed to, or a claim by, a Person other than the owner of the subject property, whether such interest is based on the common law, statute or contract.

       “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with Cascade or F&M, any change, effect, event, occurrence or state of facts, including, without limitation, any departure of a material group of employees, that is, or is reasonably likely to be, (a) materially adverse to the business, financial condition, assets or results of operations of such party and its Subsidiaries taken as a whole, or (b) materially impairs the ability of such party to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Change has occurred there shall be excluded any change, effect, event, occurrence or state of facts to the extent attributable to or resulting from (1) events, conditions or trends in economic, business or financial conditions generally or affecting the banking or bank holding company businesses specifically (including changes in interest rates and

36

changes in the markets for securities), except to the extent any such events, conditions or trends in economic, business or financial conditions have a materially disproportionate adverse effect upon Cascade or F&M, as the context may dictate, (2) actions or omissions of Cascade or F&M taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (3) any change, effect, event or occurrence arising out of the announcement or performance of this Agreement and the transactions contemplated hereby, including any expenses incurred in connection therewith, (4) any changes in Laws, regulations or interpretations of Laws or regulations generally affecting the banking or bank holding company businesses, but not uniquely relating to Cascade or F&M, (5) any change in generally accepted accounting principles or regulatory accounting requirements, generally affecting the banking or bank holding company businesses, but not uniquely relating to Cascade or F&M, and (6) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

       “Material Finance Event” means (1) a suspension or material limitation in trading in securities generally shall have occurred on NASDAQ, (2) a general moratorium on commercial banking activities shall have been declared for Oregon or Idaho either by federal, Oregon or Idaho authorities, and (3) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States which, in each of the foregoing circumstances in the judgment of the placement agent for Cascade’s securities, makes it impractical or inadvisable to proceed with the sale of the securities required to raise the financing.

       “Occupational Safety and Health Law” means any Law that requires or relates to the protection of or prevention of injury to employees, workers, contractors and others similarly situated in the workplace environment from exposure to any Hazardous Materials.

       “Oregon Director” means the director of the Department of Consumer and Business Services of the State of Oregon.

       “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

       “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the environment, whether intentional or unintentional.

       “Returns” means any federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

       “SBA” means the Small Business Administration.

       “SEC” means the Securities Exchange Commission.

       “Securities Act” means the Securities Act of 1933, as amended.

       “Shareholders Agreement” means the Shareholders Agreement among Cascade, the Bolger Shareholder and the Persons listed on Schedule A thereto, of even date herewith.

       A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership, membership or partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

       “Takeover Laws” means any federal or state “anti-takeover”, “fair price”, “moratorium”, “control share”, “supermajority”, “affiliate transaction”, or “business combination” Law, including without limitation any provisions of the Oregon Business Corporation Act.

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       “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amount.

       “VA” means the United States Veterans’ Administration and any state governmental entity performing similar functions.

              (b)       The following terms are defined in the following Sections of this Agreement:

Term	Section

Acquisition Co.	Preamble
Agreement	Preamble
Bank Merger	1.4
Bolger Shareholder	Preamble
Cascade	Preamble
Cascade Bank	1.4
Cascade Default	7.1(e)
Cascade Disclosure Schedule	Preamble to Article III
Cascade Exceptions	8.1
Cash Consideration	2.1(a)
Certificates	2.4(a)(iv)
Closing	1.2
Closing Balance Sheet	5.12
Closing Consolidation Shareholders’ Equity	5.12
Closing Date	1.2
Contingent Consideration	2.1(a)
Deductible	8.6
Effective Time	1.2
F&M	Preamble
F&M Bank	1.4
F&M Bank Financial Statements	4.9
F&M Benefit Plans	4.13(a)
F&M Default	7.1(f)
F&M Disclosure Schedule	Preamble to Article IV
F&M Effective Time Shares	2.1(a)
F&M Exceptions	8.1
F&M Facilities	4.19(a)
F&M Financial Statements	4.9
F&M Holders	2.1(a)
F&M Material Contracts	4.12
F&M Permits	4.10
Indemnitee	8.2
Investor Letter	2.4(a)(iii)
Letter of Transmittal	2.4(a)(i)
Losses	8.2
Merger	1.1
Merger Consideration	2.1(a)
Merger Shares	2.1(a)
Mergers	1.4
Proxy Statement	5.11
Real Property	4.16

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Recapitalization Event	2.2
Retention Compensation	5.15(c)
Restraints	6.1(c)
SAR Plan	5.14
Subsidiary Merger	1.4
Surviving Corporation	1.1
Third-Party Claim	8.4(a)
Triggering Event	7.2(c)
Trust	5.18

       Section 9.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to $ shall mean U.S. dollars.

       Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, may be delivered by facsimile and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

       Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; and (b) except for the provisions of Article I, Article II, Article VIII and Section 5.13, are not intended to confer upon any Person other than the parties any rights or remedies.

       Section 9.6 Governing Law. This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Oregon, without reference to any rules governing conflicts of laws.

       Section 9.7 Attorney’s Fees. The prevailing party in any dispute arising out of this Agreement shall be entitled to recover its costs and attorney’s fees in any proceeding, including any appeal.

       Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

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       Section 9.9 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal or state court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

       Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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       IN WITNESS WHEREOF, F&M, Cascade, Acquisition Co. and the Bolger Shareholder have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CASCADE BANCORP

By:
PATRICIA L. MOSS
Chief Executive Officer

F&M HOLDING COMPANY

By:
CLARENCE JONES
President

IGLOO ACQUISITION CORPORATION

By:

BOLGER SHAREHOLDER

DAVID F. BOLGER

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Appendix B

EXECUTION VERSION
CONFIDENTIAL

SHAREHOLDERS AGREEMENT

       This Shareholders Agreement (this “Agreement”) is made as of the 27th day of December, 2005 by and among Cascade Bancorp, an Oregon corporation (the “Company”), David F. Bolger, in his individual capacity (together with his future estate, “Bolger”), and each Person listed on Schedule A hereto executing this Agreement or a Joinder (as defined below) hereto (together with Bolger, the “Shareholders”).

RECITALS

              A.       The Shareholders are the holders of virtually all of the outstanding capital stock of F&M Holding Company (“F&M”) (other than certain directors’ qualifying shares). Simultaneously with entering into this Agreement, the Company is entering into an agreement (the “Merger Agreement”), dated as of 27th day of December, 2005, pursuant to which a wholly-owned subsidiary of the Company will merge with and into F&M (the “Merger”), and the Shareholders will receive cash and shares of Common Stock (the “Shares”) as consideration in the Merger.

              B.       The parties deem it in their respective best interests to provide for an agreed composition of the Board of Directors of the Company (the “Board” or “Board of Directors”) and the Board of Directors of Company Bank and for certain restrictions on the transfer of any Shares, and the parties believe that such restrictions will minimize the business disruption that could result from transfers not made in accordance with this Agreement.

              C.       The Company has taken all necessary actions to elect and has elected Thomas M. Wells and Clarence Jones (the “Initial Seller Nominees”) to its Board of Directors and the Board of Directors of Company Bank effective immediately after the Effective Date.

       THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

AGREEMENT

1.     DEFINITIONS AND INTERPRETATION

1.01 Definitions

       Whenever used in the Agreement and the Exhibits and Schedules hereto, the following terms shall have the respective meanings set forth in this Section 1.01. Capitalized terms used in this Agreement have the definitions provided in the Merger Agreement, unless otherwise defined herein.

       “Affiliate” means, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with such Person. For purposes of this definition, an entity shall be deemed to be controlled by a Person if (and only for so long as) (i) such Person has the right to vote by ownership, proxy or otherwise securities constituting 10% or more of the voting power of such entity if such entity has equity securities registered and files reports under the Exchange Act or 20% or more of the voting power of such entity if such entity does not have equity securities registered under the Exchange Act; (ii) such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, membership on the board or other governing entity, by contract or otherwise; or (iii) with respect to a charitable trust, foundation or nonprofit corporation, such Person is the sole trustee or director or has the power to appoint 20% or more of the trustees or directors thereof.

       “Change of Control” means (i) with respect to any entity, a transfer of all or substantially the assets of that entity; (ii) with respect to any entity, any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined

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in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the entity representing 50% or more of the combined voting power of the entity’s then outstanding securities eligible to vote for the election of the board of directors or other similar body; (iii) with respect to any entity, the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the entity or any of its subsidiaries that requires the approval of the entity’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination 50% or more of the total voting power of the corporation resulting from such Business Combination is represented by voting securities of such entity that were outstanding immediately prior to such Business Combination and such voting power among the holders thereof is in substantially the same proportion as the voting power of such voting securities of the entity among the holders thereof immediately prior to the Business Combination; or (iv) with respect to the Company, any change in the Board of Directors in which a majority of the members are replaced within any three (3) year period by Directors who were not nominated by the previous Directors.

       “Common Stock” means the shares of common stock, no par value, of the Company.

       “Company Bank” means Bank of the Cascades, an Oregon chartered stock bank and a wholly owned subsidiary of the Company, or any successors thereto that are the principal banking subsidiary of the Company.

       “Effective Date” means the Closing Date of the Merger.

       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

       “Governing Documents” means the articles of incorporation and by-laws of the Company, each as amended and restated from time to time.

       “Incidental Registration Statement” means a registration statement of the Company which covers the offer and sale of Shares in respect of an Incidental Registration pursuant to the provisions of Section 4.04 and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein.

       “Performance Event” means the occurrence of any of the following after the third anniversary of the Effective Date: (a) a cease and desist order is issued (whether or not consensually) by a state or federal agency having jurisdiction over the Company or its subsidiaries with respect to the banking operations of the Company or its subsidiaries and such order is not withdrawn within 30 days; (b) the Company Bank is not “adequately capitalized” as defined for purposes of the “prompt corrective action” provisions of the Federal Deposit Insurance Act; (c) (A) the number obtained by dividing (i) the average of the daily closing prices of a share of the Common Stock on the NASDAQ Small Cap Market or NASDAQ National Market, whichever is applicable, over the twelve (12) calendar month period ending on the last day of a calendar quarter (the “ending twelve (12) month period”) by (ii) the average of the daily closing prices of a share of the Common Stock on the NASDAQ Small Cap Market or NASDAQ National Market, whichever is applicable, over the twelve (12) calendar month period ending on the last day of the same calendar quarter in the preceding calendar year (the “starting twelve (12) month period”) (appropriately adjusted for any stock dividends, splits or similar transaction) is less than (B) the product of (i) the number obtained by dividing the average of the daily closing prices of the NASDAQ Banking Index over the ending twelve (12) month period by the average of the daily closing prices of the NASDAQ Banking Index over the starting twelve (12) month period multiplied by (ii) 0.70; (d) the return on average tangible equity of the Company is less than 100% of the median return on average tangible equity of the companies in the NASDAQ Banking Index, in each case measured over the prior four (4) calendar quarters; or (e) Patricia Moss is no longer chief executive officer of the Company for any reason and has not been replaced within nine (9) months of her no longer being the chief executive officer of the Company by a chief executive officer selected by the Board of Directors after good faith consultations with Bolger.

       “Person” means any individual, corporation, partnership, company, trust or other entity.

       “Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act and any free-writing prospectus), as amended or

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supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of Shares covered by such Registration Statement, and all amendments and supplements to such prospectus, including all documents incorporated or deemed to be incorporated by reference in such prospectus.

       “Registration Statement” means any Incidental Registration Statement, the Shelf Registration Statement or any Demand Registration Statement, as the case may be.

       “Rule 144” means Rule 144 under the Securities Act, as amended.

       “Rule 415” means Rule 415 under the Securities Act, as amended.

       “SEC” means the Securities and Exchange Commission.

       “Securities Act” means the Security Act of 1933, as amended.

       “Shelf Registration Period” has the meaning set forth in Section 4.01(e) hereof.

       “Shelf Registration Statement” means any “shelf” registration statement of the Company filed pursuant to the provisions of Section 4.01 hereof which covers resales of the Shares on Form S-3 or on another appropriate form (as determined by the Company) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein.

       “Shareholder Information” means, with respect to any Shareholder, information with respect to such Shareholder required to be included in any Registration Statement or the related Prospectus pursuant to the requirements of the Securities Act and which information is included therein in reliance upon and in conformity with information furnished to the Company in writing by such Shareholder specifically for inclusion therein.

       “Suspension Period” has the meaning set forth in Section 4.01(f) hereof.

       “Takeover Laws” means any federal or state “anti-takeover”, “fair price”, “moratorium”, “control share”, “supermajority”, “affiliate transaction”, or “business combination” Law, including without limitation any provisions of the Oregon Business Corporation Act.

       “Total Outstanding Common Stock” means, at the time of measurement, all the issued and outstanding Common Stock.

       “Underwriters” means the underwriters, if any, of an offering being registered under the Securities Act.

       “Underwritten Offering” means a sale of securities of the Company to Underwriters for reoffering to the public.

1.02 Interpretation

       When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or a Schedule or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. When calculating the period of time before which, within which or following which any act is

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to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to $ shall mean U.S. dollars.

2.     RESTRICTIONS ON TRANSFERS

2.01 Definition of a Transfer

       “Transfer” means any direct or indirect sale, assignment, award, confirmation, distribution, bequest, donation, trust, pledge, encumbrance, hypothecation, or other transfer or disposition, for consideration or otherwise, whether voluntarily, involuntarily, by operation of law or otherwise, by a Shareholder of a Share, or any legal or beneficial ownership therein, including, without limitation, voting or economic interests therein and warrants, options or other rights to acquire a Share or a legal or beneficial ownership therein, including any Change of Control of a Shareholder.

2.02 General Restrictions

       A Shareholder subject to this Agreement may not Transfer any Shares except as permitted under this Agreement.

2.03 Permitted Transfers

       Notwithstanding anything to the contrary contained in this Agreement, a Shareholder may effectuate, and the restrictions on Transfers in this Agreement shall not apply to, any of the following Transfers (each, a “Permitted Transfer”):

              (a)       Any Transfer pursuant to Rule 144.

              (b)       Any Transfer to one or more non-Affiliates of a Shareholder pursuant to a registration effected pursuant to Section 4 hereof.

              (c)       Any Transfer of any amount of Shares by a Shareholder to a transferee Affiliated with such Shareholder or a Transfer of five percent (5%) or more of the Total Outstanding Common Stock to a donee not Affiliated with such Shareholder, provided that any such transferee or donee agrees to be bound by the provisions of this Agreement and has executed and delivered a Joinder in the form attached as Exhibit A in favor of the Company and each Shareholder, stating that by acquiring such Shares, such transferee or donee has agreed to all the terms and conditions of this Agreement as if such transferee or donee were an original party hereto.

              (d)       Any Transfer of less than five percent (5%) of the Total Outstanding Common Stock by a Shareholder to a donee not Affiliated with such Shareholder, provided that any such donee receiving more than one percent (1%) of the Total Outstanding Common Stock must, prior to such Transfer, agree in writing with the Company that it will not sell more than one percent (1%) of the Total Outstanding Common Stock in any 90-day period without the prior written consent of the Company.

              (e)       Any Transfer to one or more non-Affiliates of a Shareholder as to which the transferring Shareholder reasonably believes (which belief may be based on a representation of any such non-Affiliate) that, immediately following and as a result of such Transfer, such transferee would not hold five percent (5%) or more of the Total Outstanding Common Stock.

              (f)       Any pledge of Shares pursuant to a bona fide loan transaction (with no rights to vote the Shares) and any related Transfer, provided that foreclosure of such pledge is not a Permitted Transfer if it involves five percent (5%) or more of the Total Outstanding Common Stock unless the pledgee has executed and delivered a Joinder in the form attached as Exhibit A.

              (g)       Any Transfer in connection with a share exchange, merger, consolidation, reorganization, tender offer, exchange offer or similar type of transaction involving the Company or its shareholders that is approved by the Company or its shareholders.

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              (h)       Any Transfer pursuant to a public tender offer or exchange offer that was open to all shareholders of the Company or an open market repurchase program of the Company.

              (i)       Any Transfer by a Shareholder with the prior written consent of the Company, which it may withhold in its sole and absolute discretion.

              (j)       Any Transfer, by operation or law or otherwise, to the estate of a Shareholder or pursuant to any will or testamentary vehicle, provided that the estate or other recipient of Shares pursuant to such will or testamentary vehicle executes and delivers a Joinder in the form attached as Exhibit A in favor of the Company and each Shareholder, stating that the recipient has agreed to all the terms and conditions of this Agreement as if it were an original party hereto.

              (k)       Any Transfer to a trust by Bolger as to which he is the settlor and the initial trustee thereof (the “Trust”), provided that the Trust has executed and delivered a Joinder in the form attached as Exhibit A in favor of the Company and each Shareholder, stating that the Trust has agreed to all the terms and conditions of this Agreement as if it were an original party hereto.

       Notwithstanding anything to the contrary contained in this Agreement, a Permitted Transfer of Shares shall not be subject to any restrictions or obligations whatsoever set forth in this Agreement and the transferee shall not become a Shareholder under this Agreement unless such restrictions or obligations or the requirement to become a Shareholder hereunder are specifically provided for in the relevant exception that makes such a Transfer a Permitted Transfer.

2.04 Condition Precedent to Certain Transfers

       In connection with any Permitted Transfer not effected pursuant to a registration under the Securities Act as provided in Section 4 hereto, the Company may, as a condition to registration of such proposed Transfer, require that the Shareholder proposing to Transfer Shares provide the Company with an opinion of counsel reasonably satisfactory to the Company, which in all cases may include Sullivan & Cromwell LLP or Wells, Jaworski, Liebman & Paton LLP, stating that the Transfer is exempt from the registration requirements of the Securities Act.

2.05 Company to Cooperate with All Permitted Transfers

       The Company shall cooperate, to the full extent of, and in accordance with, acceptable business practices, with any and all Permitted Transfers and Transfers made in accordance with the provisions of this Agreement.

3.     BOARD PARTICIPATION AND VOTING RIGHTS

3.01 Directors

              (a)       The Company hereby represents that (i) the Company has increased the size of its Board of Directors and the Board of Directors of Company Bank to enable it to appoint the two Initial Seller Nominees as members of the Board of Directors and the Board of Directors of Company Bank effective as of immediately following the Effective Date and (ii) each of the Board of Directors and the Board of Directors of Company Bank has elected each of the two Initial Seller Nominees to the Board of Directors and the Board of Directors of Company Bank, respectively, to serve in such capacities until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or retirement in accordance with the Governing Documents or the governing documents of the Company Bank, as applicable, effective immediately following the Effective Date. Notwithstanding anything to the contrary in the policies of the Company, the Company Bank, the Board of Directors or the Board of Directors of the Company Bank, Seller Nominees shall be elected by plurality of the votes cast by the Shares entitled to vote at a meeting at which a quorum is present.

              (b)       As long as the Shareholders collectively own at least 15% of the Total Outstanding Common Stock, Bolger shall have the right to nominate two candidates for election to each of the Board of Directors and the Board of Directors of Company Bank as candidates recommended by the Board of Directors, unless both Seller Nominees are still serving as Directors on each board and will continue to serve after the relevant election. As long as the Shareholders collectively own at least 5% but less than 15% of the Total Outstanding Common Stock, Bolger shall have the right to nominate one candidate for election to each of the Board of Directors and the Board

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of Directors of Company Bank as a candidate recommended by the Board of Directors, unless a Seller Nominee is still serving as a Director on each board and will continue to serve after the relevant election. In all cases, the Company shall cause the nominee or designee to be elected a Director of the Board of Directors of Company Bank.

              (c)       Notwithstanding anything to the contrary contained herein, if any Seller Nominee resigns or is unable to continue to serve as a Director of the Company or as a Director of Company Bank, Bolger may designate a replacement Director and the relevant Board of Directors shall elect such person a Director; provided, however, that, in each case, Bolger remains entitled to nominate and designate Directors pursuant to this Section 3.01 and such action is taken in accordance with this Section 3.01; and provided further, however, that the replacement Director designated pursuant to this Section 3.01(c) must be reasonably acceptable to the remaining members of the Board of Directors (or nominating committee thereof), and, without the consent of the Board of Directors (or nominating committee thereof), shall not include any individual who is an Affiliate of a competitor of the Company. Any person nominated or designated pursuant to this Section 3.01 shall be a “Seller Nominee”.

              (d)       Any Director of the Company may be removed from the Board of the Directors or from the Board of Directors of Company Bank in accordance with law and the Governing Documents or the governing documents of Company Bank, as applicable, provided, however, that with respect to a Director nominated or designated pursuant to this Section 3.01 any such removal shall require the prior affirmative consent of Bolger unless such removal is required by law or such Director is no longer qualified to serve as a Director pursuant to applicable SEC or regulatory requirements or a generally applicable policy of the applicable board of directors.

              (e)       Any vacancies on the Board of Directors and on the Board of Directors of Company Bank shall be filled in accordance with the applicable by-laws and, if the vacancy is with respect to a Director originally nominated or designated by Bolger, this Section 3.01.

              (f)       The Company, the Board of Directors and the Board of Directors of Company Bank shall ensure that any Directors nominated or designated pursuant to this Section 3.01 shall enjoy the same rights, capacities, entitlements and compensation as any other members of the Board of Directors and the Board of Directors of Company Bank, as applicable.

              (g)       The Company shall not take any action to remove any Directors nominated or designated pursuant to this Section 3.01 unless such removal is required by law or such Director is no longer qualified to serve as a Director pursuant to applicable SEC or regulatory requirements or a generally applicable policy of the Board of Directors.

              (h)       Each Shareholder will vote its Shares (at any meeting of Shareholders of the Company or in any consent in lieu of such a meeting), and shall take all other actions necessary to give effect to the provisions of this Section 3.01.

              (i)       The Company and the Board of Directors shall not take any action that would result in any amendment to the Governing Documents inconsistent with the provisions of this Section 3.01.

3.02 Voting for Directors

       Until the third anniversary of the Effective Date or the earlier termination of this Section 3.02, in any election of Directors of the Company, each Shareholder shall vote its Shares in favor of all persons nominated by the Board of Directors for election to the Board.

3.03 Voting on Other Matters

              (a)       Until the third anniversary of the Effective Date or the earlier termination of this Section 3.03(a), the Shareholders shall vote all of their Shares in favor of any matter submitted to the shareholders of the Company by the Board of Directors other than with respect to a transaction or matter that would result in a Change of Control of the Company.

              (b)       Until the occurrence of a Performance Event or the earlier termination of this Section 3.03(b), the Shareholders shall not (i) solicit any proxies from other shareholders of the Company, (ii) initiate any tender offers in connection with the Common Stock or (iii) take any other steps to initiate, directly or indirectly, a Change of

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Control of the Company, provided, however, that the Shareholders may vote their Shares in favor of a transaction or matter that would result in a Change of Control of the Company in their sole and absolute discretion and a communication not prohibited by Section 3.04 shall not be prohibited by this Section 3.03(b).

3.04 Communications

       Until the occurrence of a Performance Event or the earlier termination of this Section 3.04, the Shareholders shall communicate any recommendations or concerns with respect to the Company or Company Bank directly with the Board of Directors, any member thereof or the Chief Executive Officer of the Company, and shall not communicate, directly or indirectly, with other shareholders of the Company with respect to the Company or the Company Bank except (i) as required by law, (ii) that the Shareholders may communicate with any of their family members, Affiliates or advisors, or with any other Shareholders and their family members, Affiliates or advisors, or (iii) in informal communications in a manner that is not in material opposition to positions taken by the Board of Directors or the Chief Executive Officer of the Company. Notwithstanding anything to the contrary included in this Section 3.04, the Shareholders will not be in breach of this Section 3.04 in connection with and as a result of any statements that they may make to refute an inaccurate statement made regarding such Shareholder or such Shareholder’s permitted communications.

3.05 Bolger

              (a)       As of the Effective Date, the Company shall appoint Bolger as a “Director Emeritus.” The privileges and entitlements of the post “Director Emeritus” shall be established from time to time by the Board of Directors but shall include recognition of the Director Emeritus’ past contributions at the Annual Shareholder’s Meeting and sponsored public events where they are in attendance, and an invitation to the annual board/management dinner and other events in the Board’s discretion. A Director Emeritus, however, will have no voting authority, will not receive any form of compensation and will not be an attendee at board meetings nor have access to confidential information.

              (b)       Bolger shall not nominate himself to serve as a Director of the Company or Company Bank, shall not accept an appointment or nomination to stand for election as such a Director, and no Shareholder may vote its shares in favor of Bolger as a Director of the Company or Company Bank.

3.06 Inconsistent Votes

       If any Shareholder fails to vote the Shareholder’s Shares in accordance with this Section 3, any votes contrary to the terms of this Section 3 shall be null and void.

4.     REGISTRATION PROVISIONS

4.01 Shelf Registration

              (a)       The Company shall, at its expense, upon written demand by a Shareholder, prepare and file with the SEC, a Shelf Registration Statement with respect to resales of the Shares by the Shareholders from time to time on a delayed or continuous basis pursuant to Rule 415 and in accordance with the methods of distribution set forth in such Shelf Registration Statement and thereafter shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act within 30 days of receipt of such demand. The Company shall supplement or amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Company for the Shelf Registration Statement, or by the Securities Act, the Exchange Act or the SEC. Upon the expiration of a Shelf Registration Statement during the Shelf Registration Period, the Company shall be obligated to file a new Shelf Registration Statement under this Section 4.01 on the same terms and conditions as it is required to file the first Shelf Registration Statement it is required to file.

              (b)       The Company shall name each Shareholder that delivers a properly completed and signed reasonable and relevant notice and questionnaire (the “Notice and Questionnaire”) to the Company as a selling securityholder of Shares in the Shelf Registration Statement. A Shareholder may include Shares in the Shelf Registration Statement only if the Shareholder sends by first-class registered mail or by courier with delivery

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confirmation, a properly completed Notice and Questionnaire to the Company. The Company shall deliver the form of Notice and Questionnaire to the Shareholders within five (5) Business Days of receipt of a written demand to register Shares. In order to be included in the Shelf Registration Statement at the time of its effectiveness, the completed Notice and Questionnaire must be received by the Company on or prior to the 10th Business Day after the date the Notice and Questionnaire is delivered by the Company in accordance with this Section 4.01(b) (or, in the case of a Shareholder that is a transferee of Shares, on or prior to the earlier of (x) the 20th Business Day after the completion of the Transfer of Shares to the transferee and (y) 9:00 a.m., New York time, on the fifth Business Day prior to initial effectiveness of the Shelf Registration Statement, in each case provided that the Company has delivered the form of Notice and Questionnaire in accordance with this Section 4.01(b)) (in any case, the “Questionnaire Deadline”).

              (c)       Following the effectiveness of the Shelf Registration Statement, upon receipt of a completed Notice and Questionnaire from a Shareholder, the Company will, as promptly as practicable, but in any event within ten (10) Business Days after its receipt thereof, file any supplements to the related Prospectus or file any post-effective amendment to the Shelf Registration Statement that is required by applicable law to cause a Shareholder to be named as a selling securityholder in the Shelf Registration Statement and permit such Shareholder to deliver the Prospectus to purchasers of Shares (a “Post-Effective Amendment”) (subject to the right of the Company to suspend the use of the Prospectus as described in Section 4.01(f) hereof); provided, however, that (i) if a supplement to the related Prospectus is required to permit the Shareholder (or other Shareholders not included in the Shelf Registration Statement upon effectiveness) to deliver the Prospectus to purchasers of Shares, the Company shall not be required to file more than one (1) such supplement during any thirty (30) day period and (ii) if a post effective amendment to the Shelf Registration Statement is required to permit the Shareholder (or other Shareholders not included in the Shelf Registration Statement upon effectiveness) to deliver the Prospectus to purchasers of Shares, the Company shall not be required to file more than one (1) post-effective amendment to the Shelf Registration Statement in any ninety (90) day period. The Company shall use its reasonable best efforts to cause any such post-effective amendment to become effective under the Securities Act as promptly as is practicable; provided, that if a Notice and Questionnaire is delivered to the Company during a Suspension Period, the Company shall not be obligated to amend the Shelf Registration Statement or supplement the Prospectus until the termination of such Suspension Period.

              (d)       Each Shareholder as to which the Shelf Registration Statement is being effected shall furnish promptly to the Company (x) such other information as the Company may reasonably request for use in connection with the Shelf Registration Statement or Prospectus or in any application to be filed with or under state securities laws and (y) all information required to be disclosed in order to make the information previously furnished to the Company by such Shareholder not misleading.

              (e)       The Company shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended under the Securities Act in order to permit the Prospectus forming a part thereof to be usable, subject to Section 4.01(c) hereof, by all participating Shareholders until there ceases to be any Shares outstanding that may not be sold in any one 90-day period pursuant to Rule 144 (such period being called the “Shelf Registration Period”). The Company will, in order to fulfill its obligations and this Section 4.01(e): (i) subject to Section 4.01(b) and 4.01(c), use its reasonable best efforts to prepare and file with the SEC such supplements, amendments and post-effective amendments to the Shelf Registration Statement as may be necessary to keep the Shelf Registration Statement continuously effective for the Shelf Registration Period; (ii) subject to Section 4.01(b) and 4.01(c), cause the related Prospectus to be supplemented by any required supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) or as otherwise permitted under the Securities Act; and (z) comply in all material respects with the provisions of the Securities Act with respect to the disposition of all Shares covered by the Shelf Registration Statement during the Shelf Registration Period.

              (f)       The Company may suspend the availability of any Shelf Registration Statement and the use of any Prospectus (the period during which the availability of any Shelf Registration Statement and any Prospectus may be suspended herein referred to as the “Suspension Period”), for a period not to exceed: (i) 45 consecutive days at any one time or (ii) 60 days in the aggregate during any 12-month period, in each case only for valid business reasons, to be determined in good faith by the Company in its reasonable judgment (which shall not include the avoidance of the Company’s obligations hereunder), including, without limitation, the acquisition or

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divestiture of assets, pending corporate developments, events listed in Section 4.04(c)(v) -(vi), public filings with the SEC and similar events; provided, that the Company promptly thereafter complies with the requirements of Section 4.01(c) hereof, if applicable, and provided further that, if a Post-Effective Amendment is required by applicable law to cause a Shareholder to be named as a selling securityholder in the Shelf Registration Statement, the period of time between the filing and the effectiveness of any Post-Effective Amendment shall be not deemed to be a Suspension Period hereunder. The first day of any Suspension Period must be at least two (2) trading days after the last day of any prior Suspension Period.

4.02 Demand Registration

              (a)       Subject to the conditions of this Section 4.02, if the Company shall receive on not more than four (4) occasions, a written request from Bolger or any other Shareholder owning five percent (5%) or more of the Total Outstanding Common Stock with Bolger’s prior written consent (for purposes of this Section 4.02, the “Initiating Holders”) that the Company file a registration statement under the Securities Act (a “Demand Registration Statement”) covering at least 500,000 Shares, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Shareholders, and subject to the limitations of this Section 4.02, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Shares that the Shareholders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 4.02(a).

              (b)       If the Initiating Holders intend to distribute the Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 4.02 and the Company shall include such information in the written notice referred to in Section 4.02(a) . In such event the right of any Shareholder to include its Shares in such registration shall be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s Shares in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Shareholder) to the extent provided herein. All Shareholders proposing to distribute their Shares through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Initiating Holders. Notwithstanding any other provision of this Section 4.02, if the underwriter advises the Company that marketing factors require a limitation on the number of shares underwritten (including Shares), then the Company shall so advise all Shareholders of Shares that would otherwise be underwritten pursuant hereto, and the number of Shares that may be included in the underwriting shall be allocated to the Shareholders of such Shares pro rata based on the number of Shares held by all such Shareholders (including the Initiating Holders). Any Shares excluded or withdrawn from such underwriting shall be withdrawn from the registration. The Initiating Holders must obtain the consent of the Company prior to selecting any underwriters for the offering, which consent shall not be unreasonably withheld or delayed.

              (c)       Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 4.02:

                         (i)       in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act; or

                         (ii)     after the Company has effected four (4) registrations pursuant to this Section 4.02, and such registrations have been declared or ordered effective; or

                         (iii)    during the period starting with the date forty-five (45) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date ninety (90) days following the effective date of a Company-initiated registration subject to Section 4.03 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

                         (iv)    during the period starting with the date the Company has effected another registration pursuant to this Section 4.02 and ending on a date ninety (90) days following the effective date of such registration; or

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                         (v)      if the Initiating Holders do not request that such offering be firmly underwritten or the Company and the Initiating Holders are unable to obtain the commitment of the underwriters selected for the offering; or

                         (vi)     if the Company shall furnish to Shareholders requesting a Demand Registration Statement pursuant to this Section 4.02 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its Shareholders for such Demand Registration Stat ement to be effected at such time, in which event the Company shal l have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, or a registration on any form that does not include substantially the same information as would be required to be included in a Demand Registration Statement covering the sale of the Shares).

4.03 Incidental Registration Statement

              (a)       If the Company at any time or from time to time proposes or is required to register any of its securities under the Securities Act (other than (x) in a registration on Form S-4, S-8 or S-3 (to the extent such form relates solely to a stock purchase or dividend reinvestment plan) or any successor form to such forms, or (y) at such times as a Shelf Registration Statement is effective) whether or not for sale for its own account, the Company shall deliver prompt written notice (which notice shall be given (i) in the event that the Company has publicly disclosed such proposed registration, at least thirty (30) calendar days prior to such proposed registration and (ii) in the event that the Company has not publicly disclosed such proposed registration (a “Non-Public Incidental Registration Notice”), no more than ten (10) Business Days prior to the filing of such proposed registration with the SEC (such period not in excess of ten (10) Business Days, the “Non-Public Incidental Registration Notice Period”)) to all Shareholders of its intention to undertake such registration and describing a Shareholder’s right to participate in such registration under this Section 4.03 as hereinafter provided. If the Shareholder elects to participate in such proposed registration, the Shareholder agrees to keep the contents of any Non-Public Incidental Registration Notice confidential prior to the filing of such proposed registration with the SEC and if the Shareholder has elected not to participate in such proposed registration, the Shareholder agrees to keep the contents of any Non-Public Incidental Registration Notice confidential during the Non-Public Incidental Registration Notice Period. Subject to the other provisions of this Section 4.03 and Section 4.04, upon the written request of any Shareholder made within twenty (20) calendar days, or in the case of a Non-Public Incidental Registration Notice, within five (5) Business Days, after the receipt of such written notice from the Company (which request shall specify the amount of Shares to be registered and the intended method of disposition thereof), the Company shall effect the registration under the Securities Act of all Shares requested by Shareholders to be so registered (an “Incidental Registration”), to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforementioned) of the Shares so to be registered, by inclusion of such Shares in the Incidental Registration Statement and shall cause such Incidental Registration Statement to become and remain effective with respect to such Shares in accordance with the registration procedures set forth in Section 4.04. If an Incidental Registration involves an Underwritten Offering, immediately upon notification to the Company from the Underwriter of the price at which such securities are to be sold, the Company shall so advise each participating Shareholder. The Shareholders requesting inclusion in an Incidental Registration may, at any time prior to agreeing to the price at which the Shares are to be sold (and for any reason), revoke such request by delivering written notice to the Company revoking such requested inclusion.

              (b)       If at any time after giving written notice of its intention to register any securities and prior to the effective date of the Incidental Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Shareholder and, thereupon, (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Shares in connection with such registration (but not from its obligation to pay the fees and expenses incurred in connection therewith as

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set forth in Section 4.05), without prejudice, however, to the Company’s obligation to effect a registration under Section 4.01 or 4.02, and (ii) in the case of a determination to delay such registration, the Company shall be permitted to delay the registration of such Shares for the same period as the delay in registering such other securities; provided, however, that if such delay shall extend beyond 90 days from the date the Company received a request to include Shares in such Incidental Registration, upon making the determination to proceed with such registration the Company shall again give all Shareholders the opportunity to participate therein and shall follow the notification procedures set forth in Section 4.03(a) . There is no limitation on the number of such Incidental Registrations pursuant to this Section 4.03 which the Company is obligated to effect.

              (c)       The registration rights granted pursuant to the provisions of this Section 4.03 shall be in addition to the registration rights granted pursuant to the other provisions of Section 4.01 and 4.02 hereof.

              (d)       If an Incidental Registration involves an Underwritten Offering (on a firm commitment basis), and the sole or the lead managing Underwriter, as the case may be, of such Underwritten Offering shall advise the Company on or before the date that is five days prior to the date then scheduled for such offering that, in its opinion, the amount of securities (including the Shares) requested to be included in such registration exceeds the amount which can be sold in such offering without materially interfering with the successful marketing of the securities being offered, the Company shall include in such registration, to the extent of the number which the Company is so advised may be included in such offering without such effect, (i) in the case of a registration initiated by the Company, (A) first, the securities that the Company proposes to register for its own account, (B) second, the securities of Shareholders who exercised a contractual right to demand that such registration statement be filed, (C) third, the Shares requested to be included in such registration by the Shareholders, allocated pro rata in proportion to the number of Shares requested to be included in such registration by each of them and (D) fourth, other securities of the Company to be registered on behalf of any other Person, and (ii) in the case of a registration initiated by any Person other than the Company, (A) first, the Shares requested to be registered by the Person other than the Company who initiated the registration, (B) second, the Shares requested to be included in such registration by the Shareholders, allocated pro rata in proportion to the number of Shares requested to be included in such registration by each of them, (C) third, any securities that the Company proposes to register for its own account and (D) fourth, other securities of the Company to be registered on behalf of any other Person.

4.04 Registration Procedures

       In connection with any Registration Statement, the following provisions shall apply:

              (a)       The Company shall: (i) furnish to the Shareholders without charge, within a reasonable period of time, but in any event within eight (8) Business Days prior to the filing thereof with the SEC in order to afford the Shareholders and their legal counsel a reasonable opportunity for review and to participate in the preparation thereof, a copy of each Registration Statement, and each amendment thereof, and a copy of each Prospectus, and each amendment or supplement thereto (excluding amendments caused by the filing of a report under the Exchange Act); and (ii) include information regarding any Shareholder that provided notice in accordance with Section 4.01, 4.02 or 4.03 (such Shareholder, a “Notice Shareholder”) and the methods of distribution they have elected for their Shares provided to the Company in Notice and Questionnaires as necessary to permit such distribution by the methods specified therein.

              (b)       Subject to Section 4.01(d), the Company shall ensure that: (i) any Registration Statement and any amendment thereto and any Prospectus forming a part thereof and any amendment or supplement thereto comply in all material respects with the Securities Act; (ii) any Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (iii) any Prospectus forming a part of any Registration Statement, and any amendment or supplement to such Prospectus, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation with respect to any Shareholder Information.

               (c)      The Company, as promptly as reasonably practicable (but in any event within two (2) Business Days), shall notify each Notice Shareholder:

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                         (i)         When a Registration Statement or any post-effective amendment thereto or any Prospectus or any supplement thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective which notice and confirmation can be made at the election of the Company by making a public announcement thereof by release made to Reuters Economic Services, Bloomberg Business News or a similar service;

                         (ii)        of any request, following effectiveness of the Registration Statement under the Securities Act, by the SEC or any other federal or state governmental authority for amendments or supplements to the Registration Statement or the Prospectus or for additional information (other than any such request relating to a review of the Company’s Exchange Act filings);

                         (iii)       of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus or the initiation or threat of any proceedings for that purpose;

                         (iv)       of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of the Shares included in any Registration Statement for sale in any jurisdiction or the initiation or threat of any proceeding for that purpose;

                         (v)        of the occurrence of, but not the nature of or details concerning, any event or the existence of any condition that requires the making of any changes in the Registration Statement or the Prospectus or any document incorporated by reference therein so that, as of such date, the statements therein are not misleading and the Registration Statement or the Prospectus or any document incorporated by reference therein, as the case may be, does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading;

                         (vi)        of the Company’s determination that a post-effective amendment to the Registration Statement is necessary (other than a post-effective amendment pursuant to Section 4.01(c)); and

                         (vii)      of the commencement (including as a result of any of the events or circumstances described in Section 4.04(c)(v)) and termination of any Suspension Period.

              (d)       The Company shall use its reasonable best efforts to obtain: (i) the withdrawal of any order suspending the effectiveness of any Registration Statement and the use of any related Prospectus; and (ii) the lifting of any suspension of the qualification (or exemption from qualification) of any of the Shares for offer or sale in any jurisdiction in which they have been qualified for sale, in each case at the earliest possible time, and shall provide notice to each Notice Shareholder of the withdrawal of any such orders or suspensions.

              (e)       The Company shall, at the effective date of the relevant Registration Statement, promptly provide each Notice Shareholder a copy of the Prospectus included in the Registration Statement and during the Shelf Registration Period or the period of time during which any Demand Registration Statement or Incidental Registration Statement is effective, as applicable, promptly deliver to each Notice Shareholder, without charge, as many copies of the Prospectus (including each preliminary Prospectus) included in any Registration Statement, and any amendment or supplement thereto, as such person may reasonably request; and the Company hereby consents to the use of the Prospectus and any amendment or supplement thereto by each of the selling Notice Shareholders in connection with the offering and sale of the Shares covered by the Prospectus or any amendment or supplement thereto.

              (f)       Prior to any offering of Shares pursuant to any Registration Statement, the Company shall register or qualify or cooperate with the Notice Shareholders and their legal counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Shares for offer and sale, under the securities or blue sky laws of such jurisdictions within the United States as any such Notice Shareholders reasonably requests and shall maintain such qualification in effect during the Shelf Registration Period or the period of time during which any Demand Registration Statement or Incidental Registration Statement is effective, as applicable, and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Shares covered by such Registration Statement; provided, however, that the Company will not

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be required to: (i) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction where it is not then so qualified or; (ii) take any action which would subject it to service of process or taxation in excess of a nominal U.S. dollar amount in any such jurisdiction where it is not then so subject.

              (g)       The Company shall cooperate with the Notice Shareholders to facilitate the timely preparation and delivery of certificates representing Shares sold pursuant to any Registration Statement free of any restrictive legends that are placed on such certificates in accordance with this Agreement.

              (h)       Subject to the exceptions contained in (i) and (ii) of Section 4.04(f) above, the Company shall use its reasonable best efforts to cause the Shares covered by the applicable Registration Statement to be registered with or approved by such other federal, state and local governmental agencies or authorities, and self-regulatory organizations in the United States as may be necessary to enable the Notice Shareholders to consummate the disposition of such Shares as contemplated by the Registration Statement; without limitation to the foregoing, the Company and the Shareholders shall provide all such information as may be required by the NASD in connection with the offering under the Registration Statement of the Shares (including, without limitation, such as may be required by NASD Rule 2710 or 2720), and each shall cooperate with the other in connection with any filings required to be made with the NASD by such Notice Shareholder in that regard.

              (i)        Upon the occurrence of any event described in Section 4.04(c)(v) or 4.04(c)(vi) hereof, the Company shall promptly prepare and file with the SEC a post-effective amendment to any Registration Statement, or an amendment or supplement to the related Prospectus, or any document incorporated therein by reference, or file a document which is incorporated or deemed to be incorporated by reference in such Registration Statement or Prospectus, as the case may be, so that, as thereafter delivered to purchasers of the Shares included therein, the Registration Statement and the Prospectus, in each case as then amended or supplemented, will not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading and, in the case of a post-effective amendment, use its reasonable best efforts to cause it to become effective as promptly as practicable; provided that the Company’s obligations under this Section 4.04(i) shall be suspended if the Company has suspended the use of the Prospectus in accordance with Section 4.01(f) hereof and given notice of such suspension to Notice Shareholders, it being understood that the Company’s obligations under this Section 4.04(i) shall be automatically reinstated at the end of such Suspension Period.

              (j)        The Company shall provide, prior to the effective date of any Registration Statement hereunder, a CUSIP number for the Shares registered under such Registration Statement.

              (k)        The Company shall use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and shall make generally available to its security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated by the SEC thereunder (or any similar rule promulgated under the Securities Act) for a 12-month period.

              (l)        The Company may require each Notice Shareholder to furnish to the Company such information regarding the Notice Shareholder and the distribution of such Shares sought by the Notice and Questionnaire and such additional information as may, from time to time, be required by the Securities Act and/or the SEC or any other federal or state governmental authority, and the obligations of the Company to any Notice Shareholder under this Agreement shall be expressly conditioned on the compliance of such Notice Shareholder with such request.

              (m)      If reasonably requested in writing in connection with any disposition of Shares pursuant to a Registration Statement, the Company shall make reasonably available for inspection during normal business hours by a representative for the Notice Shareholders and any broker-dealers, attorneys and accountants retained or being utilized by such Notice Shareholders, all relevant financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the appropriate executive officers, directors and designated employees of the Company and its subsidiaries to be available to discuss or make reasonably available for inspection during normal business hours all relevant information reasonably requested by such representative for the Notice Shareholders or any such broker-dealers, attorneys or accountants in connection with such disposition, in each case as is customary for similar “due diligence” examinations; provided, however, that any information that is designated by the Company, in good faith, as confidential at the time of delivery of such information shall be kept confidential by such Persons, unless disclosure thereof is made in connection with a

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court, administrative or regulatory proceeding or required by law, or such information has become available to the public generally through the Company or through a third party without an accompanying obligation of confidentiality.

              (n)       Each Notice Shareholder agrees that, upon receipt of notice of the happening of an event described in Sections 4.04(c)(ii) through and including 4.04(c)(vi), it shall forthwith discontinue (and shall cause its agents and representatives to discontinue) disposition of Shares and will not resume disposition of Shares until such Shareholder has received copies of an amended or supplemented Prospectus contemplated by Section 4.04(a) hereof, or until such Notice Shareholder is advised in writing by the Company that the use of the Prospectus may be resumed or that the relevant Suspension Period has been terminated, as the case may be; provided, that the foregoing shall not prevent the sale, transfer or other disposition of Shares by a Shareholder in a transaction which is exempt from, or not subject to, the registration requirements of the Securities Act, so long as such Shareholder does not and is not required to deliver the applicable Prospectus or Registration Statement in connection with such sale, transfer or other disposition, as the case may be.

              (o)       Each Notice Shareholder shall promptly notify the Company of any inaccuracies or changes in the information requiring an amendment to the applicable Registration Statement or Prospectus provided in such Notice Shareholder’s Notice and Questionnaire that may occur subsequent to the date thereof at any time while the Registration Statement remains effective.

              (p)       In the case of any Underwritten Offering, the Company shall use its reasonable best efforts to enter into an underwriting agreement customary in form and scope for underwritten secondary offerings of the nature contemplated by the applicable Registration Statement, which shall include and provide for indemnification and contribution for the Underwriters substantially similar to that provided for in Section 4.07.

              (q)       The Company shall use its reasonable best efforts to obtain (i) a “cold comfort” letter from the Company’s independent public accountants in customary form covering such matters of the type customarily covered by “cold comfort” letters as the Notice Shareholders or the managing Underwriter reasonably request and (ii) an opinion or opinions from counsel for the Company in customary form and covering such matters of the type customarily covered by opinions as the Notice Shareholders or the managing Underwriters reasonably request.

4.05 Registration Expenses

       The Company shall bear all fees and expenses incurred in connection with the performance of its obligations under Sections 4.01, 4.02, 4.03 and 4.04 hereof. The Company shall also reimburse the Shareholders for the reasonable fees and disbursements of one legal counsel to the Shareholders in an amount not to exceed U.S.$25,000 per registration. The fees and expenses to be borne by the Company shall include, without limitation: (i) all registration and filing fees and expenses (including filings made with the NASD); (ii) all fees and expenses of compliance with federal securities and state or foreign Blue Sky or securities laws; (iii) all expenses of printing (including printing of Prospectuses and certificates for the Shares) and filing and the Company’s expenses for messenger and delivery services and telephone; (iv) all fees and disbursements of counsel to the Company; (v) all application and filing fees in connection with listing (or authorizing for quotation) the Shares on a national securities exchange or automated quotation system pursuant to the requirements hereof; and (vi) all fees and disbursements of independent certified public accountants of the Company. The Company shall bear its internal expenses (including, without limitation, all salaries and expenses of their officers and employees performing legal, accounting or other duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Company. Notwithstanding the provisions of this Section 4.05, each Shareholder shall bear the expense of any broker’s commission, agency fee and underwriter’s discount or commission, if any, relating to the sale or disposition of such Shareholder’s Shares pursuant to a Registration Statement.

4.06 Holdback Arrangements

       Each Shareholder agrees not to (i) sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Shares, or warrants or other rights to purchase Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise (the agreements contained in clauses (i) and (ii)

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of this Section 4.06, collectively, the “Lock-Up Agreement”), during the time period reasonably requested by the sole or lead managing Underwriter not to exceed 90 days, beginning on the effective date of the Registration Statement for any sale of Common Stock or securities convertible into Common Stock issued by the Company with respect to which Section 4.03 applies (except as part of such Underwritten Offering or pursuant to registrations on Forms S-4, S-8 or S-3 (to the extent such form relates solely to a stock purchase or dividend reinvestment plan)) without the prior written consent of the sole or lead managing Underwriter (the “Public Offering Lock-Up Period”); provided, however, that if (i) during the period that begins on the date that is fifteen (15) calendar days plus three (3) Business Days before the last day of the Public Offering Lock-Up Period and ends on the last day of the Public Offering Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or (ii) prior to the expiration of the Public Offering Lock-Up Period, the Company announces that it will release earnings results during the sixteen (16) calendar day period beginning on the last day of the Public Offering Lock-Up Period, the restrictions imposed shall continue to apply until the expiration of the date that is fifteen (15) calendar days plus three (3) Business Days after the date on which the issuance of the earnings release or the material news or material event occurs. Notwithstanding the foregoing, the Shareholders shall not be obligated to enter into the Lock-Up Agreement unless (A) all executive officers and directors of the Company and all Persons holding at least 10% of the Company’s voting securities enter into identical agreements, with the agreement of the Shareholders (including the proviso set forth in the immediately preceding sentence) being on no more onerous terms than any other agreements entered into by any other Person, and (B) the Lock-Up Agreement is explicitly conditioned on the Shareholder receiving the benefits of any release or modification of such agreement for any other Person subject to such an agreement or similar agreement.

4.07 Indemnification and Contribution

              (a)       The Company shall indemnify and hold harmless each Shareholder, the Shares of whom are covered by any Registration Statement, its underwriters, agents, broker-dealers, directors, officers, partners, members and employees and each Person, if any, who controls any such Shareholder within the meaning of either the Securities Act or the Exchange Act (collectively referred to for purposes of this Section 4.07 as a “Holder”) against any losses, claims, damages or liabilities, joint or several, or actions in respect thereof, to which any of them may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any Prospectus, or any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such party for any legal or other expenses reasonably incurred by such party in connection with investigating or defending any such action or claim; provided, however, that: (i) the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon Shareholder Information provided by such Shareholder; (ii) with respect to any untrue statement or omission of material fact made in any Registration Statement, or in any Prospectus, the indemnity agreement contained in this Section 4.07 shall not inure to the benefit of a Holder from whom the Person asserting any such loss, claim, damage or liability purchased the securities concerned, to the extent that any such loss, claim, damage or liability of such Holder occurs under the circumstance where it shall have been established that: (w) the Company had previously furnished copies of the Prospectus, and any amendments and supplements thereto, to such Holder; (x) delivery of the Prospectus, and any amendment or supplements thereto, was required by the Securities Act to be made to such Person; (y) the untrue statement or omission of a material fact contained in the Prospectus was corrected in amendments or supplements thereto; and (z) there was not received by such Person, at or prior to the written confirmation of the sale of such securities to such Person, a copy of such amendments or supplements to the Prospectus; and (iii) the indemnification provisions of this Section 4.07 shall not apply to amounts paid in settlement of any loss, claim, damage or liability if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. This indemnity agreement will be in addition to any liability that the Company may otherwise have. This indemnity agreement will not apply to any loss, damage, expense, liability or claim arising from an offer or sale, occurring during a Suspension Period, of Shares by a Notice Shareholder who has previously received notice from the Company of the commencement of the Suspension Period pursuant to Section 4.01(f).

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               (b)       Each Holder, severally and not jointly, agrees to indemnify and hold harmless the Company, each of its directors and officers and each Person, if any, who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Holders and shall reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any loss, claim, damage, liability or action, but only with reference to Shareholder Information supplied by such Holder. In no event shall any Holder be liable or responsible for any amount in excess of the net proceeds to such Holder as a result of the sale of Shares pursuant to such Registration Statement by reason of such untrue or alleged untrue statement or omission or alleged omission. This indemnity agreement will be in addition to any liability that such Holder may otherwise have.

               (c)       Promptly after receipt by an indemnified party under this Section 4.07 of notice of any claim or the commencement of any action or proceeding (including any governmental investigation), such indemnified party will, if a claim for indemnification in respect thereof is to be made against the indemnifying party under Section 4.07(a) or 4.07(b) hereof, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party to the extent it is not materially prejudiced as a result thereof. In case any such action or proceeding is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein (jointly with any other indemnifying party similarly notified), and to the extent that it may elect, by written notice delivered to such indemnified party promptly after receiving the aforementioned notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants (including any impleaded parties) in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election to so appoint counsel to defend such action and approval by the indemnified party of such counsel, the indemnifying party will not be liable to such indemnified party under this Section 4.07 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless: (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expense of more than one separate counsel (in addition to any local counsel), approved by the Holders in the case of Section 4.07(a), representing the indemnified parties under Section 4.07(a) who are parties to such action); (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice or commencement of the action; (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party; or (iv) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding. Subject to the provisions of the immediately following sentence, no indemnifying party shall be liable for any settlement, compromise or the consent to the entry of judgment in connection with any such action effected without its written consent, but if settled with its written consent or if there be a final judgment for the plaintiff in any such action other than a judgment entered with the consent of such indemnified party, the indemnifying party shall indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment. If at any time an indemnified party shall have requested that an indemnifying party reimburse the indemnified party for reasonable fees and expenses of counsel as contemplated by this Section 4.07(c) and to which it would be entitled under Section 4.07(a) or 4.07(b) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if: (x) such settlement is entered into more than 60 days after receipt by such indemnifying party of such request for reimbursement, (y) such indemnifying party shall have received notice of the terms of such settlement at least 45 days prior to such settlement being entered into and (z)

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such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement (unless such reimbursement is disputed in good faith). Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation arising therefrom.

              (d)       In the event that the indemnity provided in Section 4.07(a) or 4.07(b) is unavailable to or insufficient to hold harmless an indemnified party for any reason, each indemnifying party shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively, “Losses”) to which the indemnified party may be subject to the fullest extent permitted by law; provided, however, that in no case shall an indemnifying party that is a Holder be responsible for any amount in excess of the total price at which the Shares are sold by such Holder to a purchaser. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and such Holder shall contribute in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company on the one hand and of such Holder on the other hand in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and such Holder on the other hand shall be deemed to be in the same respective proportions as the total net proceeds from the sale of the securities (before deducting expenses) received by or on behalf of the Company under the Registration Statement, on the one hand, and the total net proceeds received by such Holder with respect to its sale of Shares under the Registration Statement, on the other hand, bear to the total net proceeds from the sale of securities under the Registration Statement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or relates to Shareholder Information supplied by such Holder on the other hand and the relative knowledge, information and opportunity of the parties to correct or prevent such untrue statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 4.07(d) were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 4.07(d), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person with respect to claims arising directly out of or relating to such fraudulent misrepresentation who was not guilty of such fraudulent misrepresentation. For purposes of this Section 4.07(d), each Person who controls such Holder within the meaning of either the Securities Act or the Exchange Act shall have the same rights to contribution as such Holder, and each Person who controls the Company within the meaning of either the Securities Act or the Exchange Act shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 4.7(d).

              (e)       The remedies provided for in this Section 4.07 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

              (f)       The provisions of this Section 4.07 will remain in full force and effect regardless of (i) the termination of this Agreement, (ii) any investigation made by or on behalf of any Holder, any underwriter or the Company or any of the officers, directors or controlling Persons referred to in Section 4.07 hereof and (iii) the sale by a Holder of Shares covered by a Registration Statement.

4.08 Rule 144

       The Company covenants that, so long as the Shares remain outstanding, it will continue to file the reports required to be filed by a reporting company under the Exchange Act in a timely manner or will otherwise make such information publicly available as may be required for the Shareholders to sell Shares within the exemptions provided by Rule 144. Upon the written request of any Shareholder, the Company shall deliver to such Shareholder a written statement as to whether it has complied with such requirements.

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4.09 Transferee Rights

       Any Person who receives by Transfer Shares in an amount equal to at least two percent (2%) of the Total Outstanding Common Stock shall be considered a “Shareholder” for purposes of this Section 4 (and only this Section 4) and shall be entitled to the same rights and subject to the same obligations as the other Shareholders pursuant to this Section 4.

5.      LEGEND ON STOCK CERTIFICATES

Each certificate representing Shares shall be endorsed with substantially the following legend:

THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF A WRITTEN SHAREHOLDERS AGREEMENT (THE “SHAREHOLDERS AGREEMENT”) AMONG CASCADE BANCORP (THE “CORPORATION”) AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT CONTAINS CERTAIN RIGHTS AND OBLIGATIONS REGARDING CORPORATE GOVERNANCE AND REGARDING THE VOTING, SALE, ASSIGNMENT, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF SUCH CORPORATION’S SHARES. THE CORPORATION WILL UPON WRITTEN REQUEST FURNISH A COPY OF THE SHAREHOLDERS AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

       The legend provided by this Section 5 may be removed upon termination of Section 2.02 in accordance with the provisions of Section 7.

6.    ANTI-TAKEOVER STATUTES

6.01 General

       The Company has taken, or will have taken prior to the Effective Date, all actions (except for actions that require shareholder approval) necessary to exempt the transactions contemplated by the Merger Agreement and this Agreement, or such transactions are otherwise exempt, from any provisions of an anti-takeover nature contained in its organizational documents, and the provisions of any Takeover Laws.

6.02 Takeover Laws; No Rights Triggered

       If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated or permitted by this Agreement or by the Merger Agreement, the Company and the members of the Board of Directors will grant such approvals and take such actions (except for actions that require shareholder approval) as are necessary so that the transactions contemplated or permitted by this Agreement and the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Merger Agreement and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated or permitted by this Agreement or by the Merger Agreement.

6.03 Oregon Business Combination Statute

       The Board of Directors of the Company has duly adopted an irrevocable resolution as follows (the “Business Combination Exemption Resolution”):

“RESOLVED, that pursuant to Section 60.835 of the Oregon Business Corporation Act
(“OBCA”), the Board of Directors of the Corporation, for the specific purpose of establishing an irrevocable exemption from Section 60.835 of the OBCA, hereby approves thereunder
(i) the entering into, and all of the transactions relating to and contemplated or permitted by, the Agreement of Merger, by and among F&M Holding Company, an Idaho corporation, the
Corporation, Igloo Acquisition Corporation, an Oregon corporation and a wholly-owned subsidiary of the Corporation and David F. Bolger, and the Shareholders Agreement, by and
among the Corporation, David F. Bolger and each person listed on Schedule A thereto to be entered into by the Corporation and such parties including, without limitation, (A) the

18

assignment of any rights thereunder in accordance with the terms thereof or in connection therewith, (B) any person or entity becoming an “interested shareholder” as defined in
Section 60.825 of the OBCA including, without limitation, David F. Bolger, the estate of
David F. Bolger, any present or future affiliates or associates of David F. Bolger, any trust
David F. Bolger may establish, Thomas M. Wells (whether individually or in another capacity) and Clarence Jones (collectively, the “Covered Persons”), (C) the transfer of any shares of common stock or other securities of the Corporation in accordance with the terms and conditions of the Shareholders Agreement and (D) the joinder of any party to such
Shareholders Agreement, (ii) any transaction in which any Covered Person becomes an
“interested shareholder” as defined in Section 60.825 of the OBCA or acquires additional shares of common stock or other securities of the Corporation thereafter and (iii) any
“business combination” as defined in Section 60.825 of the OBCA involving any Covered
Person.

This Resolution shall be of no further force and effect if the Merger Agreement is terminated.

         The foregoing resolution is referred to herein as the “Business Combination Exemption Resolution.”

6.04 Business Combination Exemption

       The Business Combination Exemption Resolution adopted by the Company is a valid action of the Board of Directors of the Company, binding on the Company, and constitutes a valid and irrevocable exemption by the Company from Section 60.835 of the Oregon Business Corporation Act as to any transaction, person or entity described in such resolution.

6.05 Approval by Continuing Directors

       A majority of the Continuing Directors (as defined in the articles of incorporation of the Company) has voted in favor of the entering into of the Merger Agreement and this Agreement and approval of the transactions contemplated by the Merger Agreement and this Agreement.

7.      TERMINATION

              (a)       This Agreement may be terminated in its entirety by written consent of all of the Shareholders and the Company.

              (b)       The provisions of Sections 2.02, 2.03, 2.04, 3.02, 3.03, 3.04, 3.05(b) and 3.06 shall terminate upon the earlier of (i) the Shareholders collectively holding less than five percent (5%) of the Total Outstanding Common Stock, (ii) the occurrence of a Change of Control of the Company and (iii) a Seller Nominee ceases to be a member of the Board of Directors and is not replaced by a substitute nominee or designee who is nominated or designated in accordance with the provisions of Section 3.01.

              (c)       The provisions of Sections 3.02 and 3.03(a) shall terminate on the third anniversary of the Effective Date, and the Shareholders shall be free to vote their Shares in their sole and absolute discretion thereafter on any matters referred to therein.

              (d)       The provisions of Sections 3.03(b) and 3.04 shall terminate upon the occurrence of a Performance Event.

              (e)      This Agreement shall terminate in its entirety and shall have no force or effect upon the termination of the Merger Agreement prior to the Effective Date.

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8.      GENERAL PROVISIONS

8.01 Application of this Agreement

       This Agreement shall apply to (a) any share of capital stock or other security of the Company after issuance to any Shareholder for any reason, whether upon exercise of any warrant or option or otherwise, and (b) any share or other security of capital stock in the Company received by any Shareholders as a result of any stock dividend, stock split, reverse stock split, or other distribution of shares made upon or in exchange for the Shares except that the transfer restrictions contained in this Agreement shall not apply to any non-voting securities. Any such securities referenced in this Section 8.01 shall constitute “Shares” following their issuance by the Company and receipt by the Shareholders.

8.02 Effect of Non-Complying Transfers

       If any Transfer in violation of this Agreement shall be attempted, or if any involuntary or other purported transfer by law of any Shares occurs or is attempted, it shall be void, and upon presentation for Transfer the Company shall not give effect to such purported Transfer.

8.03 Escrow

       At the request of any Shareholder participating in a Transfer governed by this Agreement, an escrow shall be set up to effect the Transfer of any certificates or funds. Costs of such escrow shall be borne by such Shareholder.

8.04 Successors and Assigns; Third Party Beneficiaries

       Except as otherwise provided herein, each party agrees that it will not assign, sell, transfer, delegate, or otherwise dispose of any right or obligation under this Agreement, whether voluntarily, involuntarily, by operation of law, or otherwise, except in accordance with the terms hereof, and except that upon a party’s death, the rights and obligations under this Agreement shall be assigned to such party’s estate without any further act. Any purported assignment, transfer, or delegation in violation of this Section 8.04 shall be null and void. Except as otherwise provided in this Agreement (including, without limitation, as contemplated by the last sentence of Section 2.03), the terms and conditions of this Agreement shall inure to the benefit of and be binding on the respective heirs, successors, devisees and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer on any party other than the parties to this Agreement or their respective heirs, successors, devisees and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as provided in this Agreement (including, without limitation, as contemplated by Section 4.09).

8.05 Governing Law

       This Agreement shall in all respects, including all matters of construction, validity, and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Oregon, without reference to any rules governing conflicts of laws.

8.06 Counterparts

       This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be delivered by facsimile.

8.07 Notices

       All notices, demands, requests or other communications that may be or are required to be given, served, transmitted or delivered by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, or transmitted by verified facsimile or internationally recognized air courier, addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by 10 days’ advance written notice to the other parties given in the foregoing manner. Each notice, demand, request or other communication that shall be hand delivered, telecopied or delivered in the manner described above shall be deemed sufficiently given, served, transmitted or delivered for all purposes at

20

such time as it is delivered to the addressee (with the delivery receipt or, with respect to a telecopy, the answer back being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.08 Expenses

       If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

8.09 Amendments and Waivers

       Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and all of the relevant Shareholders. Notwithstanding the foregoing, (i) Schedule A to this Agreement may be amended from time to time by (x) the Shareholders or the Company to reflect the actual holdings of the Shareholders of Shares without formally amending this Agreement or (y) a Joinder executed by a new Shareholder and the Company and delivered to all other Shareholders and (ii) Bolger and the Trust may amend or waive the observance of any term of this Agreement (either generally or in a particular instance and either retroactively or prospectively) with respect to themselves only with the written consent of the Company and without the need for a written consent of any other Shareholders.

       The failure of any party to insist on or to enforce strict performance by the other parties of any of the provisions of this Agreement or to exercise any right or remedy under this Agreement shall not be construed as a waiver or relinquishment to any extent of that party’s right to assert or rely on any provisions, rights or remedies in that or any other instance; rather, the provisions, rights and remedies shall remain in full force and effect.

       If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.10 Further Assurances

       Each party agrees from time to time to do and perform such other and future acts (including the taking of board and/or shareholder action) and execute and deliver any and all such other instruments as may be required by law or reasonably requested by the other parties to establish, maintain or protect the rights and remedies of the requesting party or to carry out and effect the intent and purpose of this Agreement.

8.11 Damages and Injunctive Relief

       It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law and in any case no bond or other security shall be required.

8.12 Entire Agreement

       This Agreement (including the schedules and exhibits hereto, which are incorporated herein by this reference) supersedes all prior or contemporaneous agreements, and all related understandings, written or oral, among the parties with regard to the subject matter of this Agreement and constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, arbitration, or other legal proceeding involving this Agreement.

21

8.13 Bolger Trust

       The parties understand and agree that promptly after the Effective Date Bolger may transfer his Shares received in the Merger to a Trust. In such event, the Trust may act in all respects for Bolger hereunder.

[REMAINDER OF PAGE IS INTENTIONALLY BLANK; SIGNATURE LINES ARE ON THE NEXT PAGE.]

22

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
COMPANY:	CASCADE BANCORP

By:___________________________________
Patricia L. Moss, its Chief Executive Officer

Address:	1100 NW Wall Street
P.O. Box 369
Bend, Oregon 97709
Attention:	Patricia L. Moss, Chief Executive Officer
Facsimile:	(541) 617-3149

With a copy (which shall not constitute notice) to:

Address:	Davis Wright Tremaine LLP
1300 SW Fifth Avenue
Suite 2300
Portland, Oregon 97201
Attention:	David C. Baca, Esq.
Facsimile:	(503) 778-5299

and

Address:	Karnopp Petersen LLP
1201 NW Wall St
Suite 300
Bend, Oregon 97701
Attention:	James E. Peterson, Esq.
Facsimile:	(541) 388-5410

[Signature page to Shareholders Agreement]

23

BOLGER:		DAVID F. BOLGER

________________________________
David F. Bolger

	Address:	c/o Bolger & Co., Inc.
79 Chestnut Street
Ridgewood, New Jersey 07450
	Attention:	David F. Bolger, President
	Facsimile:	(201) 670-9685

With a copy (which shall not constitute notice) to:

	Address:	Wells, Jaworski, Liebman & Paton LLP
12 Route 17 North
Paramus, New Jersey 07653
	Attention:	Thomas M. Wells, Esq.
	Facsimile:	(201) 587-8845

and

	Address:	Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
	Attention:	Mark J. Menting, Esq.
	Facsimile:	(212) 558-3588

[Signature page to Shareholders Agreement]

24

SHAREHOLDER:	TWO-FORTY ASSOCIATES, a Pennsylvania
Limited Partnership

By: The David F. Bolger Revocable Trust, its
General Partner

By: _________________________________
David F. Bolger, its Trustee

Address:	c/o Bolger & Co., Inc.
79 Chestnut Street
Ridgewood, New Jersey 07450
Attention:	David F. Bolger, President
Facsimile:	(201) 670-9685

With a copy (which shall not constitute notice) to:

Address:	Wells, Jaworski, Liebman & Patton LLP
12 Route 17 North
Paramus, New Jersey 07653
Attention:	Thomas M. Wells, Esq.
Facsimile:	(201) 587-8845

and

Address:	Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Mark J. Menting, Esq.
Facsimile:	(212) 558-3588

[Signature page to Shareholders Agreement]

25

SCHEDULE A

To the Shareholders Agreement of

Cascade Bancorp

LIST OF SHAREHOLDERS

Two-Forty Associates

26

EXHIBIT A

To the Shareholders Agreement of

Cascade Bancorp

JOINDER

       In consideration of the permitted Transfer (as defined in the Shareholders Agreement) to the undersigned of shares of common stock in the Company, the undersigned hereby consents and agrees to become a party to and be bound by the Shareholders Agreement (the “Shareholders Agreement”), dated as of the 27th day of December, 2005, as amended (receipt of a copy of which is hereby acknowledged), as fully as if the undersigned were one of its original parties, and all shares of common stock of the Company owned by the undersigned shall be held in accordance with and restricted by the terms of such Shareholders Agreement.

Dated: _________________________________________
Name of Shareholder:	______________________________________

Sign Name:	______________________________________

Print Name:	______________________________________

Address:	______________________________________
______________________________________
______________________________________
SSN/EIN:	______________________________________

Approved by the Company:

COMPANY:	CASCADE BANCORP
By:___________________________________
Name:
Title:
Dated:_________________________________

27

Appendix C

RBC Capital Markets Corporation
60 South Sixth Street
Minneapolis, MN 55402
_________________________________________________________________________________________________________________________________________________________

December 27, 2005

CONFIDENTIAL

The Board of Directors
Cascade Bancorp
1100 NW Wall Street
Bend, OR 97701

Members of the Board:

       You have requested our opinion as to the fairness, from a financial point of view, to Cascade Bancorp, an Oregon corporation (the “Company”), of the Merger Consideration (as defined below) to be paid pursuant to the terms of the proposed Agreement and Plan of Merger dated as of December 27, 2005 ( the “Agreement”), by and between the Company, Bank of the Cascades, an Oregon state-chartered bank (the “Bank”) and F&M Holding Company (the “Target”). Capitalized terms used herein shall have the meanings used in the Agreement, unless otherwise defined herein.

       Pursuant to the Agreement, the Target will merge (the “Merger”) with and into the Company in accordance with the Oregon Business Corporation Act and the Idaho Business Corporation Act. The aggregate consideration to be paid by the Company in the Merger (the “Merger Consideration”) for all of the Target common stock and options outstanding immediately before the Merger consists of: (i) 5,325,000 shares of Company common stock, (ii) an aggregate amount of $18,597,787 in cash and (iii) an additional conditional amount in cash not to exceed $3,902,213 in the aggregate plus interest thereon, as provided for in the Agreement. The Merger Consideration shall be paid to the holders of Target common stock and Target options based on terms specified in the Agreement. You have informed us that the transaction is intended, and we have assumed it, to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. The terms and conditions of the Merger are set forth more fully in the Agreement.

       RBC Capital Markets Corporation (“RBS”), a member company of RBC Financial Group, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We are acting as financial advisor to the Company in connection with the Merger, and we will receive a fee for our services. This fee (the “Transaction Fee”) is contingent upon the consummation of the Merger or a similar transaction involving the Company. We will also receive a fee for providing this opinion. The opinion fee is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, RBC acts as a market maker and broker in the publicly traded securities of the Company and receives customary compensation in connection therewith, and also actively trades securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In its capacity as a broker of publicly traded securities, RBC may, for its own account or for the accounts of its customers, hold a long or short position in the securities of the Company.

       In connection with our review of the Merger, and in arriving at our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) reviewed and analyzed the financial terms in the draft Agreement dated December 19, 2005; (ii) reviewed and

Cascade Bancorp
December 27, 2005

analyzed certain publicly available financial and other data with respect to the Company and the Seller and certain other historical operating data relating to the Company and the Seller made available to us from published sources and from the internal records of the Company and the Seller; (iii) conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company independently and as combined; (iv) received and reviewed financial forecasts prepared by the Seller’s management on the potential future performance of the Seller as a stand-alone entity; (v) reviewed publicly available materials with respect to the business and financial outlook of the Seller; (vi) reviewed the reported prices and trading activity for the Company common stock; (vii) compared the financial performance of the Seller and the Company and that of certain other publicly traded companies and their securities that we have deemed reasonably comparable; (viii) reviewed the financial terms, to the extent publicly available, of certain merger transactions that we have deemed reasonably comparable; and (ix) compared the relative contribution to certain balance sheet and income statement items of each company with their pro-forma ownership in the combined company. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

       With respect to the data and discussions relating to the business prospects and financial outlook of the Company and the Seller, upon advice and with the consent of the Company, we have assumed that such data have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and the Seller as to the future financial performance of the Company and the Seller, and that the Company and the Seller will perform substantially in accordance with such financial data and estimates. We express no opinion as to such financial data and estimates or the assumptions on which they were based.

       In rendering our opinion, with your consent we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and the Seller (including, without limitation, the financial statements and related notes thereto of the Company and the Seller, as well as other publicly available information with respect to the Company and the Seller), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities, contingent or other, of the Company or the Seller, and we have not been furnished with any such valuations or appraisals. We express no opinion regarding the liquidation value of any entity. In addition, we have (i) not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or the Seller, (ii) have not made an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Seller, (iii) nor have we reviewed the individual credit files relating to the Company or the Seller. We have assumed with your consent, that the respective allowances for loan losses will be adequate on a pro forma basis for the combined entity. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims. With respect to all legal matters relating to the Company and the Seller, we have relied on the advice of legal counsel to the Company.

       We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement, without amendments thereto and without waiver by any party of any conditions or obligations thereunder. We have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.

Cascade Bancorp
December 27, 2005

       Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we has been supplied as of the date hereof, and is without regard to any market economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. We are not expressing any opinion herein as to the prices at which the Company common stock has traded or will trade following the announcement or consummation of the Merger.

       This opinion is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger. This opinion shall not be published or otherwise used, nor shall any public references to us be made without our prior written approval, except as set forth in our engagement letter with you dated October 6, 2005.

       Our opinion addresses solely the fairness of the Merger Consideration to be paid in the Merger, from a financial point of view, by the Company to the shareholders of the Seller. We have not reviewed, nor does our opinion in any way address, other Merger terms or arrangements, including without limitation the financial or other terms of any employment or non-competition agreement with Seller management or any break-up or termination fee. Further, our opinion does not address, nor should it be construed to address, the relative merits of the underlying decision by the Company to engage in the Mereger compared to any alternative business strategies or transaction in which the Company might engage. Our opinion does not constitute a recommendation to any stockholder of the Company to take any action in connection with the Merger or otherwise.

       Based on our experience as investment bankers and subject to the foregoing, including the various assumption and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be paid in the Merger is fair, from a financial point of view, to the Company.

Very truly yours,

RBC CAPITAL MARKETS CORPORATION

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

CASCADE BANCORP

1. ELECTION OF DIRECTORS: (The Board of Directors recommends a vote “FOR” all nominees listed below)		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
NOMINEES:	01) Jerol E. Andres 02) Henry H. Hewitt 03) Judi Johansen 04) Clarence Jones 05) Thomas M. Wells				_________________________

2. APPROVAL OF THE ISSUANCE OF 5,325,000 SHARES OF COMMON STOCK OF CASCADE BANCORP IN CONNECTION WITH THE MERGER OF (I) F&M ACQUISITION CORPORATION WITH AND INTO F&M HOLDING COMPANY (“F&M”), WITH F&M BEING THE SURVIVING CORPORATION, (II) THE MERGER OF F&M WITH AND INTO CASCADE BANCORP, AND (III) THE MERGER OF FARMERS & MERCHANTS STATE BANK WITH AND INTO BANK OF THE CASCADES. (Directors recommend a vote “FOR” this proposal.)

					For ☐	Against ☐	Abstain ☐

3. APPROVAL TO INCREASE THE NUMBER OF SHARES OF CASCADE BANCORP COMMON STOCK RESERVED FOR ISSUANCE UNDER THE CASCADE BANCORP 2002 EQUITY INCENTIVE PLAN FROM 787,500 TO 1,587,500 SHARES. (Directors recommend a vote “FOR” this proposal.)

					For ☐	Against ☐	Abstain ☐

4. APPROVAL TO ADJOURN THE MEETING IF NECESSARY IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE THE ISSUANCE OF THE MERGER SHARES (Directors recommend a vote “FOR” this proposal.)

					For ☐	Against ☐	Abstain ☐
Please indicate if you plan to attend this meeting		Yes ☐	No ☐	Please indicate if you would like to keep your vote confidential under the current policy		Yes ☐	No ☐
Signature [PLEASE SIGN WITHIN THE BOX] Date				Signature (Joint Owners) Date